Exhibit (a)(1)(A)

COMMAND CENTER, INC.

OFFER TO PURCHASE FOR CASH
BY
COMMAND CENTER, INC.
OF UP TO 1,500,000 SHARES OF ITS COMMON STOCK
AT A PURCHASE PRICE OF $6.00 PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JULY 25, 2019, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”).

Command Center, Inc. (“Command Center,” the “Company,” “we,” “us,” or “our”) is offering to purchase for cash up to 1,500,000 shares of our common stock, par value $0.001 per share (the “Shares”), at a price of $6.00 per Share (the “Purchase Price”), net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”).

Upon the terms and subject to the conditions of the Offer, if up to 1,500,000 Shares are properly tendered and not properly withdrawn, we will buy all Shares properly tendered and not properly withdrawn. All Shares acquired in the Offer will be acquired at the Purchase Price. Only Shares properly tendered and not properly withdrawn, will be purchased. All of the Shares tendered may not be purchased if more than an aggregate of 1,500,000 Shares are properly tendered and not properly withdrawn, subject to the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase. Shares tendered but not purchased in the Offer will be returned to the tendering stockholders at our expense promptly after the Expiration Date.

On April 8, 2019, the Company, CCNI One, Inc., a Florida corporation and a wholly-owned subsidiary of the Company (“Merger Sub 1”), Command Florida, LLC, a Florida limited liability company and a wholly-owned subsidiary of the Company (“Merger Sub 2”), Hire Quest Holdings, LLC, a Florida limited liability company (“Hire Quest”), and, solely for purposes of Sections 5.20(c), 5.20(e) and 5.23 of the agreement, Richard Hermanns, as the representative of the members of Hire Quest, entered into a merger agreement (the “Merger Agreement”), providing for the acquisition of Hire Quest by the Company. The terms of the Merger Agreement provide that, (i) Merger Sub 1 will be merged with and into Hire Quest (the “First Merger”), with Hire Quest being the surviving entity (the “First Surviving Company”), and (ii) immediately following the First Merger, the First Surviving Company will be merged with and into Merger Sub 2 (the “Second Merger” and, together with the First Merger, the “Merger”), with Merger Sub 2 being the surviving entity (the “Surviving Company”). The Company currently has 4,629,331 Shares outstanding. If the Merger is completed, holders of Hire Quest’s membership interests will receive an aggregate of 9,837,328 Shares, representing approximately 68% of the Company’s outstanding Shares prior to the completion of the Offer (the “Merger Issuance”). It is anticipated that the Offer will close immediately following the closing of the Merger. Following completion of the Offer, and assuming the Offer is fully subscribed, the Company will have 12,966,659 Shares outstanding, in which case the percentage ownership of Shares held by the Hire Quest security holders will increase to approximately 76%.

As of June 25, 2019, we had 4,629,331 issued and outstanding Shares. Following the closing of the Merger, we will have 14,466,659 Shares issued and outstanding. If the Merger is consummated and the Offer is fully subscribed, the Offer will result in the repurchase by the Company of 1,500,000 Shares, which would represent approximately 10.4% of our issued and outstanding Shares.

The Offer is not subject to any minimum value of Shares being tendered. The Offer, however, is conditioned on the receipt of financing and subject to other conditions. See Section 7.

The Shares are listed on the NASDAQ Capital Market exchange (“Nasdaq”) and trade under the symbol “CCNI.” On April 8, 2019, prior to the announcement of the Merger after market close, the closing price of the Shares on Nasdaq was $3.92 per Share. On June 25, 2019, the last full trading day before we commenced the Offer, the closing price of the Shares on Nasdaq was $5.47 per Share. You should obtain current market quotations for the Shares before deciding whether to participate in the Offer.

If you have questions or need assistance, you should contact InvestorCom, LLC (“InvestorCom”), the information agent for the Offer (the “Information Agent”), at its address and telephone numbers set forth on the back cover of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other related materials, you should contact the Information Agent.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

Offer to Purchase dated June 26, 2019

IMPORTANT

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, OUR EXECUTIVE OFFICERS, THE INFORMATION AGENT OR CONTINENTAL STOCK TRANSFER & TRUST COMPANY, THE DEPOSITARY FOR THE OFFER (THE “DEPOSITARY”), MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFER, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE (INCLUDING THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN) AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER, IF ANY, OR OTHER FINANCIAL OR TAX ADVISOR.

Our directors and executive officers and their respective affiliates are entitled to participate in the Offer on the same basis as all other stockholders. We are not aware of any officers or directors that have determined to participate in the Offer at this time. Recipients of our Shares in the Merger have agreed or will agree not to participate in the Offer as a condition to the closing of the Merger.

Our stockholders will be diluted due to the Merger Issuance. However, assuming the Offer is fully subscribed, the percentage ownership of our outstanding Shares held by stockholders who have not tendered will increase as a result of the completion of the Offer, but such percentage ownership will be lower than the percentage ownership prior to the Merger Issuance. In addition, the percentage ownership of Shares held by the Hire Quest security holders will be 68% after the Merger Issuance and 76% assuming the Offer is fully subscribed.

Summary of Procedures for Tendering your Shares.

If you want to tender all or part of your Shares, you must do one of the following before the Expiration Date:

•	if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact your broker, dealer, commercial bank, trust company or other nominee and have such nominee tender your Shares for you;
•	if you hold Shares in your own name, complete and sign a Letter of Transmittal or a manually signed facsimile thereof, according to the instructions to the Letter of Transmittal, and deliver it, together with any required signature guarantees, certificates for your Shares and any other documents required by the Letter of Transmittal, to the Depositary;
•	if you are an institution participating in The Depositary Trust Company (“DTC”), and you hold your shares through DTC, tender your Shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase; or
•

if you are a holder of vested options to purchase Shares, subject to Company policies and practices, you may exercise your vested options to purchase Shares and tender such Shares in the Offer; however, we suggest that you exercise your vested options at least five business days prior to the date on which the Offer is initially scheduled to expire (which, unless the Offer is extended, will require you to exercise such options no later than 5:00 p.m., New York City time, on July 19, 2019) in order to provide you with sufficient time to validly tender such Shares in the Offer. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

If you want to tender your Shares but, to the extent applicable to you, (a) the certificates for your Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Date, (b) you cannot comply with the procedure for book-entry transfer by the Expiration Date or (c) your other required documents cannot be delivered to the Depositary by the Expiration Date, you may still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3 of this Offer to Purchase.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

TO PROPERLY TENDER SHARES, OTHER THAN SHARES REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE, YOU MUST COMPLETE AND SIGN THE RELATED LETTER OF TRANSMITTAL.

IN ANY JURISDICTION THE SECURITIES OR BLUE SKY LAWS OF WHICH REQUIRE THE TENDER OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE TENDER OFFER SHALL BE DEEMED TO BE MADE ON OUR BEHALF BY ONE OR MORE REGISTERED BROKERS OR DEALERS, WHICH ARE LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

SUBJECT TO APPLICABLE LAW (INCLUDING RULE 13E-4(D)(2) UNDER THE EXCHANGE ACT, WHICH REQUIRES THAT MATERIAL CHANGES IN THE TENDER OFFER BE PROMPTLY DISSEMINATED TO SECURITY HOLDERS IN A MANNER REASONABLY DESIGNED TO INFORM THEM OF SUCH CHANGES), DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE IS CORRECT AS OF ANY TIME AFTER THE DATE OF THIS OFFER TO PURCHASE OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE HEREIN OR IN OUR AFFAIRS SINCE THE DATE HEREOF.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE (INCLUDING THE INFORMATION INCORPORATED BY REFERENCE) OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US, THE INFORMATION AGENT OR THE DEPOSITARY.

Questions and requests for assistance may be directed to InvestorCom, the Information Agent for the Offer, at its telephone numbers and address set forth on the back cover of this Offer to Purchase. You may also request additional copies of this Offer to Purchase, the Letter of Transmittal, Notice of Guaranteed Delivery and other Offer documents from the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase.

Table of Contents

Summary Term Sheet	1
Cautionary Notice Regarding Forward-Looking Statements	11
Introduction	12
The Offer	14
1. Number of Shares; Priority of Purchase; Proration.	14
2. Purpose of the Offer; Certain Effects of the Offer.	16
3. Procedures for Tendering Shares.	21
4. Withdrawal Rights.	27
5. Purchase of Shares and Payment of Purchase Price.	28
6. Conditional Tender of Shares.	29
7. Conditions of the Offer.	29
8. Price Range of Shares; Dividends.	31
9. Source and Amount of Funds.	32
10. Certain Information Concerning the Company; Certain Financial Information.	32
11. Interests of Directors, Executive Officers and Affiliates; Recent Securities Transactions; Transactions and Arrangements Concerning the Shares.	35
12. Certain Legal Matters; Regulatory Approvals.	42
13. Material U.S. Federal Income Tax Consequences.	43
14. Effects of the Offer on the Market for Shares; Registration under the Exchange Act.	49
15. Extension of the Offer; Termination; Amendment.	50
16. Fees and Expenses; Information Agent; Depositary.	51
17. Miscellaneous.	51

i

Summary Term Sheet

We are providing this summary term sheet for your convenience. This summary highlights certain material information from this Offer to Purchase, but it does not describe the Offer to the same extent as it is described elsewhere in this Offer to Purchase. To understand the Offer fully and for a more complete description of the terms of the Offer, you should read carefully this entire Offer to Purchase, the Letter of Transmittal and the other documents that constitute part of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary.

Who is offering to purchase Shares?

The issuer of the Shares, Command Center, Inc., is offering to purchase your Shares. See Section 1.

How many Shares is Command Center offering to purchase?

We are offering to purchase, Shares properly tendered in the Offer and not properly withdrawn up to a maximum of 1,500,000 Shares. As of June 25, 2019, we had 4,629,331 issued and outstanding Shares. Following the closing of the Merger, we will have 14,466,659 Shares issued and outstanding. If the Offer is fully subscribed, the Offer will result in the repurchase by the Company of 1,500,000 Shares, which would represent approximately 10.4% of our issued and outstanding Shares.

We expressly reserve the right to purchase additional Shares in the Offer, subject to applicable law. The Offer is not conditioned on any minimum number of Shares being tendered but is subject to the receipt of financing and certain other conditions, including closing of the Merger. Although we do not currently intend to modify the number of Shares subject to the Offer and, in any event, prior to doing so would need to obtain the written consent of Hire Quest under the Merger Agreement, in accordance with the rules of the Securities and Exchange Commission (the “SEC”), we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Offer. See Sections 1, 7 and 11.

What will be the Purchase Price for the Shares and what will be the form of payment?

We are offering to purchase Shares at a price of $6.00 per Share. All of the Shares tendered may not be purchased if more than an aggregate of 1,500,000 Shares are properly tendered and not properly withdrawn, subject to the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase.

On the terms and subject to the conditions of the Offer (including the “odd lot” priority, proration and conditional tender provisions), as promptly as practicable following the Expiration Date, we will pay the Purchase Price in cash, less any applicable withholding taxes and without interest, to all stockholders who have properly tendered (and have not properly withdrawn) their Shares that have been accepted for payment. See Section 1.

Stockholders are urged to obtain current market quotations for the Shares before deciding whether to tender their Shares. See Section 8.

1

What is the purpose of the Offer?

On April 8, 2019, the Company, Merger Sub 1, Merger Sub 2, Hire Quest, and, solely for purposes of Sections 5.20(c), 5.20(e) and 5.23 of the Merger Agreement, Richard Hermanns, as the representative of the members of Hire Quest, entered into the Merger Agreement, providing for the acquisition of Hire Quest by the Company. The terms of the Merger Agreement provide that, (i) Merger Sub 1 will be merged with and into Hire Quest in the First Merger, with Hire Quest being the First Surviving Company, and (ii) immediately following the First Merger, the First Surviving Company will be merged with and into Merger Sub 2 in the Second Merger, with Merger Sub 2 being the Surviving Company. If the Merger is completed, holders of Hire Quest’s membership interests will receive an aggregate of 9,837,328 Shares in the Merger Issuance, representing approximately 68% of the Company’s outstanding Shares prior to the closing of the Offer. The Company currently has 4,629,331 Shares outstanding. It is anticipated that the Offer will close immediately following the closing of the Merger. Following completion of the Offer, and assuming the Offer is fully subscribed, the Company will have 12,966,659 Shares outstanding, in which case the percentage ownership of Shares held by the Hire Quest security holders will increase to approximately 76%. See Section 11.

In determining to proceed with the Offer, our management and our Board of Directors evaluated the Company’s operations, financial condition, capital needs, regulatory requirements, strategy and expectations for the future and believe that the Offer is a prudent use of our financial resources. The primary purpose of the Offer is to return cash to our stockholders by providing them with the opportunity to tender all or a portion of their Shares and, thereby, receive a return of some or all of their investment if they so elect. See Sections 2 and 11.

We believe the repurchase of Shares pursuant to the Offer will provide stockholders the opportunity to exit all or a part of their holdings, to the extent that they disagree with the Company’s strategic plan and rationale for the Merger or otherwise determine to sell their Shares, without the potential disruption to the Share price that can result from market sales. After the Offer is completed, we believe that our anticipated cash flow from operations, our access to credit and capital markets and our financial condition will be adequate for our needs. However, actual experience may differ significantly from our expectations. See “Cautionary Notice Regarding Forward Looking Statements.”

The Offer also provides certain stockholders with an efficient way to sell their Shares without incurring brokerage fees or commissions. Where Shares are tendered by the registered owner of those Shares directly to the Depositary, the sale of those Shares in the Offer will permit the seller to avoid the usual transaction costs associated with open market transactions. Stockholders holding Shares in a brokerage account or otherwise through brokers may be subject to transaction costs. Furthermore, the shareholders who own of record an aggregate of fewer than 100 Shares, which we refer to as “odd lot” holders, who tender their Shares directly to the Depositary and whose Shares are purchased in the Offer will avoid not only the payment of brokerage commissions but also any applicable odd lot discounts that might be payable on sales of their Shares in transactions on Nasdaq. See Sections 1 and 2.

If the Company completes the Offer, stockholders who choose not to tender will own, and stockholders who retain an equity interest in the Company as a result of a partial or conditional tender of Shares or proration may own, a greater percentage ownership of our outstanding Shares following the consummation of the Offer, however such percentage ownership will be lower than their percentage ownership prior to the Merger Issuance, as further described below. Following consummation of the Offer, stockholders retaining an equity interest in the Company may also face reduced trading liquidity. See Sections 2 and 11.

2

What is the accounting treatment of the Offer?

The accounting for our purchase of Shares in the Offer will result in a reduction of our stockholders’ equity in an amount equal to the aggregate purchase price of the Shares we purchase and a reduction in our cash and cash equivalents. See Section 2.

Following the Offer, will the Company continue as a public company?

Yes. The completion of the Offer in accordance with its terms and conditions will not cause the Company to stop being subject to the reporting requirements of the Exchange Act. In addition, it is a condition of our obligation to purchase Shares pursuant to the Offer that, as a result of the consummation of the Offer, there is not a reasonable likelihood that the Shares will be delisted from Nasdaq.

What will happen if I do not tender my Shares?

Our stockholders will be diluted due to the Merger Issuance. However, assuming the Offer is fully subscribed, the percentage ownership of our outstanding Shares held by stockholders who have not tendered will increase as a result of the completion of the Offer, but such percentage ownership will be lower than the percentage ownership prior to the Merger Issuance. In addition, the percentage ownership of Shares held by the Hire Quest security holders will be 68% after the Merger Issuance and 76% assuming the Offer is fully subscribed. See Section 2.

How will we pay for the Shares?

We plan to fund any purchase of Shares pursuant to the Offer, including the related fees and expenses, using funds borrowed by the Company, under a credit facility by and among the Company, Hire Quest, certain of their respective subsidiaries and Branch Banking & Trust Company (“BB&T Bank”) (the “Credit Facility”), which is anticipated to close immediately following the closing of the Merger. The Company intends to use the proceeds from the Credit Facility and cash on hand to fund the Purchase Price.

The maximum value of Shares purchased in the Offer will be $9 million. Assuming the Offer is fully subscribed, we expect the aggregate Purchase Price for the Shares, together with related fees and expenses, to be approximately $9.2 million. The Offer is conditioned upon, among other things, the closing of the Credit Facility (the “Financing Condition”), meaning that if the Financing Condition does not occur we will not be required to close the Offer. The Offer will remain open for at least five business days after the Credit Facility is finalized and the funds are accessible. See Sections 7 and 9.

How long do I have to tender my Shares?

You may tender your Shares until the Expiration Date. The Offer will expire on July 25, 2019 at 12:00 midnight, New York City time, unless we extend the Offer. It is intended that Company will enter into the Credit Facility in conjunction with the closing of the Merger, and the Offer will remain open for at least five business days after the Credit Facility is finalized and the funds are accessible. We may choose to extend the Offer, in our sole discretion, at any time on or prior to 9:00 A.M., New York City time, on the business day immediately following the previously scheduled Expiration Date. If we extend the Offer, we will delay the acceptance of any Shares that have been tendered. We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long. See Sections 1, 3 and 15.

If we extend the Offer, you may withdraw your Shares until the previously scheduled Expiration Date, as extended. In the event of an extension, the term “Expiration Date” will refer to the latest time and date at which the Offer, as extended by us, will expire. See Section 4.

3

If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely that they have an earlier deadline for accepting the Offer. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee holding your Shares to find out their deadline. See Section 3.

Can the Offer be amended or terminated and, if so, under what circumstances?

Yes. We may amend the Offer in our sole discretion, subject to applicable law. See Section 15.

We can also terminate the Offer under certain circumstances. See Sections 7 and 15.

How will I be notified if the Offer is extended or amended?

If the Offer is extended, we will make a public announcement of the extension no later than 9:00 A.M., New York City time, on the first business day after the previously scheduled Expiration Date. If we extend the Offer, you may withdraw your Shares until the previously scheduled Expiration Date, as extended. In the event of an extension, the term “Expiration Date” will refer to the latest time and date at which the Offer, as extended by us, will expire. We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 15.

Are there any conditions to the Offer?

Yes. Our obligation to accept for payment and pay for tendered Shares depends upon our satisfaction or waiver of the following conditions, on or prior to the Expiration Date:

•	the Financing Condition shall have been satisfied prior to the Expiration Date;
•	the Merger shall have closed prior to the Expiration Date;
•	no legal action, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been instituted, threatened in writing, pending or taken that challenges or affects the Offer or could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects or otherwise materially impair the contemplated future conduct of our business or our ability to purchase some or all of the Shares in the Offer;
•	the Offer shall not cause us to violate or fail to be in compliance with any applicable law;
•	no statute, rule or regulation shall have been instituted or adopted that affects or could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects or otherwise materially impair the contemplated future conduct of our business or our ability to purchase some or all of the Shares in the Offer;
4

•	no changes in the general political, market, economic or financial conditions in the United States or abroad that could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, or otherwise materially impair the contemplated future conduct of our business, shall have occurred;
•

no commencement of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, shall have occurred directly or indirectly involving the United States on or after June 25, 2019, nor any material escalation, on or after June 25, 2019, of any war or armed hostilities that had commenced prior to June 25, 2019 that could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, or otherwise materially impair the contemplated future conduct of our business, shall have occurred;

•	no person shall have commenced, proposed, announced, made or have publicly disclosed a tender or exchange offer (other than the Offer), merger, amalgamation, acquisition, business combination or other similar transaction involving us or any of our subsidiaries nor shall we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, amalgamation, acquisition, business combination or other similar transaction, other than in the ordinary course of business or pursuant to the Merger Agreement;
•	no person, entity or group shall have filed a Notification and Report Form for Certain Mergers and Acquisitions under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “Hart-Scott-Rodino Act”), reflecting an intent to acquire us or any Shares, or made a public announcement reflecting intent to take any such action;
•	no material adverse change in our and our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, in our reasonable judgment, shall have occurred; and
•	no determination shall have been made by us that the consummation of the Offer and the purchase of the Shares would have a reasonable likelihood of resulting in the Shares being delisted from Nasdaq.

Any determination by us concerning the events described above will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. For a more detailed discussion of these and other conditions to the Offer, please see Section 7.

How will the Offer affect the number of Shares outstanding and the number of record holders?

As of June 25, 2019, we had 4,629,331 issued and outstanding Shares. Following the closing of the Merger, we will have 14,466,659 Shares issued and outstanding. If the Merger is consummated and the Offer is fully subscribed, the Offer will result in the repurchase by the Company of 1,500,000 Shares, which would represent approximately 10.4% of our issued and outstanding Shares. Following completion of the Offer, and assuming the Offer is fully subscribed, the Company will have 12,966,659 Shares outstanding.

5

If the Merger is consummated and the Offer is fully subscribed, the Offer will result in the repurchase by the Company of 1,500,000 Shares, which would represent approximately 10.4% of our issued and outstanding Shares. If any of our stockholders who:

•	hold Shares in their own name as holders of record, or
•	are “registered holders” as participants in DTC’s system whose names appear on a security position listing,

tender their Shares in full and that tender is accepted in full, the number of our record holders would be reduced. See Section 2.

Stockholders who do not have their Shares purchased in the Offer will realize a proportionate increase in their relative ownership interest in the Company. See Sections 2 and 11.

How do I tender my Shares?

•	if you hold your Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you must contact your broker, dealer, commercial bank, trust company or other nominee if you wish to tender your Shares (stockholders should note that if a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely that they have an earlier deadline for accepting the Offer and hence we urge you to contact the broker, dealer, commercial bank, trust company or other nominee holding your Shares to find out their deadline);
•

if you hold your Shares in your own name as a holder of record and decide to tender your Shares, you must complete and sign a Letter of Transmittal, or a manually signed facsimile thereof, according to the instructions to the Letter of Transmittal, and deliver it, together with any required signature guarantees, certificates for your Shares and any other documents required by the Letter of Transmittal, to the Depositary before 12:00 midnight, New York City time, on July 25, 2019, or such later time and date to which we may extend the Offer;

•	if you are an institution participating in DTC, you must tender your Shares according to the procedure for book-entry transfer described in Section 3; or
•

if you are a holder of vested options to purchase Shares, subject to Company policies and practices, you may exercise your vested options to purchase Shares and tender such Shares in the Offer; however, we suggest that you exercise your vested options at least five business days prior to the date on which the Offer is initially scheduled to expire (which, unless the Offer is extended, will require you to exercise such options no later than 5:00 p.m., New York City time, on July 19, 2019) in order to provide you with sufficient time to validly tender such Shares in the Offer. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

6

If you want to tender your Shares, but:

•	the certificates for your Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Date;
•	you cannot comply with the procedure for book-entry transfer by the Expiration Date; or
•	your other required documents cannot be delivered to the Depositary by the Expiration Date,

you can still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3.

We are not aware of any state where the making of the Offer is not in compliance with applicable law. If we become aware of any state where the making of the Offer is not in compliance with the laws of such state, we will make a good faith effort to comply with the applicable state law. If, after good faith effort, we cannot comply with the applicable state law, we will not make the Offer to the holders of Shares residing in that state where we are prohibited from making the Offer by administrative or judicial action pursuant to such state law. In any state where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of such state.

You may contact the Information Agent or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent is on the back cover page of this Offer to Purchase. See Section 3 and the instructions to the Letter of Transmittal.

May I tender only a portion of the Shares that I hold?

Yes. You do not have to tender all or any minimum amount of the Shares that you own to participate in the Offer.

How do I withdraw Shares previously tendered?

You must deliver on a timely basis a written notice of your withdrawal to the Depositary at the address appearing on the back cover page of this Offer to Purchase. Your written notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of such Shares. If you have used more than one Letter of Transmittal or have otherwise tendered Shares in more than one group of Shares, you may withdraw Shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the required information is included. Some additional requirements apply if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If you have tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the nominee to arrange for the withdrawal of your Shares. See Section 4.

Until what time can I withdraw previously tendered Shares?

You may withdraw your tendered Shares at any time before 12:00 midnight, New York City time, on July 25, 2019, or such later time and date to which we may extend the Offer. In addition, unless we have already accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after 12:00 midnight, New York City time, on August 22, 2019. See Section 4.

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What happens if the number of Shares tendered in the Offer would result in an aggregate of more than 1,500,000 Shares?

Upon the terms and subject to the conditions of the Offer, if the number of Shares properly tendered and not properly withdrawn prior to the Expiration Date would result in an aggregate of more than 1,500,000 Shares, we will purchase Shares in the following order of priority:

•	first, we will purchase all odd lots of less than 100 Shares from stockholders who properly tender all of their Shares and who do not properly withdraw them before the Expiration Date (tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holder will not qualify for this preference);
•	second, after purchasing all the odd lots that were properly tendered and not properly withdrawn, we will purchase Shares from all other stockholders who properly tender Shares and who do not properly withdraw them before the Expiration Date (except for stockholders who tendered Shares conditionally for which the condition was not satisfied), on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, until we have purchased an aggregate of 1,500,000 Shares (or such greater amount as we may elect to purchase, subject to applicable law and the Merger Agreement); and
•	third, only if necessary to permit us to purchase an aggregate of 1,500,000 Shares (or such greater amount as we may elect to purchase, subject to applicable law and the Merger Agreement), we will purchase Shares from stockholders who have properly tendered Shares conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have properly tendered all of their Shares and not properly withdrawn them before the Expiration Date.

 Therefore, we may not purchase all of the Shares that you properly tender. See Sections 1 and 6.

If I own fewer than 100 Shares and I tender all of my Shares, will I be subject to proration?

If you own, beneficially or of record, fewer than 100 Shares in the aggregate, you properly tender all of these Shares and do not properly withdraw them before the Expiration Date, and you complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, we will purchase all of your Shares without subjecting them to the proration procedure. See Section 1.

Has the Company or its Board of Directors adopted a position on the Offer?

Our Board of Directors has authorized us to make the Offer. However, none of the Company, the members of our Board of Directors, our executive officers, the Information Agent, the Depositary or Hire Quest makes any recommendation to you as to whether to tender or refrain from tendering your Shares. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender. Prior to making any decision with respect to the Offer, you should read carefully the information in this Offer to Purchase and the Letter of Transmittal, including our reasons for making the Offer. See Section 2.

Our directors and executive officers and their respective affiliates are entitled to participate in the Offer on the same basis as all other stockholders. We are not aware of any officers or directors that have determined to participate in the Offer at this time. Recipients of our Shares in the Merger have agreed or will agree not to participate in the Offer as a condition to the closing of the Merger.

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Does the Company intend to repurchase any Shares other than pursuant to the Offer during or after the Offer?

Rule 13e-4(f) under the Exchange Act prohibits us from purchasing any Shares, other than in the Offer, until at least ten business days have elapsed after the Expiration Date. Beginning ten business days after the Expiration Date of the tender offer, we may make additional Share repurchases from time to time. Whether we make additional repurchases will depend on many factors, including, without limitation, the number of Shares, if any, that we purchase in this Offer, our business, financial performance and situation, the business and market conditions at the time, including the price of the Shares, and such other factors as we may consider relevant. See Section 2.

When and how will the Company pay for the Shares I tender that are accepted for payment?

We will pay the Purchase Price, net to the seller in cash, less any applicable withholding taxes and without interest, for the Shares we purchase promptly after the Expiration Date and the acceptance of the Shares for payment. We will announce the preliminary results of the Offer, including the preliminary information about any expected proration, on the business day following the Expiration Date. We do not expect, however, to announce the final results of any proration and begin paying for tendered Shares until approximately four business days after the Expiration Date, assuming that Shares are tendered by use of the procedures for guaranteed delivery. We will pay for the Shares accepted for payment by depositing the aggregate purchase price with the Depositary after the Expiration Date. The Depositary will act as your agent and will transmit to you the payment for all of your Shares accepted for payment or the Depositary will pay DTC for your Shares if they are held by a broker and DTC will allocate funds appropriately to your broker for payment of tendered Shares. See Section 5.

If I am a holder of vested stock options, how do I participate in the Offer?

We will not purchase unexercised options. If you hold vested but unexercised options, you may choose to exercise such options in accordance with the terms of the applicable stock option plan or plans and tender the Shares received upon such exercise in accordance with the Offer. Please keep in mind that an election to exercise your stock options is irrevocable, which means that if the Shares resulting from your exercise are not purchased in the Offer for any reason, you will continue to hold such Shares and you will not be given an opportunity to unwind your exercise.

If you wish to sell Shares issuable pursuant to unexercised options, you must:

(1)	exercise your vested options by submitting a written exercise notice to the Company’s stock administrator (and pay the applicable exercise price(s) to the Company and, if you are exercising a vested nonstatutory stock option, you must also pay any taxes that must be withheld as a result of the exercise); we recommend doing so no later than 5:00 p.m., New York City time, on July 19, 2019; and
(2)	submit your election to participate in the Offer prior to its expiration.

If you want to elect to sell Shares in the Offer that were issuable upon exercise of a stock option and for any reason (a) you fail to properly or timely complete and submit your option exercise notice, and/or (b) you fail to pay the applicable exercise price for any option you are exercising (including any necessary tax amounts), then you will not be eligible to sell Shares subject to such option in the Offer.

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In addition, holders of vested but unexercised options should evaluate the Offer carefully to determine if participation would be advantageous to them, based on their stock option exercise prices, the date of their stock option grants and the years left to exercise their options, the tax consequences of choosing to exercise any options, and the provisions for pro rata purchases by the Company. We strongly encourage holders of vested stock options to discuss the Offer with their tax advisor, broker and/or financial advisor. Holders of unvested stock options, unvested stock awards or other restricted equity interests may not tender Shares represented by such interests.

What is the recent market price for the Shares?

On April 8, 2019, prior to the announcement of the Merger after market close, the closing price of the Shares on Nasdaq was $3.92 per Share. On June 25, 2019, the last full trading day before we commenced the Offer, the last reported sale price of the Shares on Nasdaq was $5.47 per Share. You are urged to obtain current market quotations for the Shares before deciding whether to tender your Shares. See Section 8.

Will I have to pay brokerage fees and commissions if I tender my Shares?

If you are a holder of record of your Shares and you tender your Shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker or other nominee tenders Shares on your behalf, your broker or other nominee may charge you a fee for doing so. We urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See Section 16.

What are the United States federal income tax consequences if I tender my Shares?

The U.S. federal income tax consequences to a Holder (as defined below in Section 13) of a sale of Shares for cash pursuant to the Offer (a “Sale”) may vary depending upon such Holder’s particular facts and circumstances. In general, if a Sale by a U.S. Holder (as defined below in Section 13) is treated as a “sale or exchange” for U.S. federal income tax purposes, such U.S. Holder recognizes gain or loss in an amount equal to the difference, if any, between the amount of cash such U.S. Holder receives and such U.S. Holder’s adjusted tax basis in the sold Shares. Alternatively, if a U.S. Holder’s Sale is treated as a distribution, such U.S. Holder may be treated as receiving a taxable dividend equal to all or some portion of the amount of cash received by such U.S. Holder. Subject to certain exceptions, a Sale by a Non-U.S. Holder (as defined below in Section 13) generally is not subject to U.S. federal income tax if the Sale is treated as a “sale or exchange.” However, if a Non-U.S. Holder’s Sale is treated as a distribution, such Non-U.S. Holder may be subject to U.S. federal withholding tax at a rate of 30 percent (or such lower rate as may be specified in an applicable income tax treaty) on all or some portion of the amount of cash received by such Non-U.S. Holder.

For a more complete description of the material U.S. federal income tax consequences of a Holder’s Sale, including the tests for determining whether a Holder’s Sale is treated as a “sale or exchange” or a distribution for U.S. federal income tax purposes, see Section 13.

Will I have to pay stock transfer tax if I tender my Shares?

If you instruct the Depositary in the Letter of Transmittal to make the payment for the Shares to you as the registered holder, you will not incur any domestic stock transfer tax. See Section 5.

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If payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered book-entry accounts are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted.

Does the potential reincorporation of the Company from a Washington corporation to a Delaware corporation impact the Offer?

No. While if consummated the Offer will occur after the closing of the Merger and potentially the reincorporation of the Company from Washington to Delaware, the reincorporation will not impact the Company’s obligations under the Offer.

Whom do I contact if I have questions about the Offer?

For additional information or assistance, you may contact InvestorCom, the Information Agent for the Offer, at the telephone numbers and address set forth on the back cover of this Offer to Purchase. You may also request additional copies of the Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at its telephone numbers and address set forth on the back cover of this Offer to Purchase.

Cautionary Notice Regarding Forward-Looking Statements

Certain statements included or incorporated by reference in this Offer to Purchase are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting the Company and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.

Potential risks and uncertainties that could cause the actual results of operations or financial condition of the Company to differ materially from those expressed or implied by forward-looking statements in this Offer to Purchase include, but are not limited to, the possibility that anticipated benefits from the Merger will not be realized, or will not be realized within the expected time period, the risk that the Company and Hire Quest businesses will not be integrated successfully and disruption from the Merger making it more difficult to maintain business and operational relationships; global economic fluctuations; the Company’s ability to successfully achieve its strategic initiatives; risks related to fluctuations in the Company's operating results from quarter to quarter; the ability of clients to terminate their relationship with the Company at any time and the impact of any loss of a significant client; competition in the Company's markets; the negative cash flows and operating losses that may recur in the future; risks associated with the Company's investment strategy; risks related to international operations, including foreign currency fluctuations; the Company's dependence on key management personnel; the Company's ability to attract and retain highly skilled professionals; the Company's ability to collect accounts receivable; the Company’s ability to maintain costs at an acceptable level; the Company's heavy reliance on information systems and the impact of potentially losing or failing to develop technology; risks related to providing uninterrupted service to clients; the Company's exposure to employment-related claims from clients, employers and regulatory authorities, current and former employees in connection with the Company’s business reorganization initiatives and limits on related insurance coverage; the Company’s ability to utilize net operating loss carry-forwards; volatility of the Company's stock price; the impact of government regulations; restrictions imposed by blocking arrangements; risks related to potential acquisitions or dispositions of businesses by the Company; reduction in our cash and cash equivalents as a result of the Offer; and our decreased “public float” (the number of Shares owned by non-affiliate stockholders and available for trading in the securities markets) as a result of the Offer and other share repurchases.

More information on potential factors that could affect the Company’s financial results is included from time to time in the Company’s public reports filed with the SEC, including the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Definitive Proxy Statement on Schedule 14A. All forward-looking statements included or incorporated by reference in this Offer to Purchase are based upon information available to the Company as of the date of this Offer to Purchase, and speak only as of the date hereof. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of this Offer to Purchase.

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Introduction

To the Holders of our Shares:

The Company offers to purchase an aggregate of up to 1,500,000 Shares pursuant to tenders at a price of $6.00 per Share. Our Offer is being made upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal which, as amended or supplemented from time to time, together constitute the Offer.

Only Shares properly tendered and not properly withdrawn will be eligible for purchase in the Offer. All of the Shares tendered may not be purchased if more than an aggregate of 1,500,000 Shares are properly tendered and not properly withdrawn, subject to the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase. We will return any Shares that we do not purchase, including Shares not purchased because of proration or conditional tenders, promptly following the Expiration Date. See Section 3.

The Offer is not conditioned on any minimum value of Shares being tendered. The Offer, however, is conditioned on the receipt of financing and subject to other conditions. Our obligation to accept and pay for Shares properly tendered and not properly withdrawn pursuant to the Offer is conditioned upon satisfaction or waiver of these conditions. See Section 7.

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, OUR EXECUTIVE OFFICERS, THE INFORMATION AGENT, THE DEPOSITARY OR HIRE QUEST MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFER, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE (INCLUDING THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN) AND IN THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER, IF ANY, OR OTHER FINANCIAL OR TAX ADVISOR.

Our directors and executive officers and their respective affiliates are entitled to participate in the Offer on the same basis as all other stockholders. We are not aware of any officers or directors that have determined to participate in the Offer at this time. Recipients of our Shares in the Merger have agreed or will agree not to participate in the Offer as a condition to the closing of the Merger.

Our stockholders will be diluted due to the Merger Issuance. However, assuming the Offer is fully subscribed, the percentage ownership of our outstanding Shares held by stockholders who have not tendered will increase as a result of the completion of the Offer, but such percentage ownership will be lower than the percentage ownership prior to the Merger Issuance. In addition, the percentage ownership of Shares held by the Hire Quest security holders will be 68% after the Merger Issuance and 76% assuming the Offer is fully subscribed. See Sections 2 and 11.

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If more than 1,500,000 Shares (or such greater amount as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, we will purchase Shares in the order of priority set forth under “The Offer—Priority of Purchases.” Therefore, we may not purchase all of the Shares that you properly tender.

The Purchase Price will be paid net to the seller in cash, less any applicable withholding taxes and without interest, for all Shares purchased. Tendering stockholders who hold Shares registered in their own name and who tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or stock transfer taxes on the purchase of Shares by us in the Offer. Stockholders holding Shares in a brokerage account or otherwise through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult their brokers or such other nominees to determine whether transaction costs may apply if stockholders tender Shares through such brokers or other nominees and not directly to the Depositary.

Also, any tendering stockholder or other payee who fails to complete, sign and return to the Depositary or other paying agent the Internal Revenue Service (“IRS”) Form W-9 included with the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to United States federal income tax backup withholding (at a rate of 24% of the gross proceeds), unless such holder establishes that such holder is within the class of persons that is exempt from backup withholding, such as corporations and Non-U.S. Holders (as defined below in Section 13). For a Non-U.S. Holder to avoid backup withholding, the Non-U.S. Holder must submit a statement (generally, an applicable IRS Form W-8), signed under penalties of perjury and attesting to that holder’s exempt status, or other acceptable certification. Any amounts withheld under the backup withholding rules are not an additional tax and will be allowed as a credit against a U.S. Holder or Non-U.S. Holder’s U.S. federal income tax liability and may entitle such a Holder to a refund, provided that certain required information is timely furnished to the IRS. See Section 3 for more detail regarding backup withholding. Also see Section 13 regarding material U.S. federal income tax consequences of the Offer.

We will pay all fees and expenses incurred in connection with the Offer by InvestorCom, the Information Agent for the Offer, and by Continental Stock Transfer & Trust Company, the Depositary for the Offer. See Section 16.

As of June 25, 2019, we had 4,629,331 issued and outstanding Shares. Following the closing of the Merger, we will have 14,466,659 Shares issued and outstanding. If the Merger is consummated and the Offer is fully subscribed, the Offer will result in the repurchase by the Company of 1,500,000 Shares, which would represent approximately 10.4% of our issued and outstanding Shares.

If any of our stockholders who hold Shares in their own name as holders of record or who are “registered holders” as participants in DTC’s system whose names appear on a security position listing tender their Shares in full and that tender is accepted in full, the number of our record holders would be reduced.

The Shares are listed on Nasdaq and trade under the symbol “CCNI.” On April 8, 2019, prior to the announcement of the Merger after market close, the closing price of the Shares on Nasdaq was $3.92 per Share. On June 25, 2019, the last full trading day before we commenced the Offer, the closing price of the Shares on Nasdaq was $5.47 per Share. You are urged to obtain current market quotations for the Shares before deciding whether to tender your Shares. See Section 8.

This Offer to Purchase and the Letter of Transmittal contain important information that you should read carefully before you make any decision regarding the Offer.

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The Offer

1.	Number of Shares; Priority of Purchase; Proration.

Upon the terms and subject to the conditions of the Offer, we will purchase Shares that are properly tendered and not properly withdrawn (in accordance with Section 4) before the Expiration Date, up to an aggregate of 1,500,000 Shares, pursuant to tenders at a price of $6.00 per Share, net to the seller in cash, less any applicable withholding taxes and without interest. If less than 1,500,000 Shares are properly tendered and not properly withdrawn, we will buy all Shares properly tendered and not properly withdrawn.

The term “Expiration Date” means 12:00 midnight, New York City time, on July 25, 2019. We may, in our sole discretion, extend the period of time during which the Offer will remain open. In the event of an extension, the term “Expiration Date” will refer to the latest time and date at which the Offer, as extended by us, will expire. See Section 15 for a description of our right to extend, delay, terminate or amend the Offer. During any such extension, all Shares previously tendered and not validly withdrawn will remain subject to the Offer and to the right of a tendering stockholder to withdraw any such stockholder’s Shares.

If the Offer is over-subscribed as described below, Shares properly tendered and not properly withdrawn will be subject to proration, except for odd lots. Except as described herein, the withdrawal rights expire at the Expiration Date.

We do not currently intend to modify the number of Shares subject to the Offer and, in any event, prior to doing so would need to obtain the written consent of Hire Quest under the Merger Agreement. If we (i) increase the number of shares being sought in the Offer by more than 2% of our outstanding Shares, (ii) decrease number of shares being sought in the Offer or (iii) increase or decrease the Purchase Price, then the Offer must remain open for at least 10 business days following the date that notice of the increase, decrease or change is first published, sent or given in the manner specified in Section 15.

Only Shares properly tendered and not properly withdrawn will be eligible for purchase in the Offer. All of the Shares tendered may not be purchased if more than an aggregate of 1,500,000 Shares are properly tendered and not properly withdrawn, subject to the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase. All Shares tendered and not purchased in the Offer, including Shares not purchased because of proration or conditional tenders, will be returned to the tendering stockholders at our expense promptly following the Expiration Date.

THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM VALUE OF SHARES BEING TENDERED. THE OFFER, HOWEVER, IS CONDITIONED UPON RECEIPT OF FINANCING AND SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

 Priority of Purchases. If more than 1,500,000 Shares (or such greater amount as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, we will purchase Shares in the following order of priority:

•	first, we will purchase all odd lots of less than 100 Shares from stockholders who properly tender all of their Shares and who do not properly withdraw them before the Expiration Date (tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holder will not qualify for this preference);
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•	second, after purchasing all the odd lots that were properly tendered and not properly withdrawn, we will purchase Shares from all stockholders who properly tender Shares and who do not properly withdraw them before the Expiration Date (except for stockholders who tendered Shares conditionally for which the condition was not satisfied), on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, until we have purchased 1,500,000 Shares (or such greater amount as we may elect to purchase, subject to applicable law and the Merger Agreement); and
•	third, only if necessary to permit us to purchase 1,500,000 Shares (or such greater amount as we may elect to purchase, subject to applicable law and the Merger Agreement), we will purchase Shares from stockholders who have properly tendered Shares conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have properly tendered all of their Shares and not properly withdrawn them before the Expiration Date.

Therefore, we may not purchase all of the Shares that you properly tender. As we noted above, we may elect to purchase more than an aggregate of 1,500,000 Shares in the Offer, subject to applicable law and the Merger Agreement. If we do so, the preceding provisions will apply to the greater number of Shares as we may elect.

Odd Lots. The term “odd lots” means all Shares tendered by any person (an “Odd Lot Holder”) who owned beneficially or of record an aggregate of fewer than 100 Shares and so certifies in the appropriate place on the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery. Odd lots will be accepted for payment before any proration of the purchase of other tendered Shares. This priority is not available to partial tenders or to beneficial or record holders of 100 or more Shares in the aggregate, even if these holders have separate accounts or certificates representing fewer than 100 Shares. To qualify for this priority, an Odd Lot Holder must tender all Shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. By tendering in the Offer, an Odd Lot Holder who holds Shares in its name and tenders its Shares directly to the Depositary would also avoid any applicable Odd Lot discounts in a sale of the holder’s Shares. Any Odd Lot Holder wishing to tender all of its Shares pursuant to the Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

Proration. If proration of tendered Shares is required, we will determine the preliminary proration factor promptly following the Expiration Date. Subject to adjustment to avoid the purchase of fractional Shares and subject to the provisions governing conditional tenders described in Section 6, proration for each stockholder tendering Shares (excluding Odd Lot Holders) will be based on the ratio of the number of Shares properly tendered and not properly withdrawn by the stockholder to the total number of Shares properly tendered and not properly withdrawn by all stockholders (excluding Odd Lot Holders). Because of the difficulty in determining the number of Shares properly tendered and not properly withdrawn, and because of the conditional tender procedure described in Section 6, we do not expect that we will be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until approximately four business days after the Expiration Date, assuming that Shares are tendered by use of the procedures for guaranteed delivery. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. After the Expiration Date, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

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As described in Section 13, the number of Shares that we will purchase from a stockholder pursuant to the Offer may affect the United States federal income tax consequences to the stockholder of the purchase and, therefore, may be relevant to a stockholder’s decision whether or not to tender Shares. The Letter of Transmittal affords each stockholder who tenders Shares registered in such stockholder’s name directly to the Depositary the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of Shares being purchased. See Section 6.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies or other nominee stockholders and similar persons whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares. Additional copies of this Offer to Purchase, the related Letter of Transmittal and other documents may be requested from the Information Agent at the Company’s expense at the address and telephone numbers set forth on the back cover of this Offer to Purchase.

2.	Purpose of the Offer; Certain Effects of the Offer.

Purpose of the Offer.

On April 8, 2019, the Company, Merger Sub 1, Merger Sub 2, Hire Quest, and, solely for purposes of Sections 5.20(c), 5.20(e) and 5.23 of the Merger Agreement, Richard Hermanns, as the representative of the members of Hire Quest, entered into the Merger Agreement, providing for the acquisition of Hire Quest by the Company. The terms of the Merger Agreement provide that, (i) Merger Sub 1 will be merged with and into Hire Quest in the First Merger, with Hire Quest being the First Surviving Company, and (ii) immediately following the First Merger, the First Surviving Company will be merged with and into Merger Sub 2 in the Second Merger, with Merger Sub 2 being the Surviving Company. If the Merger is completed, holders of Hire Quest’s membership interests will receive an aggregate of 9,837,328 Shares in the Merger Issuance, representing approximately 68% of the Company’s outstanding Shares prior to the closing of the Offer. The Company currently has 4,629,331 Shares outstanding. It is anticipated that the Offer will close immediately following the closing of the Merger. Following completion of the Offer, and assuming the Offer is fully subscribed, the Company will have 12,966,659 Shares outstanding, in which case the percentage ownership of Shares held by the Hire Quest security holders will increase to approximately 76%. See Section 11.

If the Merger is completed, four of our directors will resign from the Board of Directors, and the Company is obligated to appoint four directors selected by Hire Quest to the Company’s Board of Directors to replace them. Three of the Company’s current directors will remain on the Board of Directors following the closing of the Merger (the “Company Directors”). All of our directors have submitted conditional resignations, subject to completing the Merger. It has not been determined at this time which four directors’ resignations will be accepted and which three will remain on the Board of Directors following the effective time of the Merger. The Merger Agreement provides that, of the Company Directors, one will remain on the Board until the 2022 annual meeting of shareholders, the second will remain on the Board until the 2021 annual meeting of shareholders, and the third will remain on the Board until the 2020 annual meeting of shareholders. However, if the Merger is not consummated, each of the directors elected by the Company’s shareholders at the 2019 annual meeting of shareholders shall be elected to serve until the 2020 annual meeting of shareholders and until his successor is duly elected and qualified.

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Pursuant to the terms of the Merger Agreement, the Company has called its annual shareholder meeting, to be held on July 10, 2019, to seek approval of, among other things, (i) the amendment of the Company’s articles of incorporation to increase the authorized shares of Company’s common stock and to change the name of the Company to “HireQuest, Inc.”, (ii) the issuance of shares of common stock pursuant to the Merger Agreement and the related change of control of the Company pursuant to Nasdaq listing rules, and (iii) the conversion of the Company from a Washington corporation to a Delaware corporation. The shareholder approvals in (i) and (ii) are collectively referred to as the “Required Approvals.” If the Company does not receive the Required Approvals, the Merger will not be completed.

In determining to proceed with the Offer, our management and our Board of Directors evaluated the Company’s operations, financial condition, capital needs, regulatory requirements, strategy and expectations for the future and believe that the Offer is a prudent use of our financial resources. The primary purpose of the Offer is to return cash to our stockholders by providing them with the opportunity to tender all or a portion of their shares and, thereby, receive a return of some or all of their investment if they so elect. In addition, if we complete the Offer, stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in us and our future operations. See Sections 2 and 11.

We believe the repurchase of Shares pursuant to the Offer will provide stockholders the opportunity to exit all or a part of their holdings, to the extent that they disagree with the Company’s strategic plan and rationale for the Merger or otherwise determine to sell their Shares, without the potential disruption to the Share price that can result from market sales. After the Offer is completed, we believe that our anticipated cash flow from operations, our access to credit and capital markets and our financial condition will be adequate for our needs. However, actual experience may differ significantly from our expectations. See “Cautionary Notice Regarding Forward Looking Statements.”

The Offer also provides certain stockholders with an efficient way to sell their Shares without incurring brokerage fees or commissions. Where Shares are tendered by the registered owner of those Shares directly to the Depositary, the sale of those Shares in the Offer will permit the seller to avoid the usual transaction costs associated with open market transactions. Stockholders holding Shares in a brokerage account or otherwise through brokers may be subject to transaction costs. Furthermore, Odd Lot Holders who hold Shares registered in their names and tender their Shares directly to the Depositary and whose Shares are purchased in the Offer will avoid not only the payment of brokerage commissions but also any applicable odd lot discounts that might be payable on sales of their Shares in transactions on Nasdaq.

Potential Benefits of the Offer to those who Tender. We believe the Offer will provide benefits to our stockholders who tender their Shares pursuant to the Offer, including the following:

•	the Offer will provide our stockholders with an opportunity to obtain liquidity with respect to all or portion of their Shares, without potential disruption to the Share price and the usual transaction costs associated with market sales;
•	the Offer will provide our stockholders with an efficient way to sell their Shares without incurring brokerage commissions, solicitation fees or stock transfer taxes associated with open market sales; and
•	Odd Lot Holders who hold Shares registered in their names and tender their Shares directly to the Depositary and whose Shares are purchased in the Offer will avoid any applicable odd lot discounts that might otherwise be payable on sales of their Shares.

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Potential Risks and Disadvantages of the Offer to those who Tender. The Offer also presents some potential risks and disadvantages to our stockholders who tender their Shares pursuant to the Offer, including the following:

•	stockholders who tender in the Offer may lose the opportunity to sell their Shares at a net price which may be significantly higher than the Purchase Price in the Offer; and
•	we can give no assurance as to the price at which a stockholder may be able to sell his or her Shares in the future.

Potential Benefits of the Offer to those who Retain Equity Interest. We believe the Offer will provide benefits to us and our stockholders who do not tender their Shares pursuant to the Offer, including the following:

•	ability to sell their Shares in the future at a price that may be significantly higher than the Purchase Price in the Offer; and
•	Our stockholders will be diluted due to the Merger Issuance. However, assuming the Offer is fully subscribed, the percentage ownership of our outstanding Shares held by stockholders who have not tendered will increase as a result of the completion of the Offer, but such percentage ownership will be lower than the percentage ownership prior to the Merger Issuance. In addition, the percentage ownership of Shares held by the Hire Quest security holders will be 68% after the Merger Issuance and 76% assuming the Offer is fully subscribed.

Potential Risks and Disadvantages of the Offer to those who Retain Equity Interest. The Offer also presents some potential risks and disadvantages to us and our continuing stockholders, including the following:

•	the Offer will reduce our public float. There can be no assurance that this reduction in our public float will not result in lower stock prices or reduced liquidity in the trading market for our Shares following completion of the Offer;
•	Hire Quest security holders will not participate in the Offer, which will further concentrate their ownership of the Company, from an aggregate of approximately 68% following the closing of the Merger to approximately 76% of the issued and outstanding Shares following the closing of the Offer assuming that the Offer is fully subscribed. Concentrated ownership may limit the ability of our stockholders to influence corporate matters and may also have the effect of delaying, preventing or defeating a change of control; and
•	we plan to partially fund any purchase of Shares pursuant to the Offer, including the related fees and expenses, using funds borrowed by the Company under the line of credit provided under the Credit Facility, and cash on hand which will affect the Company’s liquidity.

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, OUR EXECUTIVE OFFICERS, THE INFORMATION AGENT, THE DEPOSITARY OR HIRE QUEST MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFER, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE (INCLUDING THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN) AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER, IF ANY, OR OTHER FINANCIAL OR TAX ADVISOR.

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Certain Effects of the Offer. As of June 25, 2019, we had 4,629,331 issued and outstanding Shares. Following the closing of the Merger, we will have 14,466,659 Shares issued and outstanding. If the Merger is consummated and the Offer is fully subscribed, the Offer will result in the repurchase by the Company of 1,500,000 Shares, which would represent approximately 10.4% of our issued and outstanding Shares.

Our stockholders will be diluted due to the Merger Issuance. However, assuming the Offer is fully subscribed, the percentage ownership of our outstanding Shares held by stockholders who have not tendered will increase as a result of the completion of the Offer, but such percentage ownership will be lower than the percentage ownership prior to the Merger Issuance. In addition, the percentage ownership of Shares held by the Hire Quest security holders will be 68% after the Merger Issuance and 76% assuming the Offer is fully subscribed. Following consummation of the Offer, stockholders retaining an equity interest in the Company will continue to bear the attendant risks and rewards associated with owning the equity securities of the Company, including risks resulting from our purchase of Shares in the Offer. We can give no assurance, however, that we will not issue additional shares or other equity interests in the future.

Stockholders may be able to sell non-tendered Shares in the future, on Nasdaq or otherwise, at a net price which may be significantly higher or lower than the Purchase Price in the Offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell his or her Shares in the future.

The accounting for our purchase of Shares in the Offer will result in a reduction of our stockholders’ equity in an amount equal to the aggregate purchase price of the Shares we purchase and a reduction in our cash and cash equivalents.

We will either cancel or hold as treasury stock Shares we repurchase pursuant to the Offer. Shares that we acquire pursuant to the Offer and hold as treasury stock will become authorized and unissued Shares and will be available for us to issue without further stockholder action (except as required by applicable law, rule or regulation) for all purposes.

Based on the published guidelines of Nasdaq and the conditions of the Offer, we do not believe that our purchase of Shares pursuant to the Offer will result in the delisting of the remaining Shares on Nasdaq. The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act. The Offer is conditioned upon the Company having determined that the consummation of the Offer is not reasonably likely to cause the Shares to be delisted from Nasdaq.

The Shares are currently “margin stock” under the rules of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). This classification has the effect, among other things, of allowing brokers to extend credit to their customers using the Shares as collateral. We believe that, following the purchase of Shares under the Offer, the Shares remaining outstanding will continue to be margin stock for purposes of the Federal Reserve Board’s margin rules and regulations.

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Other Plans. Except as otherwise disclosed, or incorporated by reference in this Offer to Purchase, including, without limitation, in connection with the Merger Agreement, the closing of the Merger, or the conversion of the Company from a Washington corporation to a Delaware corporation, neither the Company nor any of its executive officers, directors or affiliates (including executive officers and directors of the Company’s affiliates) has any plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries, other than transactions among our wholly owned subsidiaries;
•	any purchase, sale or transfer of a material amount of our assets or any assets of our subsidiaries;
•	any material change in our present dividend rate or policy, or indebtedness or capitalization;
•	any change in our present Board of Directors or management, including any plans or proposals to change the number or the term of directors (although we may fill vacancies arising on the Board of Directors) or to change any material term of the employment arrangements of any executive officer;
•	any class of our equity securities ceasing to be authorized to be listed on Nasdaq;
•	any material change in our corporate structure or business;
•	any class of our equity securities becoming eligible for termination of registration under Section 12(g) of the Exchange Act;
•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;
•	the acquisition or disposition by any person of our securities, other than purchases and dispositions related to the exercise of outstanding options to purchase Shares and the vesting of option awards or restricted stock awards granted to certain of our officers and directors; or
•	any changes in our articles of incorporation, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.

The payment of any future dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our results of operations, capital requirements, general business conditions, contractual restrictions on payment of dividends, if any, legal and regulatory restrictions on the payment of dividends, and other factors our Board of Directors deems relevant. The Board of Directors may also from time to time consider strategic alternatives or other changes to the Company’s business that better align with its strategic objectives.

After completing the Offer, we may also consider from time to time various means of returning additional excess capital to stockholders, including additional open market purchases, tender offers, dividends, privately negotiated transactions and/or accelerated share repurchases after taking into account our results of operations, financial position and capital requirements, general business conditions, legal, tax and regulatory constraints or restrictions, any contractual restrictions and other factors we deem relevant. There can be no assurance that we will repurchase Shares in the future.

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3.	Procedures for Tendering Shares.

Proper Tender of Shares. For Shares to be tendered properly pursuant to the Offer:

(1)	the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, including any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received before 12:00 midnight, New York City time, July 25, 2019, or such later time and date to which we may extend the Offer, by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; or
(2)	the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

Our acceptance for payment of Shares properly tendered by you through one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms, and subject to the conditions, of the Offer, which agreement will be governed by, and construed in accordance with, the laws of the State of New York.

Stockholders may tender Shares subject to the condition that a specified minimum number of Shares (including all or none) be purchased. Any stockholder desiring to make such a conditional tender should so indicate in the box captioned “Conditional Tender” on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. It is the tendering stockholder’s responsibility to calculate and appropriately indicate the minimum number of Shares that must be purchased from the stockholder for the stockholder to qualify for sale or exchange (rather than distribution) treatment for U.S. federal income tax purposes. Stockholders should consult their investment and tax advisors with respect to the effect of proration of the Offer and the advisability of making a conditional tender. See Section 13.

Odd Lot Holders who tender all of their Shares must also complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the priority treatment available to Odd Lot Holders as set forth in Section 1.

Signature Guarantees and Method of Delivery. No signature guarantee is required if:

(1)	the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 3, will include any participant in DTC whose name appears on a security position listing as the owner of the Shares) tendered and the holder has not completed the sections captioned either “Special Payment Instructions” or “Special Delivery Instructions” in the Letter of Transmittal; or
(2)	Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an “Eligible Institution”).

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Except as described above, all signatures on any Letter of Transmittal for Shares tendered thereby must be guaranteed by an Eligible Institution. See Instructions 1, 2 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution. See Instructions 1, 2 and 5 to the Letter of Transmittal.

If a book-entry account system is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be returned, to a person other than the registered holder, then the book-entry account system must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the book-entry account system, with the signature guaranteed by an Eligible Institution.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

Stockholders also can specify the order in which we will purchase the specified portions in the event that, as a result of the proration provisions or otherwise, we purchase some but not all of the tendered Shares pursuant to the Offer. In the event the stockholder does not designate the order and fewer than all Shares are purchased due to proration, the Depositary will select the order of Shares purchased.

The method of delivery of all documents, including the Letter of Transmittal and any other required documents, including through DTC, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when the Letter of Transmittal, or a manually signed facsimile thereof, is actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

All deliveries in connection with the Offer, including a Letter of Transmittal and certificates for Shares, must be made to the Depositary and not to us, the Information Agent or DTC. ANY DOCUMENTS DELIVERED TO US, THE INFORMATION AGENT OR DTC WILL NOT BE FORWARDED TO THE DEPOSITARY AND WILL NOT CONSTITUTE PROPER DELIVERY TO THE DEPOSITARY.

Book-Entry Delivery. For purposes of the Offer, the Depositary will establish an account with respect to the Shares for purposes of the Offer at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC’s system may make book-entry delivery of the Shares by causing DTC to transfer Shares into the Depositary’s account in accordance with DTC’s procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary’s account at DTC, either (i) a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, with any required signature guarantees, or an Agent’s Message, and any other required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date, or (ii) the guaranteed delivery procedure described below must be followed. Delivery of the Letter of Transmittal and any other required documents to DTC does not constitute delivery to the Depositary.

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The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the DTC participant tendering Shares that such DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such DTC participant.

Guaranteed Delivery. Stockholders desiring to tender their Shares pursuant to the Offer but whose certificates are not immediately available, or who are unable to complete the procedure for book-entry transfer or to make delivery of all required documents to the Depositary before the Expiration Date, may still tender their Shares, if all of the following conditions are satisfied:

(1)	the tender is made by or through an Eligible Institution;
(2)	a validly completed and duly executed Notice of Guaranteed Delivery in the form we have provided is received by the Depositary (and which must include a guarantee by an Eligible Institution) by overnight courier or facsimile transmission (for Eligible Institutions only) on or before the Expiration Date; and
(3)	the Depositary receives, at one of its addresses set forth on the back cover of this Offer to Purchase and within the period of two Trading Days (as defined below) after the date of execution of a Notice of Guaranteed Delivery, either: (i) the certificates representing the Shares being tendered, in the proper form for transfer, together with (a) a Letter of Transmittal relating thereto, which has been properly completed and duly executed and inherit all signature guarantees required thereon, and (b) all other required documents; or (ii) confirmation of book-entry transfer of the Shares into the Depositary’s account at the book-entry transfer facility, together with (a) a Letter of Transmittal relating thereto, which has been properly completed and duly executed and inherit all signature guarantees required thereon, and (b) all other required documents. A “Trading Day” is any day on which Nasdaq is open for business.

Stockholders may contact the Information Agent or their broker for assistance. The contact information for the Information Agent is on the back cover page of this Offer to Purchase.

Procedures for Stock Options. We are not offering, as part of the Offer, to purchase any outstanding stock options, and tenders of stock options will not be accepted. Holders of vested stock options may exercise options and tender any Shares received upon such exercise. Options must be exercised sufficiently in advance of the expiration of the Offer in order to have time for the exercise to settle before the Shares received upon exercise of the options may be tendered. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

If you wish to sell Shares issuable pursuant to unexercised options, you must:

(1)	exercise your vested options by submitting a written exercise notice to the Company’s stock administrator (and pay the applicable exercise price(s) to the Company and, if you are exercising a vested nonstatutory stock option, you must also pay any taxes that must be withheld as a result of the exercise); we recommend doing so no later than 5:00 p.m., New York City time, on July 19, 2019; and
(2)	submit your election to participate in the Offer prior to its expiration.
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If you want to elect to sell Shares in the Offer that were issuable upon exercise of a stock option and for any reason (a) you fail to properly or timely complete and submit your option exercise notice, and/or (b) you fail to pay the applicable exercise price for any option you are exercising (including any necessary tax amounts), then you will not be eligible to sell Shares subject to such option in the Offer.

In addition, holders of vested but unexercised options should evaluate the Offer carefully to determine if participation would be advantageous to them, based on their stock option exercise prices, the date of their stock option grants and the years left to exercise their options, the tax consequences of choosing to exercise any options, and the provisions for pro rata purchases by the Company. We strongly encourage holders of vested stock options to discuss the Offer with their tax advisor, broker and/or financial advisor. Holders of unvested stock options, unvested stock awards or other restricted equity interests may not tender Shares represented by such interests.

Return of Unpurchased Shares. If any tendered Shares are not purchased or are properly withdrawn before the Expiration Date, or if less than all Shares evidenced by a stockholder’s certificates are tendered, certificates for unpurchased Shares will be returned promptly after the expiration or termination of the Offer or the proper withdrawal of the Shares, or, in the case of Shares tendered by book-entry transfer at DTC, the Shares will be credited to the appropriate account maintained by the tendering stockholder at DTC, in each case, without expense to the stockholder.

United States Federal Backup Withholding. Under the U.S. federal income tax backup withholding rules, 24% of the gross proceeds payable to a tendering U.S. Holder (as defined below in Section 13) or other U.S. payee pursuant to the Offer must be withheld and remitted to the U.S. Treasury, unless (a) the U.S. Holder or other U.S. payee provides his or her correct taxpayer identification number (employer identification number or Social Security number) to the Depositary or other paying agent, certifies under penalties of perjury that such taxpayer identification number is correct, and complies with the applicable requirements of the backup withholding rules (typically by delivering a properly completed and executed IRS Form W-9 to the Depositary or other paying agent), or (b) such U.S. Holder or other U.S. payee otherwise establishes its exemption from backup withholding. Therefore, unless an exemption exists and is proven in a manner satisfactory to the Depositary or other paying agent, each tendering U.S. Holder should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding. Certain U.S. Holders (including, among others, corporations) are not subject to these backup withholding requirements.

In addition, in order for a Non-U.S. Holder (as defined below in Section 13) to avoid backup withholding, the Non-U.S. Holder must submit an applicable, properly completed IRS Form W-8, signed under penalties of perjury and attesting to such holder’s exempt status, or other acceptable certification. Non-U.S. Holders can obtain the applicable IRS Form W-8 from the Depositary or other paying agent, or from the IRS’s website.

Any amounts withheld under the backup withholding rules are not an additional tax and will be allowed as a credit against a U.S. Holder or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such Holder to a refund, provided that certain required information is timely furnished to the IRS. See Section 13 for a discussion of certain material U.S. federal income tax consequences to tendering U.S. Holders.

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ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO FULLY COMPLETE AND PROPERLY EXECUTE THE IRS FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL (OR SUCH OTHER IRS FORM AS MAY BE APPLICABLE) OR DOES NOT OTHERWISE ESTABLISH AN EXEMPTION MAY BE SUBJECT TO UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING OF 24% OF THE GROSS PROCEEDS PAID TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER.

United States Federal Income Tax Withholding on Non-U.S. Holders. If a Non-U.S. Holder tenders Shares that are held in a U.S. brokerage account or otherwise through a U.S. broker, dealer, commercial bank, trust company, or other nominee, such U.S. broker or other nominee will generally be the withholding agent for the payment made to the Non-U.S. Holder pursuant to a Sale. Non-U.S. Holders generally will be required to deliver a properly completed IRS Form W-8BEN or W-8BEN-E (or other appropriate Form W-8 or any successor form) or other certifications to such U.S. brokers or other nominees and such U.S. brokers or other nominees may deduct and withhold from any payments made to such Non-U.S. Holders in accordance with their own procedures and applicable law. Non-U.S. Holders tendering Shares that are held through a U.S. broker or other nominee should consult such U.S. broker or other nominee and their own tax advisors to determine the particular certification and withholding procedures that will be applicable to them.

If a Non-U.S. Holder tenders Shares that are held in its own name as a holder of record, such Non-U.S. Holder must deliver to the Depositary or other paying agent a properly completed IRS Form W-8BEN or W-8BEN-E (or other appropriate Form W-8 or any successor form).

Because the Depositary or other paying agent cannot determine whether any particular Non-U.S. Holder’s Sale is properly characterized as a “sale or exchange” or a distribution for U.S. federal income tax purposes at the time of payment, the Depositary or other paying agent may, in its sole discretion, treat the Sale as a dividend and withhold 30% of the gross proceeds unless the Depositary determines that a reduced rate of withholding is available pursuant to an income tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States or another exemption applies. If a Non-U.S. Holder is exempt from or eligible for a reduced rate of U.S. federal withholding or income tax, such Non-U.S. Holder may obtain a refund of any excess amounts withheld by the Depositary or other paying agent by timely filing a refund claim with the IRS.

Each Non-U.S. Holder is urged to consult their own tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure. See Section 13 for more detail regarding backup withholding and certain material U.S. federal income tax consequences of the Offer.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted, the Purchase Price to be paid for Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be decided by us, in our reasonable discretion, and each such decision will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. We reserve the absolute right prior to the Expiration Date to reject any or all tenders of any Shares that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right, subject to applicable law, to waive any of the conditions of the Offer prior to the Expiration Date with respect to all tendered Shares and our interpretation of the terms of the Offer will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. We also reserve the absolute right to waive any defect or irregularity in any tender with respect to any particular Shares or any particular stockholder without waiving any similar defect or irregularity with respect to other Shares or other stockholders. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. None of the Company, the Information Agent, the Depositary or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any such person incur any liability for failure to give any notice. Our interpretations of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction.

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WE WILL DECIDE, IN OUR REASONABLE DISCRETION, ALL QUESTIONS AS TO THE NUMBER OF SHARES TO BE ACCEPTED, THE PURCHASE PRICE TO BE PAID FOR SHARES TO BE ACCEPTED AND THE VALIDITY, FORM, ELIGIBILITY (INCLUDING TIME OF RECEIPT) AND ACCEPTANCE FOR PAYMENT OF ANY TENDER OF SHARES, AND EACH SUCH DECISION WILL BE FINAL AND BINDING ON ALL PERSONS PARTICIPATING IN THE OFFER, SUBJECT TO SUCH OFFER PARTICIPANTS DISPUTING SUCH DETERMINATION IN A COURT OF COMPETENT JURISDICTION.

CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL OR FACSIMILE THEREOF, OR AN AGENT’S MESSAGE, AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO US OR THE INFORMATION AGENT. ANY SUCH DOCUMENTS DELIVERED TO US OR THE INFORMATION AGENT WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

Tendering Stockholder’s Representation and Warranty; Acceptance by Command Center Constitutes an Agreement. A tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (i) the stockholder has a “net long position,” within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act, in the Shares or equivalent securities at least equal to the Shares being tendered, and (ii) the tender of Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for that person’s own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions thereof), the person so tendering (i) has a net long position equal to or greater than the amount of  (a) Shares tendered or (b) other securities convertible into or exchangeable or exercisable for the Shares tendered and will acquire the Shares for tender by conversion, exchange or exercise and (ii) will deliver or cause to be delivered the Shares in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us on the terms, and subject to the conditions, of the Offer, which agreement will be governed by, and construed in accordance with, the laws of the State of New York.

A tender of Shares made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering stockholder has full power and authority to tender, sell, assign and transfer the Shares tendered, and that, when the same are accepted for payment by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances, conditional sales agreements and other obligations relating to the sale or transfer of the Shares, and the same will not be subject to any adverse claim or right. Any such tendering stockholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the Shares tendered, all in accordance with the terms of the Offer.

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A properly completed Letter of Transmittal, and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us or the Information Agent. All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering stockholder and shall not be affected by, and shall survive, the death or incapacity of such tendering stockholder.

Lost Certificates. If the share certificates that a registered holder wants to surrender have been lost, destroyed or stolen, the stockholder should follow the instructions set forth in the Letter of Transmittal. See Instruction 11 of the Letter of Transmittal.

4.	Withdrawal Rights.

Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date. In addition, unless we have already accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after 12:00 midnight, New York City time, on August 22, 2019. Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable.

If we extend the period of time during which the Offer is open, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the Offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the Offer.

For a withdrawal to be effective, a notice of withdrawal must be in writing, must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares.

If Shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at DTC to be credited with the withdrawn Shares and must otherwise comply with DTC’s procedures.

All questions as to the form and validity, including the time of receipt, of any notice of withdrawal will be determined by us, in our reasonable discretion, which determination will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of any particular Shares by any particular stockholder without waiving any similar defect or irregularity with respect to other Shares or other stockholders. None of the Company, the Information Agent, the Depositary or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any such person incur liability for failure to give any notice.

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Withdrawals may not be rescinded, and any Shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered before the Expiration Date by again following one of the procedures described in Section 3.

5.	Purchase of Shares and Payment of Purchase Price.

Upon the terms and subject to the conditions of the Offer, we will purchase Shares that are properly tendered and not properly withdrawn (in accordance with Section 4) before the Expiration Date, up to an aggregate of 1,500,000 Shares, pursuant to tenders at a price of $6.00 per Share, net to the seller in cash, less any applicable withholding taxes and without interest. For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the “odd lot” priority, proration and conditional tender provisions of the Offer, Shares that are properly tendered and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment in the Offer.

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the Purchase Price for all such Shares promptly after the Expiration Date. In all cases, payment for Shares tendered and accepted for payment in the Offer will be made promptly, subject to possible delay in the event of proration, but only after timely receipt by the Depositary of certificates for Shares or book-entry confirmation of Shares into the Depositary’s account at DTC, a properly completed and duly executed Letter of Transmittal or an Agent’s Message, in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

We will pay for Shares purchased in the Offer by depositing the aggregate purchase price for the Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

In the event of proration, we will determine the preliminary proration factor promptly after the Expiration Date. However, we do not expect to be able to announce the final results of any proration and commence payment for Shares purchased until approximately four business days after the Expiration Date. Unless a stockholder specified otherwise in the Letter of Transmittal, certificates for all Shares tendered and not purchased, including Shares not purchased due to proration or conditional tender, will be returned or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the participant who delivered the Shares, to the tendering stockholder at our expense promptly after the Expiration Date or termination of the Offer without expense to the tendering stockholders. Under no circumstances will we pay interest on the Purchase Price for any reason, including but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Shares in the Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered book-entry accounts are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted.

Any tendering stockholder or other payee who fails to complete fully, sign and return to the Depositary the IRS Form W-9 included with the Letter of Transmittal (or an applicable IRS Form W-8, or other acceptable certification, if the tendering stockholder or other payee is a Non-U.S. Holder), may be subject to required U.S. federal income tax backup withholding of 24% of the gross proceeds paid to the stockholder or other payee pursuant to the Offer. See Section 3. Non-U.S. Holders should review Section 13 and consult their tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

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6.	Conditional Tender of Shares.

Under certain circumstances described in Section 1, if the Offer is over-subscribed, Shares properly tendered and not properly withdrawn will be subject to proration, except for odd lots. As discussed in Section 13, the number of Shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. Accordingly, a stockholder may tender Shares subject to the condition that a specified minimum number of the stockholder’s Shares tendered pursuant to a Letter of Transmittal or Notice of Guaranteed Delivery must be purchased if any of such stockholder’s Shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the box captioned “Conditional Tender” in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery. Each stockholder is urged to consult with his or her own financial or tax advisor with respect to the advisability of making a conditional offer.

Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of Shares that must be purchased from that stockholder if any are to be purchased. After the Expiration Date, if more than 1,500,000 Shares (or such greater amount as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered Shares, we will calculate a preliminary proration percentage based upon all Shares properly tendered, conditionally or unconditionally, and not properly withdrawn (including Shares of Odd Lot Holders). If the effect of this preliminary proration would be to reduce the number of Shares to be purchased from any stockholder tendered pursuant to a Letter of Transmittal below the minimum number specified, the Shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All Shares tendered by a stockholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering stockholder promptly after the Expiration Date.

After giving effect to these withdrawals, we will accept the remaining Shares properly tendered, conditionally or unconditionally, and not properly withdrawn, on a pro rata basis, if necessary. If conditional tenders that would otherwise be regarded as withdrawn would cause the resulting aggregate number of Shares to be purchased to fall below 1,500,000 Shares (or such greater amount as we may elect to purchase, subject to applicable law), to the extent feasible, we will select enough of the Shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such aggregate number of Shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of Shares to be purchased. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have tendered all of their Shares.

7.	Conditions of the Offer.

Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after the commencement of the Offer and before or on the Expiration Date any of the following events occur (or shall have been reasonably determined by us to have occurred):

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•	the Financing Condition shall have been satisfied prior to the Expiration Date;
•	the Merger shall have closed prior to the Expiration Date;
•	no legal action, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been instituted, threatened in writing, pending or taken that challenges or affects the Offer or could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects or otherwise materially impair the contemplated future conduct of our business or our ability to purchase some or all of the Shares in the Offer;
•	the Offer has caused us to violate or fail to be in compliance with any applicable law;
•	any statute, rule or regulation has been instituted or adopted that affects or could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects or otherwise materially impair the contemplated future conduct of our business or our ability to purchase some or all of the Shares in the Offer;
•	any changes in the general political, market, economic or financial conditions in the United States or abroad that could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, or otherwise materially impair the contemplated future conduct of our business, have occurred;
•	any commencement of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, has occurred directly or indirectly involving the United States on or after June 25, 2019, or any material escalation, on or after June 25, 2019, of any war or armed hostilities that had commenced prior to June 25, 2019 that could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, or otherwise materially impair the contemplated future conduct of our business, has occurred;
•	any person has commenced, proposed, announced, made or have publicly disclosed a tender or exchange offer (other than the Offer), merger, amalgamation, acquisition, business combination or other similar transaction involving us or any of our subsidiaries or we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, amalgamation, acquisition, business combination or other similar transaction, other than in the ordinary course of business;
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•	any person, entity or group has filed a Notification and Report Form for Certain Mergers and Acquisitions under the Hart-Scott-Rodino Act, reflecting an intent to acquire us or any Shares, or made a public announcement reflecting intent to take any such action;
•	any material adverse change in our and our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, in our reasonable judgment, has occurred; or
•	any determination by us that the consummation of the Offer and the purchase of the Shares would have a reasonable likelihood of resulting in the Shares being delisted from Nasdaq.

The foregoing addresses the only conditions under which we are not obligated to complete the Offer. The conditions referred to above are for our sole benefit and we may assert them or waive them, in whole or in part, at any time and from time to time in our sole and reasonable discretion prior to the expiration of the Offer. Any decision by us to exercise any of the foregoing rights will be disseminated promptly in accordance with Section 15 of the Offer to Purchase. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction.

8.	Price Range of Shares; Dividends.

Our Shares are listed for trading on Nasdaq under the trading symbol “CCNI.”

Price Range of Shares. The following table sets forth the high and low sales prices per Share for our Shares as reported by Nasdaq for the relevant periods.

	High	Low
Year ending December 27, 2019
First Quarter	$5.91	$3.86
Second Quarter (through June 25, 2019)	$5.80	$3.88

Year ended December 28, 2018
First Quarter	$6.49	$5.32
Second Quarter	$6.40	$5.35
Third Quarter	$6.30	$5.14
Fourth Quarter	$5.91	$3.55

Year ended December 31, 2017
First Quarter	$5.04	$4.20
Second Quarter	$4.44	$3.96
Third Quarter	$5.40	$3.72
Fourth Quarter	$6.12	$4.80

On April 8, 2019, prior to the announcement of the Merger after market close, the closing price of the Shares on Nasdaq was $3.92 per Share. On June 25, 2019, the last full trading day before we commenced the Offer, the closing price of the Shares on Nasdaq was $5.47 per Share. We urge stockholders to obtain a current market quotation for the Shares before deciding whether and at what prices to tender their Shares.

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Dividends. No cash dividends have been declared on our common stock to date and, at present, we do not anticipate paying a cash dividend on our common stock in the foreseeable future, but will evaluate its dividend policy shortly after the Merger and business integration.

9.	Source and Amount of Funds.

The Offer is subject to the Financing Condition. Assuming the Offer is fully subscribed, we expect the aggregate purchase price for the Shares, together with related fees and expenses, to be approximately $9.2 million. We plan to fund any purchase of Shares pursuant to the Offer, including the related fees and expenses, using cash on hand and amounts available under the Credit Facility, which is expected to close immediately prior to the closing of the Merger. The expected terms of the Credit Facility are described below. If the Financing Condition has not been satisfied when there are only five (5) business days remaining in the Offer, we plan to amend the Tender Offer Statement on Schedule TO to disclose any material change in our plans with respect to financing the Offer and will provide for any extensions to the Offer that may be necessary. The Offer will remain open for at least five business days after the Credit Facility is finalized and the funds are accessible. The Company has no alternative financing arrangements or plans other than those described below.

Credit Facility.

The Company anticipates entering into the Credit Facility among, itself, the Company’s subsidiaries, Hire Quest, Hire Quest’s subsidiary and BB&T Bank immediately upon the closing of the Merger. The Company, together with its subsidiaries, and Hire Quest and its subsidiary, entered into a commitment letter with BB&T Bank dated April 17, 2019 which provides for a revolving line of credit in the maximum initial amount of $30,000,000. The commitment letter also provides for an additional uncommitted accordion feature. The interest rate shall be the one month LIBOR plus an applicable margin, which shall range between 1.25% and 1.75%, depending on certain factors. The borrowings shall be secured by a first priority security interest in all accounts, inventory, equipment and substantially all of the borrowers’ other assets. The closing of the Credit Facility is subject to customary closing conditions, and is anticipated to close immediately prior to the closing of the Merger. Following closing, the borrowers would be subject to certain financial and other customary covenants, and well as customary representations and warranties. A portion of the Credit Facility’s proceeds will be used to fund the purchase of the shares in the Offer.

10.	Certain Information Concerning the Company; Certain Financial Information.

General.

The Company is a staffing company, operating primarily in the manual on-demand labor segment of the staffing industry. In 2018, we employed approximately 32,000 employees and provided services to approximately 3,600 customers, primarily in the industrial/manufacturing/warehousing, construction, hospitality, transportation, and retail industries. Our customers range in size from small businesses to large corporate enterprises. All of our temporary staff, whom we refer to as field team members, are employed by us. Most of our work assignments are short-term, and many are filled on little advanced notice from our customers. In addition to short and longer-term temporary work assignments, we sometimes recruit and place workers in temp-to-hire positions.

As of June 25, 2019, we owned and operated 67 on-demand labor locations, or branches, across 22 states. We currently operate as Command Center, Inc., and we are also known in some locations as Command Labor. All financial information is consolidated and reported in our consolidated financial statements. Our corporate headquarters is in Lakewood, Colorado.

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In prior years we were organized as Command Staffing, LLC. We were organized as a limited liability company in December 2002 and commenced operations in 2003 as a franchisor of on-demand labor businesses. In November 2005, Temporary Financial Services, Inc., a public company, acquired the assets of Command Staffing, LLC and Harborview Software, Inc., an affiliated company that owned the software used in the operation of our on-demand labor branches. The transaction was accounted for as if Command Staffing, LLC was the accounting acquirer, and our name changed to Command Center, Inc.

On April 8, 2019, the Company, Merger Sub 1, Merger Sub 2, Hire Quest, and, solely for purposes of Sections 5.20(c), 5.20(e) and 5.23 of the Merger Agreement, Richard Hermanns, as the representative of the members of Hire Quest, entered into the Merger Agreement, providing for the acquisition of Hire Quest by the Company. The terms of the Merger Agreement provide that, (i) Merger Sub 1 will be merged with and into Hire Quest in the First Merger, with Hire Quest being the First Surviving Company, and (ii) immediately following the First Merger, the First Surviving Company will be merged with and into Merger Sub 2 in the Second Merger, with Merger Sub 2 being the Surviving Company. If the Merger is completed, holders of Hire Quest’s membership interests will receive an aggregate of 9,837,328 Shares in the Merger Issuance, representing approximately 68% of the Company’s outstanding Shares prior to the closing of the Offer.

Hire Quest is a temporary staffing company, providing back-office support for Trojan Labor and Acrux Staffing franchised locations across the United States. Trojan Labor provides temporary staffing services that include general labor, industrial, and construction personnel. Acrux Staffing provides temporary staffing services that include skilled, semi-skilled, and general labor industrial personnel, as well as clerical and secretarial personnel. As of April 30, 2019, Hire Quest’s franchisees owned and operated 98 branch locations in 21 states and the District of Columbia. 83 branches operated under the Trojan Labor brand, and 15 branches operated under the Acrux Staffing brand. Hire Quest is a private company and therefore has no established trading market for its common stock. The principal executive offices of Hire Quest are located at 111 Springhall Drive, Goose Creek, South Carolina 29445, and its telephone number is (843) 723-7400.

As a basis for the Merger, the Company believes Hire Quest’s franchise operating model is superior to the Company’s and offers many benefits. It is contemplated that shortly after the closing of the Merger, the Company will be selling its branches and converting them to franchises. While this operating strategy has perceived benefits, it also comes with risks. The Company will need to identify franchisees that have the financial capability and operating acumen to effectively operate these franchises. We will have less control over the day-to-day functioning of the branches and the franchisees may operate in a manner that is counter to our interests or introduce risks to our business by departing from our operating norms.

Further, operating as a franchise model will introduce regulatory risk as franchises are generally regulated at both the Federal and state level. Franchises require a different operating model than what the Company currently employs, including new IT systems and business processes that must be adopted. We plan on leveraging the Hire Quest platform for these functions, but there is no assurance that we can do so successfully, and the business rationale for the Merger is heavily dependent on our ability to do so.

Our principal executive offices are located at 3609 S. Wadsworth Blvd., Suite 250, Lakewood, Colorado, 80235 and our phone number is (866) 464-5844.

Historical Financial Information. Set forth on Annex A attached hereto are the following financial statements. Stockholders are urged to review this information prior to tendering Shares in the Offer.

•	Command Center, Inc. audited financial statements for the years ended December 28, 2018 and December 29, 2017;
•	Command Center, Inc. unaudited financial statements for the three months ended March 29, 2019 and March 30, 2018;
•	Hire Quest, LLC audited financial statements for the years ended December 31, 2018 and 2017; and
•	Hire Quest, LLC unaudited financial statements for the three months ended March 31, 2019 and 2018.

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Where You Can Find More Information. We are subject to the informational requirements of the Exchange Act, and in accordance therewith we are required to file periodic reports, proxy statements and other information with the SEC. We also have filed a Tender Offer Statement on Schedule TO (the “Schedule TO”) with the SEC that inherit additional information relating to the Offer. The Schedule TO, and such reports, proxy statements and other information filed by us, can be inspected and copied at the SEC’s Public Reference Room located at 100 F Street, N.E. Washington, D.C. 20549, at the prescribed rates. The SEC also maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically. Please call 1-800-SEC-0330 for further information on the operation of the SEC’s Public Reference Room.

Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents contain important information about us and, other than any portion of any such documents that is furnished under applicable SEC rules, we incorporate them by reference:

•	Command Center’s Annual Report on Form 10-K for the fiscal year ended December 28, 2018 filed on April 9, 2019;
•	Command Center’s Quarterly Report on Form 10-Q for the three months ended March 29, 2019 filed on May 13, 2019 as subsequently amended May 13, 2019;
•	Command Center’s Definitive Proxy Statement for its 2019 annual meeting of stockholders on Schedule 14A filed on June 18, 2019; and
•	Command Center’s Current Reports on Form 8-K filed on April 4, 2019, April 9, 2019 and June 10, 2019.

Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You can obtain any of the documents incorporated by reference in this document from the SEC’s website at the address described above. You may also request a copy of these filings, at no cost, by writing or telephoning the Information Agent at its address and telephone numbers set forth below.

The Information Agent for the Offer is:

InvestorCom, LLC
19 Old Kings Highway S. – Suite 210

Darien, CT 06820

Toll Free (877) 972-0090

Banks and Brokers call collect (203) 972-9300
Email: info@investor-com.com

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11.	Interests of Directors, Executive Officers and Affiliates; Recent Securities Transactions; Transactions and Arrangements Concerning the Shares.

Beneficial Ownership. As of June 25, 2019, we had 4,629,331 issued and outstanding Shares. Following the closing of the Merger, we will have 14,466,659 Shares issued and outstanding. If the Merger is consummated and the Offer is fully subscribed, the Offer will result in the repurchase by the Company of 1,500,000 Shares, which would represent approximately 10.4% of our issued and outstanding Shares.

Our directors and executive officers and their respective affiliates are entitled to participate in the Offer on the same basis as all other stockholders. We are not aware of any officers or directors that have determined to participate in the Offer at this time. Our stockholders will be diluted due to the Merger Issuance. However, assuming the Offer is fully subscribed, the percentage ownership of our outstanding Shares held by stockholders who have not tendered will increase as a result of the completion of the Offer, but such percentage ownership will be lower than the percentage ownership prior to the Merger Issuance. In addition, the percentage ownership of Shares held by the Hire Quest security holders will be 68% after the Merger Issuance and 76% assuming the Offer is fully subscribed.

The following table sets forth the number of shares of the Company’s voting stock beneficially owned as of June 25, 2019, pre- and post-Merger as well as following the closing of the Offer by (i) those persons known by the Company to be beneficial owners of more than 5% of the Company’s voting stock, (ii) each director (including the Hire Quest designees who will become the Company’s directors upon the closing of the Merger), (iii) each of our Named Executive Officers, and (iv) all executive officers and directors as a group. Unless otherwise specified in the notes to this table, the address for each person is: c/o Command Center, Inc., 3609 S. Wadsworth Blvd., Suite 250, Lakewood, Colorado 80235.

Management and Directors

Name and Address of Beneficial Owner	Amount of beneficial ownership prior to Merger (1)	Percent beneficially owned prior to Merger (1)	Amount of beneficial ownership Post-Merger (1)	Percent beneficially owned Post-Merger (1)	Percent beneficially owned Post-Offer (1) (2)
Jerry Smith (3)	479,725	10.4%	479,725	3.3%	3.7%
Barbara Rydesky (4)	555,253	12.0%	555,253	3.8%	4.3%
Ephraim Fields (5)	340,782	7.4%	340,782	2.4%	2.6%
Richard K. Coleman, Jr. (6)	59,286	1.3%	100,000	*	*
Brendan Simaytis (7)	17,958	*	17,958	*	*
Cory Smith (8)	3,333	*	3,333	*	*
JD Smith (9)	42,274	*	42,274	*	*
Steven P. Oman (10)	8,442	*	8,442	*	*
R. Rimmy Malhotra (11)	140,510	3.0%	140,510	1.0%	1.1%
Steven Bathgate (12)	114,445	2.5%	114,445	*	*
Galen Vetter (13)	10,581	*	10,581	*	*
Lawrence F. Hagenbuch (14)	10,303	*	10,303	*	*
All Officers and Directors as a group (nine persons)	407,132	8.7%	447,846	3.1%	3.5%
Frederick Sandford (15)	16,250	*	16,250	*	*
Richard Hermanns (16)	-	0.0%	5,647,020	39.0%	43.6%
Edward Jackson (17)	-	0.0%	2,456,774	17.0%	18.9%
Payne Browne (18)	-	0.0%	-	0.0%	0.0%
Kathleen Shanahan (19)	-	0.0%	-	0.0%	0.0%

*       Less than 1%

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(1)	Applicable percentages, as well as amounts for Messrs. Hermanns and Jackson, are based on 4,629,331 shares of Common Stock outstanding pre-Merger and 14,466,659 shares of Common Stock outstanding post-Merger, adjusted as required by rules of the SEC. Beneficial ownership is calculated in accordance with Rule 13d-3(d)(1) of the Exchange Act, and inherit shares held outright, shares held by entity(s) controlled by Named Executive Officers and/or directors, and shares issuable upon exercise of options or warrants which are exercisable on or within 60 days of June 25, 2019. See also footnote (16).
(2)	Assumes that the Company repurchased all 1,500,000 shares of Common Stock in the Offer and that none of the Company’s directors, 5% holders and executive officers tendered shares in the Offer.
(3)	The number of shares comprising Mr. Smith’s beneficial ownership is based upon the written representations of his legal counsel.
(4)	The number of shares comprising Mrs. Rydesky’s beneficial ownership is based upon the written representations of Barbara Rydesky. Mrs. Rydesky’s address is: 3238 Pine Lake Road, Orchard Lake, Michigan 48234.
(5)	The number of shares comprising Mr. Fields' beneficial ownership, over which Mr. Fields has sole voting and sole dipositive power, is based upon the Schedule 13G/A filed by Ephraim Fields on February 11, 2019. Mr. Fields' address is: care of Echo Lake Capital, 501 Madison Avenue, Floor 12A, New York, New York 10022.
(6)	Mr. Coleman is an executive officer. Consists of options to purchase shares.
(7)	Mr. Simaytis is an executive officer. inherit 6,500 shares held outright and options to purchase 11,458 shares.
(8)	Mr. Smith is an executive officer. inherit 1,250 shares held outright and options to purchase 2,083 shares.
(9)	Mr. Smith is a director and the Co-Chairman of the Board. inherit 30,191 shares held outright and options to purchase 12,083 shares.
(10)	Mr. Oman is a director. Shares held outright.
(11)	Mr. Malhotra is a director and the Co-Chairman of the Board. inherit 12,191 shares held outright, 123,944 shares held indirectly through the Nicoya Fund and a managed account, and options to purchase 4,375 shares. The shares held by the Nicoya Fund are directly owned by the Nicoya Fund LLC, a Delaware limited liability company. This reporting person is the managing member and a co-owner of Nicoya Capital LLC, which is the managing member and owner of the Nicoya Fund.
(12)	Mr. Bathgate is a director. inherit 27,155 shares held outright, 82,915 shares held indirectly, including 66,666 by Mr. Bathgate’s spouse, 7,916 by the Bathgate Family Partnership and 8,333 by Viva Co., LLC, and options to purchase 4,375 shares.
(13)	Mr. Vetter is a director. inherit 8,303 shares held outright and 2,278 shares held indirectly by Vetter Community Resources, LLC.
(14)	Mr. Hagenbuch is a director. Shares held outright.
(15)	Shares held outright.
(16)	Mr. Hermanns is a Hire Quest director designee. Not reflected in the table as being beneficially owned by Mr. Hermanns are 1,095,901 shares with respect to which Mr. Hermanns, John McAnnar and Hire Quest may be deemed to share voting power pursuant to the Voting Agreements and irrevocable proxies executed by the directors, officers and certain beneficial owners of more than 5% of the Company’s voting stock on April 8, 2019.
(17)	Mr. Jackson is a Hire Quest director designee.
(18)	Mr. Browne is a Hire Quest director designee.
(19)	Ms. Shanahan is a Hire Quest director designee.

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Transactions and Arrangements Concerning the Shares.

Recent Securities Transactions. Based on the Company’s records and information provided to the Company by its directors, executive officers, associates and affiliates, except for repurchases of Shares by the Company, no transactions with respect to Shares have been effected during the 60 days prior to the date hereof by the Company or, to the Company’s knowledge after making reasonable inquiry, by any of its directors, executive officers, associates or affiliates.

In September 2017, the Company’s Board authorized the repurchase of up to $5,000,000 of the Company’s common stock. The Company intends to make purchases from time to time as market conditions warrant. No Shares have been repurchased by the Company since April 8, 2019, the date of the announcement of the Merger.

Transactions Pursuant to the Equity Incentive Plans

Based on the Company’s records and information provided to the Company by its directors, executive officers, associates and affiliates, no transactions pursuant to the Company’s equity incentive plans have been effected during the 60 days prior to the date hereof by any of its directors, executive officers, associates or affiliates.

Arrangements Concerning the Shares.

Merger Agreement On April 8, 2019, the Company, Merger Sub 1, Merger Sub 2, Hire Quest, and, solely for purposes of Sections 5.20(c), 5.20(e) and 5.23 of the Merger Agreement, Richard Hermanns, as the representative of the members of Hire Quest, entered into the Merger Agreement, providing for the acquisition of Hire Quest by the Company. The terms of the Merger Agreement provide that, (i) Merger Sub 1 will be merged with and into Hire Quest in the First Merger, with Hire Quest being the First Surviving Company, and (ii) immediately following the First Merger, the First Surviving Company will be merged with and into Merger Sub 2 in the Second Merger, with Merger Sub 2 being the Surviving Company. If the Merger is completed, holders of Hire Quest’s membership interests will receive an aggregate of 9,837,328 Shares in the Merger Issuance, representing approximately 68% of the Company’s outstanding Shares prior to the closing of the Offer. The Company currently has 4,629,331 Shares outstanding. It is anticipated that the Offer will close immediately following the closing of the Merger. Following completion of the Offer, and assuming the Offer is fully subscribed, the Company will have 12,966,659 Shares outstanding, in which case the percentage ownership of Shares held by the Hire Quest security holders will increase to approximately 76%.

Subject to the terms and conditions of the Merger Agreement, which has been approved by the Board of Directors and the members of Hire Quest, if the Merger is completed, all of the ownership interests in Hire Quest will be converted into the right to receive an aggregate number of Shares representing 68% of the Shares outstanding immediately after the effective time of the Merger but prior to giving effect to the purchase of Shares pursuant to the Offer. The Merger Agreement requires Hire Quest’s net tangible assets at closing to be at least $14 million.

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If the Merger is completed, four of our directors will resign from the Board of Directors, and the Company is obligated to appoint four directors selected by Hire Quest to the Company’s Board of Directors to replace them. Three of the Company’s current directors will remain on the Board of Directors following the closing of the Merger (the “Company Directors”). All of our directors have submitted conditional resignations, subject to completing the Merger. It has not been determined at this time which four directors’ resignations will be accepted and which three will remain on the Board of Directors following the effective time of the Merger. The Merger Agreement provides that, of the Company Directors, one will remain on the Board until the 2022 annual meeting of shareholders, the second will remain on the Board until the 2021 annual meeting of shareholders, and the third will remain on the Board until the 2020 annual meeting of shareholders. However, if the Merger is not consummated, each of the directors elected by the Company’s shareholders at the 2019 annual meeting of shareholders shall be elected to serve until the 2020 annual meeting of shareholders and until his successor is duly elected and qualified.

The Company and Hire Quest have made customary representations, warranties and covenants in the Merger Agreement. Subject to certain exceptions, each of the Company and Hire Quest is required, among other things, to conduct its business in the ordinary course in all material respects during the interim period between the execution of the Merger Agreement and the closing of the Merger. In addition, neither the Company nor Hire Quest may solicit alternative business combination transactions and, subject to certain exceptions, may not engage in discussions or negotiations regarding any alternative business combination transaction. The Company is required to seek shareholder approval of (i) the amendment of the Company’s articles of incorporation to increase the authorized shares of Company’s common stock and to change the name of the Company to “HireQuest, Inc.”, (ii) the issuance of shares of common stock pursuant to the Merger Agreement and the related change of control of the Company pursuant to Nasdaq listing rules, and (iii) the conversion of the Company from a Washington corporation to a Delaware corporation. We refer to the approvals in (i) and (ii) above as the “Required Approvals.” Pursuant to the terms of the Merger Agreement the Company has called its annual shareholder meeting, to be held on July 10, 2019, to seek approval of, among other things, the Required Approvals. If the Company does not receive the Required Approvals, the Merger will not be completed.

The Merger Agreement also provides that the shares of the Company stock to be issued in connection with the Merger will be issued under an exemption from registration under the Securities Act of 1933 and subject to certain transfer restrictions.

The Merger Agreement also contemplates that the Company will enter, upon closing of the Merger, into a consulting arrangement with an affiliate of Dock Square Capital, LLC, which affiliate (the “Strategic Partner”) is currently a strategic partner of, and investor in, Hire Quest. Pursuant to this consulting arrangement, the Strategic Partner would introduce prospective customers and expand relationships with existing customers of the Company in return for which it would be eligible to receive unregistered shares of the Company’s common stock, subject to certain performance metrics and vesting terms. The grant of any such shares by the Company would be based on the Company’s gross revenue generated from the services of the Strategic Partner as measured over a 12 month period. Upon the grant of any such shares, 50% of such granted shares would vest immediately, and the remaining 50% of such granted shares would be subject to a vesting requirement linked to the Company’s gross revenue generated from the services of the Strategic Partner measured over a 3 year period. We refer to any such shares as the “Performance Shares.” We anticipate the maximum number of Performance Shares issuable under the consulting arrangement would not exceed 1,612,981, which assumes (i) the total outstanding Shares immediately after closing the Merger is 14,466,659, and (ii) 1,500,000 shares of the Company’s Shares will subsequently be tendered in the Offer. Any Performance Shares would be in addition to the pro rata portion of the Shares that the Strategic Partner would receive at closing of the Merger along with the other investors in Hire Quest. The Strategic Partner would receive any declared and paid dividends on issued Performance Shares (including the unvested portion of such shares during the 3 year vesting measurement period), and the issued but unvested Performance Shares would vest on a change of control of the Company. In addition, the Strategic Partner would receive piggy-back registration rights with respect to its Performance Shares issued and vested at the time of such registration.

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Completion of the Merger is subject to certain conditions, including, among others: (i) approval of the Required Approvals by the Company’s shareholders, (ii) the closing of the Credit Facility, (iii) the absence of any court order, law, or rule prohibiting the completion of the Merger, (iv) Hire Quest security holders entering into standard investor representation letters, (v) certain Hire Quest security holders entering into non-competition agreements, (vi) the completion of a pre-closing reorganization of Hire Quest, and (vii) the Company’s delivery of certain directors’ signed resignations to Hire Quest. The obligation of each party to complete the Merger is also conditioned upon the accuracy (in certain cases subject to a materiality qualifier) of the other party’s representations and warranties and the other party having performed in all material respects its obligations under the Merger Agreement.

The Company and Hire Quest may mutually agree to terminate the Merger Agreement at any time prior to effectiveness of the Merger. Either party may also terminate the Merger Agreement if:

•	the Merger has not been consummated on or before the 150th day (September 5, 2019) following the date of the Merger Agreement (the “End Date”);
•	any governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order making illegal, permanently enjoining, or otherwise permanently prohibiting the consummation of the Merger or if any governmental entity prevents the commencement and completion of the Offer; or
•	the Required Approvals are not obtained at the Company’s annual meeting of the shareholders.

Generally, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring those expenses.

If the Merger Agreement is terminated by the Company prior to the receipt of shareholder approval of the proposals and in connection with entering into a different acquisition agreement in respect of a superior proposal, then the Company shall pay to Hire Quest, at or prior to such termination, a termination fee equal to $1.2 million (the “Termination Fee”). If the Merger Agreement is terminated by the Company because a governmental entity prevents the commencement and completion of the Offer, then the Company shall pay to Hire Quest, at or prior to such termination, an amount equal to 50% of the Termination Fee. If the Merger Agreement is terminated by Hire Quest under certain circumstances further described in the Merger Agreement, including due to a breach by the Company or the Merger Subs of any representation, warranty, covenant, or agreement that would cause the closing conditions of the Merger Agreement to not be satisfied, the Company shall pay Hire Quest the Termination Fee.

The foregoing description of the Merger Agreement is not a complete description of all of the parties’ rights and obligations under the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement.

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Shareholder Voting Agreements. In connection with the Merger, the Company’s executive officers, directors, and certain shareholders, collectively representing approximately 24% of the Company’s voting power, entered into voting agreements with the Company and Hire Quest, pursuant to which they agreed to vote in favor of the issuance of the shares in connection with the Merger and in favor of the other actions contemplated by the Merger Agreement (the “Voting Agreements”).

Equity Compensation Plan. At the 2016 annual shareholders meeting the Company approved the 2016 Equity Compensation Plan (the “2016 Plan”), which authorized 500,000 shares of the Company’s common stock for issuance under the 2016 Plan through fiscal year 2026. The 2016 Plan became effective September 29, 2016 when it was adopted by our Board of Directors.

The 2016 Plan provides that the term of stock options may not exceed ten years and that all awards to executive officers are subject to recoupment by the Company. The 2016 Plan is administered by a committee of the Board of Directors whose members satisfy the independence standards of Nasdaq, the disinterested administration requirements of Rule 16b-3 under the Securities Exchange Act of 1934, and the “outside director” requirement of Section 162(m).

The 2016 Plan allows the Company to grant stock options, shares performance share, other awards, and Section 162(m) Awards. Awards may be made to any employee, officer or director (including outside directors) of the Company, as well as to certain consultants, agents, advisors and independent contractors. The 2016 Plan does not allow: (i) stock options to be granted with an exercise price less than the grant date fair market value, (ii) stock options to be repriced, (iii) automatic acceleration upon a change of control, (iv) granting of stock options conditioned upon the delivery of shares to satisfy the exercise price and/or tax withholding obligation under another employee stock option, (v) tax gross ups, or (vi) evergreen provisions, where shares authorized for issuance can be automatically replenished.

All share issuances related to stock compensation plans are issued from the aforementioned stock available for future issuance under stockholder approved compensation plans.

Executive Employment Agreements. On March 31, 2019, we entered into an Executive Employment Agreement with Richard K. Coleman, Jr., the Company's Chief Executive Officer, effective as of April 1, 2019. This agreement provides for Mr. Coleman to continue serving as our Chief Executive Officer during an initial six month term and to receive an annual base salary of $325,000. Mr. Coleman will be eligible for a performance bonus during the initial term, and a lump sum payment equal to $200,000 at the closing of a change of control transaction, under certain conditions.

On June 29, 2018, we entered into an Executive Employment Agreement with Cory Smith, the Company’s Chief Financial Officer, effective as of July 1, 2018. This agreement provides for Mr. Smith to continue serving as the Company’s Chief Financial Officer during an initial one-year term and to receive an annual base salary of $180,000. Mr. Smith will also be eligible for an executive bonus during the initial term, and a lump sum payment of $50,000 in the event of a change of control, as defined by the agreement, during the term or within six months following the term. If Mr. Smith’s employment is terminated by us without cause within 12 months following a change of control, Mr. Smith will be entitled to receive his base salary for the greater of six months or the time remaining in the current term of the agreement, in addition, any options or awards held by him will immediately vest. In addition, if Mr. Smith’s employment is terminated by the Company without cause any options or awards held by him will immediately vest.

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On June 29, 2018, we entered into an Executive Employment Agreement with Brendan Simaytis, the Company’s Executive Vice President and General Counsel, effective as of July 1, 2018. This agreement provides for Mr. Simaytis to continue serving as the Company’s Executive Vice President and General Counsel during an initial one-year term and to receive an annual base salary of $200,000. Mr. Simaytis will also be eligible for an executive bonus during the initial term, and a lump sum payment of $50,000 in the event of a change of control, as defined by the agreement, during the term or within six months following the term. If Mr. Simaytis’s employment is terminated by us without cause within 12 months following a change of control, Mr. Simaytis will be entitled to receive his base salary for the greater of six months or the time remaining in the current term of the agreement, in addition, any options or awards held by him will immediately vest. In addition, if Mr. Simaytis employment is terminated by the Company without cause any options or awards held by him will immediately vest.

Settlement Agreement. On April 16, 2018, we entered into a settlement agreement with Ephraim Fields, Echo Lake Capital, Keith Rosenbloom, Lawrence F. Hagenbuch, Randall Bort, and Sean Gelston (collectively, the “Participants”) to settle the proxy contest pertaining to the election of directors to our Board of Directors. The settlement agreement provides, among other things:

  We agreed to appoint Lawrence F. Hagenbuch to the Board, effective April 16, 2018.
  We agreed to nominate Lawrence F. Hagenbuch, Richard K. Coleman, Jr., Steven Bathgate, Steve Oman, R. Rimmy Malhotra, JD Smith, and Galen Vetter for election to the Board at the 2018 annual meeting, with each to serve a term of one year.
  We agreed that if Lawrence F. Hagenbuch is unable to serve as a director of Command Center due to death or incapacity prior to our annual meeting, Ephraim Fields may nominate a replacement director candidate provided that any substitute is reasonably acceptable to us and meets our qualification standards.
  We agreed to reimburse the Participants up to $100,000 for their actual out-of-pocket expenses incurred in connection with their nomination of director candidates and related matters.
  The Participants agreed to vote by proxy and vote all shares of common stock owned by each Participant and its affiliates in favor of the election of directors nominated by the Board and not solicit proxies for any other nominees.
  The Participants agreed to observe normal and customary standstill provisions during the period beginning on the date of the settlement agreement until the date of the earlier of either a breach of any commitments or obligations set forth in the settlement agreement that has not been cured within five business days after notice to us or the date that is 30 days prior to the first date that a shareholder may properly notify us that it intends to submit a shareholder proposal under Rule 14a-8 or nominate a candidate for election as director at the 2019 annual meeting. The standstill provisions provide, among other things, that the Participants will not during the standstill period:
    Submit any shareholder proposal or any notice of nomination or other business for consideration at the 2018 annual meeting or nominate any candidate for election other than permitted by the settlement agreement;
    Engage in any solicitation or become a “participant in a solicitation” in opposition to the recommendation or proposal of the Board or induce or attempt to induce another person in voting with common stock at the 2018 annual meeting;
    Vote for any nominee or nominees for election to the Board at the 2018 annual meeting other than those nominated or supported by the Board;
    Seek to call or to request the call of a special meeting of the shareholders or make a request for a list of our shareholders or for any of our books and records;
    Seek to place a representative or other affiliate, associate or nominee on the Board or seek the removal of any member of the Board or a change in the size or composition of the Board;
    Acquire or agree, offer, seek or propose to acquire ownership of any our assets or business or any rights or options to acquire any such assets or business from any person unless the Participants either obtain the consent of the Board, follow a process authorized by the Board, or following a public announcement of a transaction that requires a vote of the shareholders; and
    Seek, propose or solicit, negotiate with, or provide any information to any person with respect to a merger, consolidation, acquisition of control or other similar transaction involving us, our subsidiaries, or our business whether or not any transaction involves a change of control unless the Participants either obtain the consent of the Board, follow a process authorized by the Board, or following a public announcement of a transaction that requires a vote of the shareholders.
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The foregoing descriptions of agreements and arrangements involving the Shares are qualified in their entirety by reference to the text of the respective agreements and arrangements, copies of which have been filed with the SEC.

Additional Share Repurchases. After completing the Offer, we may consider from time to time various means of returning additional excess capital to stockholders, including additional open market purchases, tender offers, dividends, privately negotiated transactions and/or accelerated share repurchases after taking into account our results of operations, financial position and capital requirements, general business conditions, legal, tax and regulatory constraints or restrictions, any contractual restrictions and other factors we deem relevant.

Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any Shares, other than in the Offer, until at least ten business days after the Expiration Date, except pursuant to certain limited exceptions provided in Exchange Act Rule 14e-5. There can be no assurance that we will repurchase Shares in the future.

General. Except as otherwise described herein, neither the Company nor, to the best of the Company’s knowledge, any of its affiliates, directors or executive officers, is a party to any agreement, arrangement or understanding with any other person relating, directly or indirectly, to the Offer or with respect to any securities of the Company, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of the securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents or authorizations.

12.	Certain Legal Matters; Regulatory Approvals.

Except as described in this Offer to Purchase, we are not aware of any license or regulatory permit that appears material to our business that might be materially and adversely affected by our acquisition of Shares as contemplated by our Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by us as contemplated by our Offer. Should any approval or other action be required, we currently intend to seek that approval or other action. We cannot predict whether we will be required to delay the acceptance for payment of or payment for Shares tendered under our Offer until the outcome of that process, if necessary, is known. We cannot assure you that any approval or other action, if needed, could be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition.

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13	Material U.S. Federal Income Tax Consequences.

The following discussion describes certain U.S. federal income tax consequences relevant to Holders (as defined below) with respect to a Sale. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed U.S. Treasury regulations, administrative pronouncements and judicial decisions, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or differing interpretations, which could result in U.S. federal income tax consequences different from those described below. This discussion does not address any aspects of state, local, or non-U.S. laws or federal laws other than those relating to U.S. federal income taxation and is not a complete analysis or description of all of the possible tax consequences of the Offer. In addition, this discussion does not address the tax consequences of transactions effectuated before, after or at the same time as the Offer, whether or not they are in connection with the Offer, including, without limitation, the exercise or cancellation of options to purchase Shares.

This discussion addresses only a Holder that owns its Shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a Holder in light of such Holder’s particular circumstances, including, for example, the following Holders:

•	a bank or other financial institution;

•	a tax-exempt entity;

•	an insurance company;

•	a person holding Shares as part of a straddle, hedge, constructive sale, integrated transaction, or conversion transaction;

•	an S corporation or other pass-through entity or an investor in an S corporation or other pass-through entity;

•	a U.S. expatriate;

•	a person who is liable for the alternative minimum tax;

•	a broker-dealer or trader in securities;

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

•	a regulated investment company;

•	a real estate investment trust;

•	a trader in securities who has elected the mark-to-market method of accounting for its securities; and

•	a person who received Shares through the exercise of employee stock options, through a tax qualified retirement plan, or otherwise as compensation.

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No ruling has been requested from the IRS in connection with the Offer or any related transactions. Accordingly, the discussion below is not binding on the IRS or any court, and there can be no assurance that the IRS will not take a contrary position or that any contrary position taken by the IRS will not be sustained by a court.

For purposes of this discussion, a “U.S. Holder” is any beneficial owner of Shares that, for U.S. federal income tax purposes, is:

•	an individual citizen or resident of the United States;

•	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (1) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons, within the meaning of Section 7701(a)(30) of the Code, have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

A “Non-U.S. Holder” is any beneficial owner of Shares that is neither a U.S. Holder nor a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) (Non-U.S. Holders together with U.S. Holders, collectively, the “Holders”).

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner in that partnership generally will depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership that holds Shares, you are urged to consult your tax advisor regarding the U.S. federal income tax consequences to you with respect to a Sale.

ALL HOLDERS OF SHARES ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. TAX CONSEQUENCES TO THEM OF A SALE OF SHARES.

U.S. Holders.

Characterization of a Sale Pursuant to the Offer. Each Sale is a taxable transaction for U.S. federal income tax purposes. The U.S. federal income tax consequences to a U.S. Holder may vary depending upon the U.S. Holder’s particular facts and circumstances. Under Section 302 of the Code, a U.S. Holder’s Sale is treated as a “sale or exchange” of Shares for U.S. federal income tax purposes (rather than as a distribution) if the Sale (1) results in a “complete termination” of the U.S. Holder’s equity interest in the Company under Section 302(b)(3) of the Code, (2) is a “substantially disproportionate” redemption with respect to the U.S. Holder under Section 302(b)(2) of the Code, or (3) is “not essentially equivalent to a dividend” with respect to the U.S. Holder under Section 302(b)(1) of the Code, each as described below (collectively, the “Section 302 Tests”). Any contemporaneous dispositions or acquisitions of Shares by a U.S. Holder (or by individuals or entities related to such U.S. Holder) may be deemed to be part of a single integrated transaction and may be taken into account in determining whether a Section 302 Test has been satisfied.

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A U.S. Holder’s Sale is a “complete termination” of the U.S. Holder’s equity interest in the Company under Section 302(b)(3) of the Code if either (1) the U.S. Holder, either actually or constructively, owns no Shares immediately after a Sale, or (2) the U.S. Holder actually owns no shares immediately after a Sale and, with respect to Shares constructively owned by the U.S. Holder immediately after such Sale, the U.S. Holder is eligible to waive, and effectively waives, constructive ownership of all such Shares under the procedures described in Section 302(c) of the Code.

A U.S. Holder’s Sale is a “substantially disproportionate” redemption with respect to the U.S. Holder under Section 302(b)(2) of the Code if (1) immediately following a Sale, the U.S. Holder actually and constructively owns less than 50 percent of the total combined voting power of all classes of Company stock entitled to vote, and (2) the percentage of voting shares actually and constructively owned by the U.S. Holder immediately following a Sale is less than 80 percent of the percentage of voting shares actually and constructively owned by such U.S. Holder immediately prior to such Sale.

Even if a U.S. Holder’s Sale fails to qualify as a “complete termination” or a “substantially disproportionate” redemption, as described above, a U.S. Holder’s Sale may nevertheless be treated as “not essentially equivalent to a dividend” with respect to the U.S. Holder under Section 302(b)(1) of the Code if the U.S. Holder’s Sale results in a “meaningful reduction” in the U.S. Holder’s interest in the Company. Whether a U.S. Holder’s Sale is treated as “not essentially equivalent to a dividend” depends upon the U.S. Holder’s particular facts and circumstances. The IRS has indicated in published rulings that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute a “meaningful reduction” for this purpose.

As indicated above, special “constructive ownership” rules apply in determining whether any of the Section 302 Tests has been satisfied. Under these rules, a U.S. Holder is treated as owning not only the Shares actually owned by such U.S. Holder, but also the Shares that are “constructively” owned (within the meaning of Section 318 of the Code) by such U.S. Holder. In very general terms, a U.S. Holder may “constructively” own Shares actually owned, and in some cases constructively owned, by certain members of such U.S. Holder’s family (except that, in the case of a “complete termination,” a U.S. Holder may waive, under certain circumstances, attribution from family members) and by certain entities (such as corporations, partnerships, trusts and estates) in which the U.S. Holder has an equity or beneficial interest, as well as any Shares the U.S. Holder has an option to purchase.

The Company cannot predict whether or the extent to which the Offer will be oversubscribed. If the Offer is oversubscribed, the Company will prorate the tenders made by U.S. Holders. Thus, the Company may accept fewer Shares than are tendered by Holders. As a result, a U.S. Holder can be given no assurance that such U.S. Holder will be permitted to sell a sufficient number of such U.S. Holder’s Shares to ensure that the Sale will be treated as a “sale or exchange” (rather than as a distribution) for U.S. federal income tax purposes under the Section 302 Tests discussed above.

Sale or Exchange Treatment. If any one of the three Section 302 Tests described above is satisfied (i.e., the U.S. Holder’s Sale is treated as a “sale or exchange” for U.S. federal income tax purposes), a U.S. Holder recognizes gain or loss in an amount equal to the difference, if any, between the amount of cash such U.S. Holder receives and such U.S. Holder’s adjusted tax basis in the sold Shares. In general, a U.S. Holder’s adjusted tax basis in its Shares will be equal to the U.S. Holder’s cost of acquiring the Shares. Any gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the sold Shares exceeds one year as of the date of the Sale. Certain non-corporate U.S. Holders (including individuals) are currently subject to reduced rates of U.S. federal income tax in respect of long-term capital gain. A U.S. Holder’s ability to deduct capital losses is subject to limitations under the Code. A U.S. Holder must calculate gain or loss separately for each block of Shares (generally, shares acquired at the same cost in a single transaction) sold pursuant to a Sale.

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Distribution Treatment. If none of the Section 302 Tests described above are satisfied, a U.S. Holder is treated as receiving a distribution with respect to such U.S. Holder’s Shares in an amount equal to the amount of cash received pursuant to the Sale. The distribution is treated as a dividend to the extent of the Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Provided that certain holding period requirements are satisfied, any portion of a distribution that is treated as a dividend generally will constitute “qualified dividend income.” Non-corporate U.S. Holders (including individuals) are currently subject to reduced rates of U.S. federal income tax in respect of “qualified dividend income.” The amount of any distribution in excess of the Company’s current or accumulated earnings and profits would be treated as a tax-free return of the U.S. Holder’s adjusted tax basis in its Shares, and thereafter as gain from the sale or exchange of the Shares. U.S. Holders should consult their tax advisors regarding the effect of any distribution on the adjusted tax basis in such Holder’s Shares.

The determination of whether a corporation has current or accumulated earnings or profits is complex and the legal standards to be applied are subject to uncertainties and ambiguities. Additionally, whether a corporation has current earnings and profits cannot be determined until the end of the taxable year. Accordingly, if a Sale is treated as a distribution (rather than a “sale or exchange”) under Section 302 of the Code, the extent to which such distribution is treated as a dividend is unclear.

If a corporate U.S. Holder’s Sale is treated as a dividend, the corporate U.S. Holder may be (1) eligible for a dividends-received deduction (subject to applicable exceptions and limitations) and (2) subject to the extraordinary dividend provisions of Section 1059 of the Code. A corporate U.S. Holder should consult its tax advisors regarding whether a dividend-received deduction is available to it and the application of Section 1059 of the Code to the disposition of its Shares.

Net Investment Income Tax. Certain non-corporate U.S. Holders (including individuals, estates and trusts) may be subject to a 3.8 percent tax on all or some portion of such U.S. Holder’s “net investment income” to the extent it exceeds certain thresholds. For this purpose, “net investment income” generally will include any capital gain or loss recognized on a Sale (including any income treated as a dividend). U.S. Holders should consult their tax advisors as to the application of the net investment income tax to them.

Non-U.S. Holders.

Withholding for Non-U.S. Holders. See the discussion below under “— Distribution Treatment” with respect to the application of U.S. federal income tax withholding to payments made to Non-U.S. Holders pursuant to a Sale.

Sale or Exchange Treatment. If any one of the three Section 302 Tests described above is satisfied (i.e., the Non-U.S. Holder’s Sale is treated as a “sale or exchange” for U.S. federal income tax purposes), any gain realized by a Non-U.S. Holder generally is not subject to U.S. federal withholding and income tax unless:

•	such gain realized is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Holder);
•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year that inherit the Sale and certain other conditions are satisfied; or
•	the Company is or has been a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of (1) the five-year period ending on the date of the Sale and (2) the Non-U.S. Holder’s holding period in the Shares, and such Non-U.S. Holder held (directly, indirectly or constructively), at any time during such period, more than 5 percent of the outstanding Shares.

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If the Non-U.S. Holder’s gain is described in the first bullet above, such Non-U.S. Holder generally is subject to U.S. federal income tax (other than the net investment income tax) under the rules described above as if it were a U.S. Holder of Shares and, in the case of a foreign corporation, may be subject to an additional “branch profits tax” at a 30 percent rate (or such lower rate as may be specified by an applicable income tax treaty).

If the Non-U.S. Holder is described in the second bullet above, such Non-U.S. Holder generally is subject to U.S. federal income tax at a 30 percent rate (or such lower rate as may be specified by an applicable income tax treaty) on any gain, which may be offset by certain U.S. source capital losses of the Non-U.S. Holder.

If the Company satisfies the criteria described in the third bullet above, a Non-U.S. Holder owning more than 5 percent of the outstanding Shares generally is not subject to U.S. federal withholding tax as a result of the Company’s meeting such criteria but is subject to U.S. federal income tax under the rules described above as if it were a U.S. Holder of Shares. A Non-U.S. Holder owning 5 percent or less of the outstanding Shares generally is not subject to U.S. federal withholding or income tax. Although there can be no assurances in this regard, the Company does not believe that it is or was a USRPHC for U.S. federal income tax purposes during the applicable five-year period.

Distribution Treatment. If none of the Section 302 Tests described above are satisfied, a Non-U.S. Holder is treated as receiving a distribution by the Company with respect to such Non-U.S. Holder’s Shares in an amount equal to the amount of cash received pursuant to a Sale. The characterization of such distribution for U.S. federal income tax purposes as a dividend, tax-free return of capital or as gain from the sale or exchange of the Shares is determined in the same manner as is described above under “- U.S. Holders – Distribution Treatment.”

Except as described below, a dividend paid to a Non-U.S. Holder generally is subject to U.S. federal withholding tax at a 30 percent rate or at a lower rate if the Non-U.S. Holder is eligible for the benefits of an income tax treaty that provides for a lower rate. Even if the Non-U.S. Holder is eligible for a lower income tax treaty rate, the Depositary or other paying agent generally is required to withhold at a 30 percent rate (rather than the lower income tax treaty rate) on a dividend payment to a Non-U.S. Holder unless the Non-U.S. Holder has furnished to the Depositary or other paying agent a properly executed and completed IRS Form W-8BEN or W-8BEN-E (or other appropriate Form W-8 or any successor form) certifying that such Non-U.S. Holder is entitled to benefits under the income tax treaty. Additional certification requirements apply if a Non-U.S. Holder holds its Shares through a foreign partnership or a foreign intermediary. If a Non-U.S. Holder is eligible for a reduced rate of withholding tax under an income tax treaty but fails to furnish a properly executed and completed IRS Form W-8BEN or W-8BEN-E (or other appropriate Form W-8 or any successor form), such Non-U.S. Holder may obtain a refund of any excess amounts withheld by timely filing a refund claim with the IRS.

A dividend paid to a Non-U.S. Holder that is “effectively connected” with its conduct of a trade or business within the United States, and, if required by an income tax treaty, attributable to a permanent establishment that the Non-U.S. Holder maintains in the United States, is not subject to U.S. federal withholding tax as described above, provided that the Non-U.S. Holder furnishes to the Depositary or other paying agent a properly executed and completed IRS Form W-8ECI (or acceptable substitute form) upon which the Non-U.S. Holder represents, under penalties of perjury, that (1) the Non-U.S. Holder is a non-U.S. person, and (2) the dividend is effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States and is includable in its gross income. Any such dividend generally is subject to U.S. federal income tax (other than the net investment income tax) as if the Non-U.S. Holder were a U.S. Holder. In addition, any such dividend received by a corporate Non-U.S. Holder may, under certain circumstances, be subject to an additional branch profits tax at a 30 percent rate, or at a lower rate if the corporate Non-U.S. Holder is eligible for the benefits of an income tax treaty that provides for a lower rate.

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If a Non-U.S. Holder tenders Shares that are held in a U.S. brokerage account or otherwise through a U.S. broker, dealer, commercial bank, trust company, or other nominee, such U.S. broker or other nominee will generally be the withholding agent for the payment made to the Non-U.S. Holder pursuant to a Sale. Non-U.S. Holders generally will be required to deliver a properly executed and completed IRS Form W-8BEN or W-8BEN-E (or other appropriate Form W-8 or any successor form) or other certifications to such U.S. brokers or other nominees and such U.S. brokers or other nominees may deduct and withhold from any payments made to such Non-U.S. Holders in accordance with their own procedures and applicable law. Non-U.S. Holders tendering Shares that are held through a U.S. broker or other nominee should consult such U.S. broker or other nominee and their own tax advisors to determine the particular certification and withholding procedures that will be applicable to them.

If a Non-U.S. Holder tenders Shares that are held in its own name as a holder of record, such Non-U.S. Holder must deliver to the Depositary or other paying agent a properly executed and completed IRS Form W-8BEN or W-8BEN-E (or other appropriate Form W-8 or any successor form). Because the Depositary or other paying agent cannot determine whether any particular Non-U.S. Holder’s Sale is properly characterized as a “sale or exchange” or a distribution for U.S. federal income tax purposes at the time of payment, the Depositary or other paying agent may, in its sole discretion, treat the Sale as a dividend, and deduct and withhold 30% of the gross proceeds unless the Depositary determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States or another exemption applies. If a Non-U.S. Holder is exempt from, or eligible for a reduced rate of, U.S. federal withholding or income tax, such Non-U.S. Holder may obtain a refund of any excess amounts withheld by the Depositary or other paying agent by timely filing a refund claim with the IRS.

Each Non-U.S. Holder is urged to consult their own tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

FATCA Withholding. Under the Foreign Account Tax Compliance Act (“FATCA”), a Non-U.S. Holder of Shares generally is subject to a 30 percent withholding tax on dividends paid on Shares, unless (i) if the Non-U.S. Holder is a “non-financial foreign entity”, it provides the Depositary or other paying agent or its financial institution with certain documentation relating to its substantial U.S. owners or otherwise certifies that it does not have any substantial U.S. owners, (ii) if the Non-U.S. Holder is a “foreign financial institution”, it enters into an agreement with the Department of Treasury to, among other things, report certain information regarding its accounts with or interests held by certain United States persons and by certain non-U.S. entities that are wholly or partially owned by United States persons, and it establishes its compliance with these rules by providing the Depositary or other paying agent or financial institution with an applicable IRS Form W-8 or (iii) the Non-U.S. Holder otherwise qualifies for an exemption from these rules and establishes such exemption by providing to the Depositary or other paying agent or financial institution with an applicable IRS Form W-8. The rules relating to FATCA described above may be modified by an applicable intergovernmental agreement between the United States and the jurisdiction in which the Non-U.S. Holder is resident. Non-U.S. Holders are urged to consult their tax advisors regarding how FATCA may apply to their particular circumstances.

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Information Reporting and Backup Withholding. Holders generally are subject to information reporting requirements and backup withholding with respect to any amounts received pursuant to a Sale. If a Holder receives a Form 1099-DIV from the Company (or its paying agent) in connection with a Sale, such a Holder is not precluded from taking the position that any amounts received pursuant to the Sale qualify for “sale or exchange” treatment under one of the Section 302 Tests described above. In addition, Holders may be subject to backup withholding unless such holder provides proof of an applicable exemption or furnishes its taxpayer identification number and otherwise complies with all applicable requirements under the backup withholding rules (typically by delivering a properly executed and completed IRS Form W-9 or W-8 or other applicable form to the Depositary or other paying agent). Any amounts withheld under the backup withholding rules are not an additional tax and will be allowed as a credit against a Holder’s U.S. federal income tax liability and may entitle such Holder to a refund, provided that certain required information is timely furnished to the IRS. See Section 3 above for more detail regarding backup withholding.

14.	Effects of the Offer on the Market for Shares; Registration under the Exchange Act.

The purchase by the Company of Shares under the Offer will reduce our “public float” (the number of Shares owned by non-affiliate stockholders and available for trading in the securities markets). There can be no assurance that this reduction in our public float will not result in lower stock prices and/or reduced liquidity in the trading market for the Shares following completion of the Offer. In addition, the Offer may reduce the number of Command Center stockholders. Stockholders retaining an equity interest in the Company may face reduced trading liquidity. As of June 25, 2019, we had 4,629,331 issued and outstanding Shares. Following the closing of the Merger, we will have 14,466,659 Shares issued and outstanding. If the Merger is consummated and the Offer is fully subscribed, the Offer will result in the repurchase by the Company of 1,500,000 Shares, which would represent approximately 10.4% of our issued and outstanding Shares. Stockholders may be able to sell non-tendered Shares in the future on Nasdaq or otherwise, at a net price higher or lower than the Purchase Price in the Offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell such Shares in the future.

We anticipate that there will be a sufficient number of Shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for such Shares on Nasdaq.

In addition, following consummation of the Offer or future repurchases, stockholders retaining an equity interest in the Company may face reduced trading liquidity. Stockholders may be able to sell non-tendered Shares in the future, on Nasdaq or otherwise, at a net price which may be significantly higher or lower than the Purchase Price in the Offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell his or her Shares in the future.

The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our stockholders. As we currently have less than 300 shareholders of record, we believe that our purchase of Shares under the Offer pursuant to the terms of the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

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15.	Extension of the Offer; Termination; Amendment.

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension no later than 9:00 A.M., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. During any such extension, all Shares previously tendered and not validly withdrawn will remain subject to the Offer and to the right of a tendering stockholder to withdraw such stockholder’s Shares.

We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any Shares not theretofore accepted for payment or paid for, or, subject to applicable law, to postpone payment for Shares, upon the occurrence of an event that results in any of the conditions specified in Section 7 being triggered by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Shares which we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of an Offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the per Share consideration offered in the Offer to holders of Shares or by decreasing or increasing aggregate purchase price of Shares being sought in the Offer), consistent with our obligations under the Merger Agreement. Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the notice of the amendment must be issued no later than 9:00 A.M., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change. In addition, we would file such press release as an exhibit to the Schedule TO.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) promulgated under the Exchange Act. These rules provide that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:

(1)	we increase or decrease the Purchase Price, or increase or decrease the aggregate purchase price of Shares sought in the Offer and, in the event of an increase in the number of Shares sought in the Offer, the increase exceeds 2% of the Shares outstanding, and
(2)	the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent or given in the manner specified in this Section 15, then in each case the Offer will be extended until the expiration of the period of at least 10 business days from and including the date that such increase or decrease is first published, sent or given to stockholders in the manner specified in this Section 15. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, New York City time.

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16.	Fees and Expenses; Information Agent; Depositary.

We have retained InvestorCom to act as Information Agent in connection with the Offer. As Information Agent, InvestorCom may contact holders of Shares by mail, telephone, facsimile and personal interviews and may request brokers, dealers, commercial banks, trust companies or other nominee stockholders to forward materials relating to the Offer to beneficial owners. InvestorCom, in its capacity as Information Agent, will receive reasonable and customary compensation for its services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

We have retained Continental Stock Transfer & Trust Company to act as Depositary in connection with the Offer. Continental Stock Transfer & Trust Company, in its capacity as Depositary, will receive reasonable and customary compensation for its services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

Certain officers and employees of the Company may render services in connection with the Offer but they will not receive any additional compensation for such services.

We will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other nominees (other than fees to the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Stockholders holding Shares through brokers, dealers, commercial banks, trust companies or other nominee stockholders are urged to consult the brokers, banks and other nominee stockholders to determine whether transaction costs may apply if stockholders tender Shares through the brokers, dealers, commercial banks, trust companies or other nominee stockholders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as the agent of the Company, the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on the purchase of Shares in the Offer, except as otherwise described in Section 5.

17.	Miscellaneous.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

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Pursuant to Rule 13e-4 promulgated under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 10 with respect to information concerning the Company.

We have not authorized anyone to provide you with information or make any representation on behalf of us or in connection with the Offer other than those contained in this Offer to Purchase, the related Letter of Transmittal or in the other documents that constitute a part of the Offer. If given or made, you should not rely on that information or representation as having been authorized by us.

Command Center, Inc.

June 26, 2019

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The Letter of Transmittal, book-entry confirmation of Shares and any other required documents should be sent or delivered by each stockholder of the Company or his/her broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

Continental Stock Transfer & Trust Company

By First-Class, Registered or Certified Mail: Continental Stock Transfer & Trust Company Attention: Corporate Actions 1 State Street, 30th Floor New York, New York 10004-1561	By Express or Overnight Courier: Continental Stock Transfer & Trust Company Attention: Corporate Actions 1 State Street, 30th Floor New York, New York 10004-1561

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions or requests for assistance may be directed to the Information Agent at its telephone numbers and address set forth below. Questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at its address and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

InvestorCom, LLC

19 Old Kings Highway S. – Suite 210

Darien, CT 06820

Banks and Brokers Call: (203) 972-9300

 Stockholders Call Toll-Free: (877) 972-0090

Email: info@investor-com.com

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ANNEX A

INDEX

Page

FINANCIAL STATEMENTS:
Command Center, Inc. audited financial statements for the years ended December 28, 2018 and December 29, 2017	F-3
Command Center, Inc. unaudited financial statements for the three months ended March 29, 2019 and March 30, 2018	F-19
Hire Quest, LLC audited financial statements for the years ended December 31, 2018 and 2017, and unaudited financial statements for the three months ended March 31, 2019 and 2018	F-35

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of
Command Center, Inc.
Lakewood, Colorado

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of Command Center, Inc. (the “Company”) as of December 28, 2018, the related consolidated statement of income, stockholders' equity, and cash flows for the fifty-two weeks ended December 28, 2018 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 28, 2018, and the results of its operations and its cash flows for the fifty-two weeks ended December 28, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

The Company's management is responsible for these financial statements. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Plante & Moran, PLLC

We have served as the Company’s auditor since 2017.

Denver, Colorado
April 9, 2019

F-1

Report of Independent Public Accounting Firm

To the Shareholders and Board of Directors of
Command Center, Inc.
Lakewood, Colorado

OPINION ON THE CONSOLIDATED FINANCIAL STATEMENTS

We have audited the accompanying consolidated balance sheet of Command Center, Inc. (the “Company”) as of December 29, 2017, and the related consolidated statement of income, stockholders’ equity, and cash flows, for the fifty-two weeks ended December 29, 2017, and the related notes (collectively referred to as the “financial statements”).

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 29, 2017, and the results of its operations and its cash flows for the fifty-two weeks ended December 29, 2017, in conformity with accounting principles generally accepted in the United States of America.

BASIS FOR OPINION

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

/s/ EKS&H LLLP

March 29, 2018
Denver, Colorado

F-2

Command Center, Inc.
Consolidated Balance Sheets

	December 28, 2018	December 29, 2017
ASSETS
Current assets
Cash	$7,934,287	$7,768,631
Restricted cash	69,423	12,853
Accounts receivable, net of allowance for doubtful accounts	9,041,361	9,394,376
Prepaid expenses, deposits, and other assets	380,930	740,280
Prepaid workers' compensation	212,197	167,597
Current portion of workers' compensation deposits	-	99,624
Total current assets	17,638,198	18,183,361
Property and equipment, net	329,255	372,145
Deferred taxes	1,079,908	721,602
Workers' compensation risk pool deposit, less current portion, net	193,984	201,563
Workers' compensation risk pool deposit in receivership, net	260,000	1,800,000
Goodwill and other intangible assets, net	3,930,900	4,085,576
Total assets	$23,432,245	$25,364,247
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$219,945	$563,402
Account purchase agreement facility	398,894	853,562
Other current liabilities	821,142	898,809
Accrued wages and benefits	1,218,699	1,503,688
Current portion of workers' compensation claims liability	1,003,643	1,031,500
Total current liabilities	3,662,323	4,850,961
Workers' compensation claims liability, less current portion	878,455	917,497
Total liabilities	4,504,778	5,768,458
Commitments and contingencies (Note 9)
Stockholders' equity
Preferred stock - $0.001 par value, 416,666 shares authorized; none issued	-	-
Common stock - $0.001 par value, 8,333,333 shares authorized; 4,680,871 and 4,993,672 shares issued and outstanding, respectively	4,681	4,994
Additional paid-in capital	54,536,852	56,211,837
Accumulated deficit	(35,650,066)	(36,621,042)
Total stockholders' equity	18,891,467	19,595,789
Total liabilities and stockholders' equity	$23,432,245	$25,364,247

See accompanying notes to consolidated financial statements.

F-3

Command Center, Inc.
Consolidated Statements of Income

	Fifty-two weeks ended
	December 28, 2018	December 29, 2017
Revenue	$97,388,820	$98,072,198
Cost of staffing services	72,450,295	72,641,609
Gross profit	24,938,525	25,430,589
Selling, general and administrative expenses	23,433,198	21,347,681
Depreciation and amortization	323,852	386,413
Income from operations	1,181,475	3,696,495
Interest expense and other financing expense	2,116	11,619
Net income before income taxes	1,179,359	3,684,876
Provision for income taxes	205,072	2,005,528
Net income	$974,287	$1,679,348

Earnings per share:
Basic	$0.20	$0.33
Diluted	$0.20	$0.33

Weighted average shares outstanding:
Basic	4,853,000	5,043,254
Diluted	4,855,019	5,105,006

See accompanying notes to consolidated financial statements.
F-4

Command Center, Inc.
Consolidated Statement of Changes in Stockholders’ Equity

	Common stock		Additional		Total
			paid-in	Accumulated	stockholders'
	Shares	Par value	capital	deficit	equity
Balance at December 30, 2016	5,052,888	$5,053	$56,430,206	$(38,300,390)	$18,134,869
Common stock issued for services	9,583	10	49,690	-	49,700
Stock-based compensation	-	-	107,090	-	107,090
Common stock purchased and retired	(68,799)	(69)	(375,149)	-	(375,218)
Net income for the year	-	-	-	1,679,348	1,679,348
Balance at December 29, 2017	4,993,672	4,994	56,211,837	(36,621,042)	19,595,789
Common stock issued for services	10,973	11	62,425	-	62,436
Stock-based compensation	-	-	332,089	-	332,089
Common stock purchased and retired	(323,774)	(324)	(1,828,829)	-	(1,829,153)
Cumulative effect of accounting change	-	-	-	(3,311)	(3,311)
Effective repurchase of stock options			(240,670)	-	(240,670)
Net income for the year	-	-	-	974,287	974,287
Balance at December 28, 2018	4,680,871	$4,681	$54,536,852	$(35,650,066)	$18,891,467

See accompanying notes to consolidated financial statements.
F-5

Command Center, Inc.
Consolidated Statements of Cash Flow

	Fifty-two weeks ended
	December 28, 2018	December 29, 2017
Cash flows from operating activities
Net income	$974,287	$1,679,348
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	323,852	386,413
Provision for bad debt	71,278	209,805
Stock based compensation	332,089	156,790
Deferred taxes	(358,306)	1,666,043
Reserve on workers' compensation risk pool deposit in receivership	1,540,000	-
Cumulative effect of accounting change	(3,311)	-
Common stock issued for services	62,436	-
Gain on disposition of property and equipment	(9,383)	-
Changes in operating assets and liabilities:
Accounts receivable	281,737	683,273
Prepaid expenses, deposits, and other assets	359,350	(106,665)
Prepaid workers' compensation	(44,600)	578,100
Accounts payable	(343,457)	(198,875)
Other current liabilities	(77,667)	502,883
Accrued wages and benefits	(525,659)	(63,897)
Workers' compensation risk pool deposits	107,203	12,153
Workers' compensation claims liability	(66,899)	(757,703)
Net cash provided by operating activities	2,622,950	4,747,668
Cash flows from investing activities
Purchase of property and equipment	(158,578)	(103,665)
Proceeds from the sale of property and equipment	41,675	-
Net cash used in investing activities	(116,903)	(103,665)
Cash flows from financing activities
Net change in account purchase agreement facility	(454,668)	465,282
Purchase of treasury stock	(1,829,153)	(375,218)
Net cash (used in) provided by financing activities	(2,283,821)	90,064
Net increase in cash	222,226	4,734,067
Cash and restricted cash, beginning of period	7,781,484	3,047,417
Cash and restricted cash, end of period	$8,003,710	$7,781,484
Supplemental disclosure of non-cash activities
Effective purchase of vested stock options	240,670	-
Supplemental disclosure of cash flow information
Interest paid	3,503	11,620
Income taxes paid	18,227	522,525
Reconciliation of cash and cash equivalents
Cash	$7,934,287	$7,768,631
Restricted cash	69,423	12,853
Total cash and restricted cash	$8,003,710	$7,781,484

See accompanying notes to consolidated financial statements.
F-6

Command Center, Inc.
Notes to Consolidated Financial Statements

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business:  Command Center, Inc. ("Command Center,” the “Company,” “CCI,” “we,” "us," or “our”) is a leading provider of on-demand labor in the staffing industry. Our customers are primarily small to mid-sized businesses in the industrial/manufacturing/warehousing, construction, hospitality, transportation, and retail industries. At December 28, 2018 we operated 67 branches in 22 states. Our corporate headquarter is in Lakewood, Colorado.

Basis of Presentation:  The consolidated financial statements include the accounts of Command Center and all wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. The consolidated financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP.

Use of Estimates:  The preparation of consolidated financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition:  On December 30, 2017, we adopted new revenue recognition guidance using the modified retrospective method for all open contracts and related amendments. Results for reporting periods beginning after December 30, 2017 are presented under the new revenue recognition guidance, while prior period amounts were not adjusted and continue to be reported in accordance with historic accounting guidance. The adoption of this new guidance did not have a material impact on our consolidated financial statements.

We account for revenue when both parties to the contract have approved the contract, the rights and obligations of the parties are identified, payment terms are identified, and collectability of consideration is probable. Our primary source of revenue is from providing temporary contract labor to our customers. Revenue is recognized at the time we satisfy our performance obligation. Our contracts have a single performance obligation, which is the transfer of services. Because our customers receive and consume the benefits of our services simultaneously, our performance obligations are typically satisfied when our services are provided. Revenue is reported net of customer credits, discounts, and taxes collected from customers that are remitted to taxing authorities. Our customers are invoiced every week and we do not require payment prior to the delivery of service. Substantially all of our contracts include payment terms of 30 days or less and are short-term in nature. Because of our payment terms with our customers, there are no significant contract assets or liabilities. We do not extend payment terms beyond one year.

Below is a summary our revenue disaggregated by industry (in thousands, except percentages):

	Fifty-two weeks ended
	December 28, 2018		December 29, 2017
Industrial, manufacturing and warehousing	$34,207,786	35.1%	$33,495,618	34.2%
Construction	18,462,347	19.0%	19,988,048	20.4%
Hospitality	16,480,095	16.9%	18,304,637	18.7%
Transportation	15,322,125	15.7%	14,046,085	14.3%
Retail and Other	12,916,467	13.3%	12,237,810	12.4%
Total	$97,388,820	100.0%	$98,072,198	100.0%

Cost of Staffing Services:  Cost of services inherit the wages of field team members, related payroll taxes, workers’ compensation expenses, and other direct costs of services. We do not include branch level costs in this calculation such as rent, branch manager salary, or other branch level operating expenses.

Restricted Cash:  We maintain a cash balance that is held on deposit as a requirement of our workers’ compensation insurance provider.

Accounts Receivable and Allowance for Doubtful Accounts:  Accounts receivable are carried at their estimated recoverable amount, net of allowances. The allowance for doubtful accounts is determined based on historical write-off experience, age of receivable, other qualitative factors and extenuating circumstances, and current economic data and represents our best estimate of the amount of probable losses on our accounts receivable. The allowance for doubtful accounts is reviewed each period and past due balances are written-off when it is probable that the receivable will not be collected. Our allowance for doubtful accounts was approximately $113,000 and $282,000, at December 28, 2018 and December 29, 2017, respectively.
F-7

Property and Equipment:  Property and equipment are recorded at cost. We compute depreciation using the straight-line method over the estimated useful lives, typically three to five years. Leasehold improvements are capitalized and amortized over the shorter of the non-cancelable lease term or their useful lives. Repairs and maintenance are expensed as incurred. When assets are sold or retired, cost and accumulated depreciation are eliminated from the consolidated balance sheet and gain or loss is reflected in the consolidated statement of income.

Workers’ Compensation Reserves:  In accordance with the terms of our workers’ compensation liability insurance policy, we maintain reserves for workers’ compensation claims to cover our cost of all claims. We use third party actuarial estimates of the future costs of the claims and related expenses discounted by a 5% present value interest rate to determine the amount of our reserves. We evaluate the reserves quarterly and make adjustments as needed. If the actual cost of the claims incurred and related expenses exceed the amounts estimated, additional reserves may be required.

Goodwill and Intangible Assets:  Goodwill represents the excess purchase price over the fair value of identifiable assets received attributable to business acquisitions and combinations. Goodwill is measured for impairment at least annually and whenever events and circumstances arise that indicate impairment may exist, such as a significant adverse change in the business climate. In assessing the value of goodwill, an entity compares the carrying amount of a reporting unit to its fair value. If the carrying amount of a reporting unit exceeds its fair value, an entity is required to recognize an impairment charge to goodwill equal to that difference, up to the carrying value of goodwill. We assess goodwill for impairment on an annual basis as of the last day of our fiscal year.

Intangible assets with definite lives are amortized over the estimated useful lives and are reviewed for impairment at lease annually and whenever events and circumstances arise that indicate impairment may exist.

Income Taxes:  We account for income taxes under the liability method, whereby deferred income tax liabilities or assets at the end of each period are determined using the enacted tax rate expected to be in effect when the taxes are actually paid or recovered. A valuation allowance is recognized on deferred tax assets when it is more likely than not that some or all of these deferred tax assets will not be realized. Our policy is to prescribe a recognition threshold and measurement attribute for the recognition and measurement of a tax position taken or expected to be taken in a tax return.

We have analyzed our filing positions in all jurisdictions where we are required to file returns, and found no positions that would require a liability for unrecognized income tax positions to be recognized. In the event that we are assessed penalties and/or interest, penalties will be charged to other financing expense and interest will be charged to interest expense.

Earnings per Share:  Basic earnings per share is calculated by dividing net income or loss available to common stockholders by the weighted average number of common shares outstanding, and does not include the impact of any potentially dilutive common stock equivalents. Diluted earnings per share reflect the potential dilution of securities that could share in our earnings through the conversion of common shares issuable via outstanding stock warrants, and/or stock options. We had common stock equivalents outstanding to purchase 160,831 and 254,995 shares of common stock at December 28, 2018 and December 29, 2017, respectively. If we incur losses in the periods presented, or if conversion into common shares is anti-dilutive, basic and dilutive earnings per share are equal.

Diluted common shares outstanding were calculated using the Treasury Stock Method and are as follows:

	December 28, 2018	December 29, 2017
Weighted average number of common shares used in basic net income per common share	4,853,000	5,043,254
Dilutive effects of stock options	2,019	61,752
Weighted average number of common shares used in diluted net income per common share	4,855,019	5,105,006

F-8

Periodically, we issue common shares or options to purchase our common shares to our officers, directors, employees, or other parties. Compensation expense for these equity awards are recognized straight-line over the service period, based on the fair value on the grant date. We recognize compensation expense for only the portion of options that are expected to vest, rather than record forfeitures when they occur. If the actual number of forfeitures differs from those estimated by management, additional adjustments to compensation expense may be required in the future periods. We determine the fair value of equity awards using the Black-Scholes valuation model for stock options and the quoted market price for stock awards.

Advertising Costs:  Advertising costs consist primarily of print and other promotional activities. We expense advertisements as incurred and totaled approximately $32,000 and $33,000 during the fiscal years ended December 28, 2018 and December 29, 2017, respectively.

Concentrations:  At December 28, 2018, 27.4% of total accounts payable were due to two vendors and 12.9% of total accounts receivable was due from a single customer. At December 29, 2017, 44.8% of total accounts payable were due to two vendors and 11.8% of total accounts receivable was due from a single customer.

Impairment of Long-lived Asset:  We review the carrying values of our long-lived assets, including property, plant and equipment, and intangible assets whenever events or changes in circumstances indicate that such carrying values may not be recoverable. Long-lived assets are carried at historical cost if the projected cash flows from their use will recover their carrying amounts on an undiscounted basis without considering interest. If projected cash flows are less than their carrying value, the long-lived assets are reduced to their estimated fair value. Considerable judgement is required to project such cash flows and, if required, estimate the fair value of the impaired long-lived assets.

Fair Value of Financial Instruments:  We carry financial instruments on the consolidated balance sheet at the fair value of the instruments as of the consolidated balance sheet date. At the end of each period, management assesses the fair value of each instrument and adjusts the carrying value to reflect its assessment. At December 28, 2018 and December 29, 2017, the carrying values of our account purchse agreement, accounts receivable, and accounts payable approximated their fair values due to relatively short maturities.

Recent Accounting Pronouncements:  In February 2016, the Financial Accounting Standards Board, or FASB, issued Accounting Standards Update, or ASU, 2016-02 amending the existing accounting standards for lease accounting and requiring lessees to recognize a right-of-use asset and a corresponding lease liabilities for all leases with a term of more than 12 months, including those classified as operating leases. Both the asset and liability will initially be measured at the present value of the future minimum lease payments, with the asset being subject to adjustments such as initial direct costs.  This ASU is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2018. During the third quarter of 2018, the FASB issued updated guidance that provides companies with the option to apply a practical expedient that allows adoption of the provisions of the new lease accounting guidance prospectively, with a cumulative-effect adjustment recorded to retained earnings upon the date of adoption. We have elected to adopt the standard using the practical expedient provided in the third quarter and adopt the guidance prospectively on the effective date. As a result of adopting this standard, we expect to recognize a right -of-use asset and lease liability of approximately $2.1 million. We do not expect the adoption of this standard to have a material impact on expense recognition.
F-9

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” The standard significantly changes how entities will measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. The standard will replace todays “incurred loss” approach with an “expected loss” model for instruments measured at amortized cost. For available-for-sale securities, entities will be required to record allowances rather than reduce the carrying amount, as they do today under the other-than-temporary impairment model. It also simplifies the accounting model for purchased credit-impaired debt securities and loans. This guidance is effective for annual periods beginning after December 15, 2019, and interim periods therein. Early adoption is permitted for annual periods beginning after December 15, 2018, and interim periods therein. We are currently evaluating the impact of the new guidance on our consolidated financial statements and related disclosures.

In November 2016, the FASB issued ASU 2016-18, “Statement of Cash Flows (Topic 230) Restricted Cash.” The new guidance requires that the reconciliation of the beginning-of-period and end-of-period amounts shown in the statement of cash flows include restricted cash and restricted cash equivalents. If restricted cash is presented separately from cash and cash equivalents on the balance sheet, companies will be required to reconcile the amounts presented on the statement of cash flows to the amounts on the balance sheet. Companies also need to disclose information about the nature of the restrictions. This guidance is effective for fiscal years beginning after December 15, 2017, and the interim periods within those fiscal years. We adopted this guidance during the first quarter of 2017.

In May 2014, the Financial Accounting Standards Board, or FASB, issued new revenue recognition guidance under Accounting Standards Update, or ASU, 2014-09 that supersedes the existing revenue recognition guidance under U.S. GAAP. The new standard focuses on creating a single source of revenue guidance for revenue arising from contracts with customers for all industries. The objective of the new standard is for companies to recognize revenue when it transfers the promised goods or services to its customers at an amount that represents what the company expects to be entitled to in exchange for those goods or services. The new standard became effective for us beginning December 30, 2017. We implemented the standard using the modified retrospective approach which recognized the cumulative effect of application on that date. As a result of adopting this new standard, we made an adjustment that increased Revenue on our Consolidated Statement of Income and decreased Accumulated deficit on our Consolidated Balance Sheet by approximately $3,000. We have applied the guidance in this new standard to all contracts at the date of initial application.

In January 2017, the FASB issued ASU 2017-04, “Intangibles – Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment.” The new guidance simplifies the subsequent measurement of goodwill by eliminating the requirement to perform a Step 2 impairment test to compute the implied fair value of goodwill. Instead, companies will only compare the fair value of a reporting unit to its carrying value (Step 1) and recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized may not exceed the total amount of goodwill allocated to that reporting unit. Additionally, an entity should consider income tax effects from any tax-deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment loss, if applicable. This amended guidance is effective for fiscal years and interim periods beginning after December 15, 2019, with early adoption permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. We adopted this guidance during our fiscal year 2018.

Other accounting standards that have been issued by the Financial Accounting Standards Board or other standards-setting bodies are not expected to have a material impact on our financial position, results of operations, and cash flows. For the period ended December 28, 2018, the adoption of other accounting standards had no material impact on our financial positions, results of operations, or cash flows.

NOTE 2 – PROPERTY AND EQUIPMENT

The following table summarizes the book value of our assets and accumulated depreciation and amortization:

	December 28, 2018	December 29, 2017
Leasehold improvements	$289,576	$268,586
Vehicles and machinery	73,955	100,467
Furniture and fixtures	127,992	127,992
Computer hardware and licensed software	634,117	502,309
Accumulated depreciation and amortization	(796,385)	(627,209)
Total property and equipment, net	$329,255	$372,145

Depreciation and amortization expense related to property and equipment totaled approximately $169,000 and $165,000 during the fiscal years ended December 28, 2018 and December 29, 2017, respectively.
F-10

NOTE 3 – GOODWILL AND INTANGIBLE ASSETS

At least annually, or whenever events or circumstances arise indicating an impairment may exist, we review goodwill for impairment. We are a single reporting unit consisting of purchased on-demand labor branches, thus the analysis is conducted for the Company as a whole. Our goodwill represents the consideration given for acquisitions in excess of the fair value of identifiable assets received. No provision has been made for an impairment loss as of December 28, 2018 or December 29, 2017.

The following table reflects our purchased goodwill and finite-lived intangible assets.

	December 28, 2018			December 29, 2017
	Gross	Accumulated amortization	Net	Gross	Accumulated amortization	Net
Goodwill	$3,777,568	$-	$3,777,568	$3,777,568	$-	$3,777,568
Finite-lived intangible assets:
Customer relationships	430,984	(277,652)	153,332	430,984	(170,597)	260,387
Non-compete agreements	228,580	(228,580)	-	228,580	(180,959)	47,621
Total finite-lived intangible assets	659,564	(506,232)	153,332	659,564	(351,556)	308,008

Total goodwill and intangible assets	$4,437,132	$(506,232)	$3,930,900	$4,437,132	$(351,556)	$4,085,576

Amortization expense related to intangible assets totaled approximately $155,000 and $221,000 during the fiscal years ended December 28, 2018 and December 29, 2017, respectively.

The following table reflects estimated future amortization expenses of intangible assets with definite lives as of December 28, 2018:

Year	Obligation
2019	$107,746
2020	44,894
Thereafter	-
Total	$152,640

NOTE 4 – ACCOUNT PURCHASE AGREEMENT & LINE OF CREDIT FACILITY

In May 2016, we signed an account purchase agreement with our lender, Wells Fargo Bank, N.A., which allows us to sell eligible accounts receivable for 90% of the invoiced amount on a full recourse basis up to the facility maximum, or $14.0 million on December 28, 2018 and December 29, 2017. When the receivable is paid by our customers, the remaining 10% is paid to us, less applicable fees and interest. Eligible accounts receivable are generally defined to include accounts that are not more than ninety days past due.

Pursuant to this agreement, we owed approximately $399,000 and $854,000 at December 28, 2018 and December 29, 2017, respectively. The current agreement bears interest at the Daily One Month London Interbank Offered Rate plus 2.50% per annum. At December 28, 2018 the effective interest rate was 5.02%. Interest is payable on the actual amount advanced. Additional charges include an annual facility fee equal to 0.50% of the facility threshold in place and lockbox fees. As collateral for repayment of any and all obligations, we granted Wells Fargo Bank, N.A. a security interest in our all of our property including, but not limited to, accounts receivable, intangible assets, contract rights, deposit accounts, and other such assets. The agreement requires that the sum of our unrestricted cash plus net accounts receivable must at all times be greater than the sum of the amount outstanding under the agreement plus accrued payroll and accrued payroll taxes. At December 28, 2018 and December 29, 2017 we were in compliance with this covenant.

As of December 28, 2018, we have a letter of credit with Wells Fargo for approximately $6.2 million that secures our obligations to our workers’ compensation insurance carrier and reduces the amount available to us under the account purchase agreement. For additional information related to this letter of credit, see Note 5 – Workers’ Compensation Insurance and Reserves.

NOTE 5 – WORKERS’ COMPENSATION INSURANCE AND RESERVES

In April 2014, we changed our workers’ compensation carrier to ACE American Insurance Company, or ACE, in all states in which we operate other than Washington and North Dakota. The ACE policy is a large deductible policy where we have primary responsibility for all claims made. ACE provides insurance for covered losses and expenses in excess of $500,000 per incident. Under this large deductible program, we are largely self-insured. Per our contractual agreements with ACE, we must provide a collateral deposit of $6.2 million, which is accomplished through a letter of credit under our account purchase agreement with Wells Fargo. For workers’ compensation claims originating in Washington and North Dakota, we pay workers’ compensation insurance premiums and obtain full coverage under mandatory state government administered programs. Our liability associated with claims in these jurisdictions is limited to the payment of premiums, which are based upon the amount of payroll paid within the particular state. Accordingly, our consolidated financial statements reflect only the mandated workers’ compensation insurance premium liability for workers’ compensation claims in these jurisdictions.

From April 2012 to March 2014, our workers’ compensation coverage was obtained through Dallas National Insurance in all states in which we operate, other than Washington and North Dakota. During this time period, Dallas National changed its corporate name to Freestone Insurance Company, or Freestone. The Freestone coverage was a large deductible policy where we have primary responsibility for claims under the policy. Freestone provided insurance for covered losses and expenses in excess of $350,000 per incident. Per our contractual agreements with Freestone, we made payments of $1.8 million as a non-depleting deposit as collateral for our self-insured claims. See Note 9 – Commitments and Contingencies, for additional information on cash collateral provided to Freestone and the likelihood of its return to the company.
F-11

From April 2011 to March 2012, our workers’ compensation coverage was obtained through Zurich American Insurance Company, or Zurich, in all states in which we operate, other than Washington and North Dakota. The policy with Zurich was a guaranteed cost plan under which all claims are paid by Zurich. Zurich provided workers’ compensation coverage in all states in which we operate other than Washington and North Dakota.

Prior to Zurich, our workers’ compensation coverage was provided under an agreement with AMS Staff Leasing II, or AMS, through its master workers’ compensation policy with Freestone.  The AMS agreement provided coverage in all states in which we operate, excluding Washington and North Dakota. The AMS coverage was a large deductible policy where we have primary responsibility for claims under the policy. Under the AMS agreement, we made payments into a risk pool fund to cover claims within our self-insured layer. Per our contractual agreements for this coverage, we were originally required to maintain two deposits, one in the amount of $500,000 and one in the amount of $215,000. At December 28, 2018, our deposits with AMS were approximately $483,000 and $192,000, respectively, and at December 29, 2017, our deposits with AMS were approximately $483,000 and $215,000, respectively.

Prior to AMS, our workers’ compensation carrier was American International Group, Inc., or AIG, in all states in which we operate, other than Washington and North Dakota. The AIG coverage was a large deductible policy where we have primary responsibility for claims under the policy. Under the AIG policies, we made payments into a risk pool fund to cover claims within our self-insured layer. At December 29, 2017, our risk pool deposit with AIG was approximately $100,000 and was fully refunded in May, 2018.

As part of our large deductible workers’ compensation programs, our carriers require that we collateralize a portion of our future workers’ compensation obligations in order to secure future payments made on our behalf. This collateral is typically in the form of cash and cash equivalents. At December 28, 2018, we had net cash collateral deposits of approximately $194,000. With the addition of the $6.2 million letter of credit, our cash and non-cash collateral totaled approximately $6.4 million at December 28, 2018.

Workers’ compensation expense for field team members is recorded as a component of our cost of services and consists of the following components: changes in our self-insurance reserves as determined by our third party actuary, actual claims paid, insurance premiums and administrative fees paid to our workers’ compensation carrier(s), and premiums paid to mandatory state government administered programs. Workers’ compensation expense for our temporary workers totaled approximately $3.8 million and $3.7 million for the fiscal years ended December 28, 2018 and December 29, 2017, respectively.

The following reflects the changes in our workers’ compensation deposits and our workers’ compensation claims liability during the fiscal years ended December 28, 2018 and December 29, 2017:

	December 28, 2018	December 29, 2017
Workers’ Compensation Deposits
Workers’ compensation deposits available at the beginning of the period	$301,187	$313,340
Deposits refunded	(107,203)	-
Deposits applied to payment of claims during the period	-	(12,153)
Deposits available for future claims at the end of the period	$193,984	$301,187

Workers’ Compensation Claims Liability
Estimated future claims liabilities at the beginning of the period	$1,948,997	$2,706,701
Claims paid during the period	(1,850,913)	(2,246,367)
Additional future claims liabilities recorded during the period	1,784,014	1,488,663
Estimated future claims liabilities at the end of the period	$1,882,098	$1,948,997

F-12

The workers’ compensation risk pool deposits are classified as current and non-current assets on the consolidated balance sheet based upon management’s estimate of when the related claims liabilities will be paid. The deposits have not been discounted to present value in the accompanying consolidated financial statements. All liabilities associated with our workers’ compensation claims are fully reserved on our consolidated balance sheet.

NOTE 6 – STOCKHOLDERS’ EQUITY

Issuance of Common Stock:  In 2018, we issued approximately 11,000 shares of common stock valued at approximately $62,000 for services, and in 2017 we issued approximately 10,000 shares of common stock valued at approximately $50,000 for services.

Stock Repurchase:  In September 2017, our Board of Directors authorized a $5.0 million three-year repurchase plan of our common stock. This plan replaces the previously announced plan, which was put in place in April 2015. During 2018, we repurchased approximately 324,000 shares of our common stock at an aggregate price of approximately $1.8 million, resulting in an average price of $5.65 per share. During 2017 we repurchased approximately 69,000 shares of our common stock at an aggregate price of approximately $374,000, resulting in an average price of $5.45 per share. These shares were then retired. As of December 28, 2018, we had approximately $2.8 million remaining under the plan. We have no obligation to repurchase our shares. The table below summarizes our common stock purchased during 2018:

	Total shares purchased	Average price per share	Total number of shares purchased as part of publicly announced plan	Approximate dollar value of shares that may be purchased under the plan
December 30, 2017 to January 26, 2018	4,820	$5.75	585,892	$4,598,243
January 27, 2018 to February 23, 2018	10,541	5.83	596,433	4,536,840
February 24, 2018 to March 30, 2018	7,100	5.62	603,533	4,496,949
March 31, 2018 to April 27, 2018	34,310	5.67	637,843	4,302,379
April 28, 2018 to May 25, 2018	26,382	5.77	664,225	4,150,262
May 26, 2018 to June 29, 2018	42,900	5.66	707,125	3,907,442
June 30, 2018 to July 27, 2018	36,275	6.03	743,400	3,688,744
July 28, 2018 to August 24, 2018	57,400	5.69	800,800	3,361,906
August 25, 2018 to September 28, 2018	69,993	5.77	870,793	2,958,257
September 29, 2018 to October 26, 2018	12,642	5.51	883,435	2,888,566
October 27, 2018 to November 23, 2018	14,153	4.40	897,588	2,826,254
November 24, 2018 to December 28, 2018	7,258	4.05	904,846	2,796,828
Total	323,774

NOTE 7 – STOCK-BASED COMPENSATION

Stock Incentive Plan:  Our 2008 Stock Incentive Plan, which permitted the grant of up to 533,333 shares of our common stock, expired in January 2016. Outstanding awards continue to remain in effect according to the terms of the plan and the award documents. On November 17, 2016, our stockholders approved the Command Center, Inc. 2016 Stock Incentive Plan, under which our Compensation Committee is authorized to issue awards for up 500,000 shares over the 10-year life of the plan. Pursuant to awards under these plans, there were approximately 76,000 and 191,000 options vested at December 28, 2018 and December 29, 2017, respectively.
F-13

In July 2018, our Board of Directors authorized a restricted stock grant of approximately 48,000 shares, valued at $300,000, to our six non-employee directors. These shares vest in equal installments at each grant date anniversary over the following two years.

During 2018, we granted 117,500 stock options to certain members of our board and an officer of the Company. During 2017, we granted approximately 75,000 stock options to certain officers and an employee of the Company. The options were granted with an exercise price equal to the fair market value on the date of grant, ten year life and vesting over three years from the date of grant. The fair value of each option award is estimated on the date of grant using the Black-Scholes pricing model and expensed over the vesting period. Expected volatility is based on historical annualized volatility of our stock. The expected term of options granted represents the period of time that options granted are expected to be outstanding. The risk-free rate is based upon the U.S. Treasury yield curve in effect at the time of grant. Currently we do not foresee the payment of dividends in the near term. The assumptions used to calculate the fair value are as follows:

	2018	2017
Expected term (years)	5.8	5.8
Expected volatility	59.4% - 59.8%	61.5%
Dividend yield	0.0%	0.0%
Risk-free rate	2.1% - 2.4%	1.1%

The following table summarizes our stock options outstanding at December 30, 2016, and changes during the fiscal years ended December 28, 2018 and December 29, 2017. The majority of the expired options in 2018 were issued to our former CEO and subsequently cancelled pursuant to the severance agreement with him.

	Number of shares under options	Weighted average exercise price per share	Weighted average grand date fair value
Outstanding, December 30, 2016	208,166	$4.40	2.87
Granted	74,997	5.13	2.65
Forfeited	(834)	8.04	4.53
Expired	(27,334)	5.32	3.96
Outstanding, December 29, 2017	254,995	4.49	6.48
Granted	117,500	5.67	3.15
Forfeited	(42,187)	5.61	2.96
Expired	(169,477)	3.74	2.47
Outstanding, December 28, 2018	160,831	5.86	3.18

The following table reflects a summary of our non-vested stock options outstanding at December 30, 2016 and changes during the fiscal years ended December 28, 2018 and December 29, 2017:

	Number of options	Weighted average exercise price per share	Weighted average grant date fair value
Non-vested, December 30, 2016	53,126	$4.81	$2.98
Granted	74,997	4.49	5.68
Vested	(63,750)	5.47	2.86
Forfeited	(834)	8.04	4.53
Non-vested, December 29, 2017	63,539	5.47	2.86
Granted	117,500	5.67	3.15
Vested	(54,329)	5.65	3.11
Forfeited	(42,187)	5.61	2.96
Non-vested, December 28, 2018	84,523	5.56	3.05

F-14

The following table summarizes information about our stock options outstanding on, and reflects the intrinsic value recalculated based on the closing price of our common stock of $3.77 at, December 28, 2018:

	Number of options	Weighted average exercise price per share	Weighted average remaining contractual life (years)	Aggregate intrinsic value
Outstanding	160,831	$5.86	8.6	$318,652
Exercisable	76,308	6.18	7.8	-

 The following table summarized information about our stock options outstanding, and reflects the weighted average contractual life at December 28, 2018:

	Outstanding options		Vested options
Range of exercise prices	Number of shares outstanding	Weighted average contractual life	Number of shares exercisable	Weighted average contractual life
$4.80 - 7.00 Range	144,582	9.2	60,059	9.2
$7.01 - 8.76 Range	16,249	2.9	16,249	2.9

Share-based compensation expense relating to the issuance of stock options totaled approximately $332,000 and $157,000 during the fiscal years ended December 28, 2018 and December 29, 2017, respectively. Share-based compensation expense relating to the issuance of stock grants totaled approximately $62,000 during the fiscal year ended December 28, 2018. As of December 28, 2018, there was unrecognized share-based compensation expense totaling approximately $425,000 relating to non-vested options and restricted stock grants that will be recognized over the next 2.5 years.

NOTE 8 – INCOME TAX

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act, or the Tax Act. The Tax Act made broad and complex changes to the U.S. tax code that affected our fiscal years ended December 29, 2017 and December 28, 2018, including, but not limited to, (1) reducing the U.S. federal corporate tax rate to 21%; (2) eliminating the corporate alternative minimum tax, or AMT, and changing how existing AMT credits can be realized; (3) creating the base erosion anti-abuse tax, or BEAT, a new minimum tax; (4) creating a new limitation on deductible interest expense; (5) changing rules related to uses and limitations of net operating loss carryforwards created in tax years beginning after December 31, 2017; (6) bonus depreciation that will allow for full expensing of qualified property; and (7) imposing limitations on the deductibility of certain executive compensation. In connection with our initial analysis of the impact of the Tax Act, we recorded an additional tax expense of approximately $349,000 in the fourth quarter of 2017. This expense is primarily due to remeasurement of our net deferred tax assets at the enacted rate of 21% compared to the previous rate of 34%.

The provision for deferred income taxes is comprised of the following:

	December 28, 2018	December 29, 2017
Current:
Federal	$473,964	$126,487
State	89,414	212,998
Deferred:
Federal	(211,514)	1,586,296
State	(146,792)	79,747
Provision for income taxes	$205,072	$2,005,528

F-15

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of our deferred taxes are as follows:

	December 28, 2018	December 29, 2017
Deferred Tax Assets and Liabilities
Workers' compensation claims liability	$469,040	$481,299
Depreciation/amortization	59,260	42,227
Bad debt reserve	28,037	69,622
Deferred Rent	17,610	21,235
Accrued vacation	36,202	49,030
Impairment of workers' comp deposit	383,786	-
Stock based compensation	35,700	-
State net operating loss carryforward	45,805	-
Other	4,468	-
AMT Credit	-	58,189
Total deferred tax asset	$1,079,908	$721,602

Management estimates that our combined federal and state tax rates was approximately 17.8% for 2018, net of federal benefit on state income taxes. The items accounting for the difference between income taxes computed at the statutory federal income tax rate and the income taxes reported on the statements of income are as follows:

	December 28, 2018		December 29, 2017
Income tax expense based on statutory rate	$247,665	21.0%	$1,252,858	34.0%
Permanent differences	11,633	1.0%	46,939	1.3%
State income taxes expense net of federal taxes	(45,329)	-3.8%	220,326	6.0%
Remeasurement of net deferred tax asset at 21%	-	0.0%	349,240	9.5%
Stock based compensation	-	0.0%	36,411	1.0%
Other	(8,897)	-0.8%	99,754	2.7%
Total taxes on income	$205,072	17.4%	$2,005,528	54.5%

We have analyzed our filing positions in all jurisdictions where we are required to file income tax returns and found no positions that would require a liability for unrecognized income tax benefits to be recognized. We include interest and penalties as interest expense on the consolidated financial statements.

NOTE 9 – COMMITMENTS AND CONTINGENCIES

Freestone Insurance Company Liquidation: From April 2012 through March 2014, our workers’ compensation insurance coverage was provided by Dallas National Insurance, which changed its corporate name to Freestone Insurance Company in 2013 (Dallas National Insurance and Freestone Insurance Company are collectively referred to as “Freestone”). Under the terms of these insurance policies, we were required to provide cash collateral of $900,000 per year, for a total of $1.8 million, as a non-depleting fund to secure our payment up to the deductible amount on claims occurring within the respective policy years.

From July 2008 through March 2011, our workers’ compensation coverage was provided under an agreement with AMS Staff Leasing II, through its master workers’ compensation policy with Freestone. During this time period, we deposited approximately $500,000 with an affiliate of Freestone for collateral related to the coverage provided to the company through AMS Staff Leasing II and its policy with Freestone.
F-16

In April 2014, the Insurance Commissioner of the State of Delaware placed Freestone in receivership due to concerns about its financial condition. In August 2014, the receivership was converted to a liquidation proceeding. In late 2015, we filed timely proofs of claim with the Receiver demonstrating our claimed right to return of the company’s collateral deposits. One proof of claim is filed as a priority claim seeking return of the full amount of our collateral deposits. The other proof of claim is a general claim covering non-collateral items. If it is ultimately determined by the court that our claim is not a priority claim, or if there are insufficient assets in the liquidation to satisfy the priority claims, we may not receive any or all of our collateral.

During the second quarter of 2015 and the first quarter of 2016, after evaluating information known at each point in time regarding the Freestone receivership, it became apparent there was significant uncertainty related to the collectability of the $500,000 deposit previously placed under the AMS Staff Leasing II agreement related to our insurance coverage from July 2008 through March 2011. Because of this, we recorded a reserve of $250,000 in each of those quarters, thereby fully reserving this deposit.

In late May 2017, the Receiver filed a petition with the court, proposing a plan as to how the Receiver would identify and pay collateral to all insureds that paid cash collateral to Freestone. In the petition, the Receiver acknowledged receiving only $500,000 of our collateral. Of the $500,000 acknowledged, the Receiver proposed to return only approximately $6,000 to us. In response to additional information provided to and sought from the Receiver by us and by others, the Receiver has withdrawn the initial petition, acknowledging possible inaccuracies.

As part of our review of first quarter 2018 financial results, the company’s management and board of directors reviewed the likelihood of collecting the remaining $1.8 million of collateral paid to Freestone for policy years beginning in April of 2012 and continuing through March of 2014. Based on court filings and other available information, it was determined that it is more likely than not that our priority claim will be treated in a similar manner as other creditors, resulting in the priority claim having little to no value. We believe that our recovery, if any, of the deposits placed with Freestone and its affiliates will be the greater of: (i) the amount determined and allowed resulting from a tracing analysis of our collateral deposits; or (ii) the amount we would receive in distribution as a general unsecured claimant based on the amount of our collateral deposit.

Therefore, we reasonably estimate the high end of the amount the company might possibly recover through the receivership process is approximately 20% of the $1.8 million deposit amount. Accordingly, for the first quarter of 2018, the reserve on this asset was reduced by approximately $1.5 million, resulting in a net carrying amount of $260,000. This amount is consistent with our current evaluation of the Freestone receivership matter.

In July 2018, the Receiver filed with the Delaware Court of Chancery the Second Accounting setting forth Freestone’s estimated assets and liabilities for the period January 1, 2016, through December 31, 2016. The Second Accounting does not clarify the issues with respect to collateral claims, priorities or return of collateral. In the accounting, the Receiver reports total assets consisting of cash and cash equivalents of $87.8 million as of December 31, 2016, and estimated liabilities of $252,000,000.

Presently, the Receiver has not put forth an amended or new petition regarding its position as to precisely how cash collateral claimants should be treated. Therefore, our stated reasonable estimate is the best guidance we can offer as to the ultimate outcome of this matter. In the event the company receives substantially less than our reasonably estimated amount, there may be a material negative effect on our financial statements.

Operating leases:  We presently lease office space for our corporate headquarters in Lakewood, Colorado. We own all of the office furniture and equipment used in our corporate headquarters. We also lease the facilities for all of our branch locations. All of these facilities are leased at market rates that vary in amount depending on location. Each branch is between 1,000 and 5,000 square feet, depending on location and market conditions. Most of our branch leases have terms that extend over three to five years. Some of the leases have cancellation provisions that allow us to cancel with 90 days' notice. Other leases have been in existence long enough that the term has expired and we are currently occupying the premises on month-to-month tenancies. Below are the minimum lease obligations as of December 28, 2018:

Year	Obligation
2019	$1,116,737
2020	778,512
2021	295,769
2022	106,265
2023	24,038
Thereafter	-
Total	$2,321,321

Lease expense totaled approximately $1.5 million and $1.4 million for the fiscal years ended December 28, 2018 and December 29, 2017, respectively.

Legal Proceedings: From time to time we are involved in various legal proceedings. We believe that the outcome of these proceedings, even if determined adversely, will not have a material adverse effect on our business, financial condition or results of operations. There have been no material changes in our legal proceedings since December 28, 2018. Legal costs related to contingencies are expensed as incurred.

F-17

NOTE 10 – SUBSEQUENT EVENTS

Hire Quest Merger Agreement:  On April 7, 2019, the Company, CCNI One, Inc., a wholly-owned subsidiary of the Company (“Merger Sub 1”), Command Florida, LLC, a wholly-owned subsidiary of the Company (“Merger Sub 2”), and Hire Quest Holdings, LLC (“Hire Quest”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), providing for the acquisition of Hire Quest by the Company. The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, (i) Merger Sub 1 will be merged with and into Hire Quest (the “First Merger”), with Hire Quest being the surviving entity (the “First Surviving Company”), and (ii) immediately following the First Merger, the First Surviving Company will be merged with and into Merger Sub 2 (the “Second Merger” and, together with the First Merger, the “Merger”), with Merger Sub 2 being the surviving entity (the “Surviving Company”). Upon completion of the Merger and subject to shareholder approval, the Company will change its name to HireQuest, Inc. In addition, the Merger Agreement contemplates that the Company will commence a self-tender offer to purchase up to 1,500,000 shares of its common stock at share price of $6.00 per share (the “Offer”).

Hire Quest is a trusted name in temporary staffing. Hire Quest provides the back-office support team for Trojan Labor and Acrux Staffing franchised branch locations across the United States. Trojan Labor provides temporary staffing services which inherit general labor, industrial, and construction personnel.  Acrux Staffing provides temporary staffing services which inherit skilled, semi-skilled and general labor industrial personnel, as well as clerical and secretarial personnel.

Subject to the terms and conditions of the Merger Agreement, which has been approved by the Board of Directors of the Company and the members of Hire Quest, if the Merger is completed, all of the ownership interests in Hire Quest will be converted into the right to receive an aggregate number of shares of the Company’s common stock representing 68% of the shares of the Company’s common stock outstanding immediately after the effective time of the Merger but prior to giving effect to the purchase of the Company’s common stock pursuant to the Offer.  The Merger Agreement requires Hire Quest’s net tangible assets at closing to be at least $14 million.

The Company and Hire Quest have made customary representations, warranties and covenants in the Merger Agreement. Subject to certain exceptions, each of the Company and Hire Quest is required, among other things, to conduct its business in the ordinary course in all material respects during the interim period between the execution of the Merger Agreement and the closing of the Merger. The Company is required to seek shareholder approval of (i) the amendment of the Company’s articles of incorporation to increase the authorized shares of Company’s common stock and to change the name of the Company to “HireQuest, Inc.”, (ii) the issuance of shares of common stock pursuant to the Merger Agreement and the related change of control of the Company pursuant to Nasdaq listing rules, and (iii) the conversion of the Company from a Washington corporation to a Delaware corporation. The Company will call and hold a shareholders meeting seeking to obtain such approvals. The Company will distribute proxy statements to shareholders of record containing additional details regarding the Merger.

F-18

Command Center, Inc.
Consolidated Balance Sheets

	March 29, 2019	December 28, 2018
ASSETS	(unaudited)
Current assets
Cash	$7,338,186	$7,934,287
Restricted cash	139,859	69,423
Accounts receivable, net of allowance for doubtful accounts	9,063,215	9,041,361
Prepaid expenses, deposits, and other assets	460,953	380,930
Prepaid workers' compensation	313,814	212,197
Total current assets	17,316,027	17,638,198
Property and equipment, net	288,375	329,255
Right-of-use assets	1,795,451	-
Deferred tax asset	1,321,644	1,079,908
Workers' compensation risk pool deposit, net	191,521	193,984
Workers' compensation risk pool deposit in receivership, net	260,000	260,000
Goodwill and other intangible assets, net	3,903,963	3,930,900
Total assets	$25,076,981	$23,432,245
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$904,981	$219,945
Account purchase agreement facility	-	398,894
Other current liabilities	788,831	821,142
Accrued wages and benefits	1,583,534	1,218,699
Current portion of lease liabilities	930,874	-
Current portion of workers' compensation claims liability	1,003,643	1,003,643
Total current liabilities	5,211,863	3,662,323
Lease liabilities, less current portion	915,203	-
Workers' compensation claims liability, less current portion	912,754	878,455
Total liabilities	7,039,821	4,540,778
Commitments and contingencies (Note 9)
Stockholders' equity
Preferred stock - $0.001 par value, 416,666 shares authorized; none issued	-	-
Common stock - $0.001 par value, 8,333,333 shares authorized; 4,633,120 and 4,680,871 shares issued and outstanding, respectively	4,633	4,681
Additional paid-in capital	54,426,617	54,536,852
Accumulated deficit	(36,394,089)	(35,650,066)
Total stockholders' equity	18,037,161	18,891,467
Total liabilities and stockholders' equity	$25,076,981	$23,432,245

See accompanying notes to consolidated financial statements.
F-19

Command Center, Inc.
Consolidated Statements of Operations
(unaudited)

	Thirteen weeks ended
	March 29, 2019	March 30, 2018
Revenue	$21,754,898	$22,467,398
Cost of staffing services	16,122,635	16,873,331
Gross profit	5,632,263	5,594,067
Selling, general and administrative expenses	6,550,012	7,213,620
Depreciation and amortization	67,817	92,591
Loss from operations	(985,566)	(1,712,144)
Interest expense and other financing expense	80	2,163
Net loss before income taxes	(985,646)	(1,714,307)
Provision for income taxes	(241,623)	(496,618)
Net loss	$(744,023)	$(1,217,689)

Loss per share:
Basic	$(0.16)	$(0.24)
Diluted	$(0.16)	$(0.24)

Weighted average shares outstanding:
Basic	4,662,275	4,983,157
Diluted	4,662,275	4,983,157

See accompanying notes to consolidated financial statements.
F-20

Command Center, Inc.
Consolidated Statements of Changes in Stockholders’ Equity
(unaudited)

	Common Stock
	Shares	Par Value	Additional paid-in capital	Accumulated deficit	Total stockholders' equity
Balance at December 29, 2017	4,993,672	4,994	56,211,837	(36,621,042)	19,595,789
Stock-based compensation	-	-	26,593	-	26,593
Common stock purchased and retired	(22,461)	(23)	(129,010)	-	(129,033)
Cumulative effect of accounting change	-	-	-	(3,311)	(3,311)
Effective repurchase of stock options			(240,670)	-	(240,670)
Net income for the year	-	-	-	(1,217,689)	(1,217,689)
Balance at March 30, 2018	4,971,211	$4,971	$55,868,750	$(37,842,042)	$18,031,679

Balance at December 28, 2018	4,680,871	4,681	54,536,852	(35,650,066)	18,891,467
Stock-based compensation	-	-	87,726	-	87,726
Common stock purchased and retired	(47,751)	(48)	(197,961)	-	(198,009)
Net loss for the period	-	-	-	(744,023)	(744,023)
Balance at March 29, 2019	4,633,120	$4,633	$54,426,617	$(36,394,089)	$18,037,161

See accompanying notes to consolidated financial statements.
F-21

Command Center, Inc.
Consolidated Statements of Cash Flows

	Thirteen weeks ended
	March 29, 2019	March 30, 2018
Cash flows from operating activities
Net loss	$(744,023)	$(1,217,689)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation and amortization	67,817	92,591
Provision for bad debt	45,524	(10,995)
Stock based compensation	87,726	26,593
Deferred taxes	(241,736)	(496,618)
Reserve on workers' compensation risk pool deposit in receivership	-	1,540,000
Cumulative effect of accounting change	-	(3,311)
Changes in operating assets and liabilities:
Accounts receivable	(67,378)	150,046
Prepaid expenses, deposits, and other assets	133,053	90,372
Prepaid workers' compensation	(101,617)	(119,422)
Accounts payable	685,036	(324,831)
Other current liabilities	(32,311)	(283,310)
Accrued wages and benefits	364,835	388,523
Operating lease liability and righ-of-use assets	50,626	-
Workers' compensation risk pool deposits	2,463	-
Workers' compensation claims liability	34,299	-
Net cash provided by (used in) operating activities	284,314	(168,051)
Cash flows from investing activities
Purchase of property and equipment	-	(67,197)
Net cash used in investing activities	-	(67,197)
Cash flows from financing activities
Net change in account purchase agreement facility	(611,970)	(671,594)
Purchase of common stock	(198,009)	(129,032)
Net cash used in financing activities	(809,979)	(800,626)
Net decrease in cash	(525,665)	(1,035,874)
Cash and restricted cash, beginning of period	8,003,710	7,781,484
Cash and restricted cash, end of period	$7,478,045	$6,745,610
Supplemental disclosure of non-cash activities
Purchase of vested stock options	-	240,670
Supplemental disclosure of cash flow information
Interest paid	307	2,163
Income taxes paid	(604)	(3,252)
Reconciliation of cash and cash equivalents
Cash	$7,338,186	$6,708,742
Restricted cash	139,859	36,868
Total cash and restricted cash	$7,478,045	$6,745,610

See accompanying notes to consolidated financial statements.
F-22

Command Center, Inc.
Notes to Consolidated Financial Statements

NOTE 1 – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying unaudited consolidated financial statements have been prepared by Command Center, Inc. ("Command Center,” the “Company,” “we,” "us," or “our”) in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP, for interim financial reporting and rules and regulations of the Securities and Exchange Commission, or the SEC. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. In the opinion of our management, all adjustments, consisting of only normal recurring accruals, necessary for a fair presentation of the financial position, results of operations, and cash flows for the fiscal periods presented have been included.

These consolidated financial statements should be read in conjunction with the audited consolidated financial statements and related notes included in our Annual Report filed on Form 10-K for the year ended December 28, 2018. The results of operations for the thirteen weeks ended March 29, 2019 are not necessarily indicative of the results expected for the full fiscal year, or for any other fiscal period.

Consolidation: The consolidated financial statements include the accounts of Command Center and all of our wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of estimates:  The preparation of consolidated financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include the allowance for doubtful accounts, workers’ compensation risk pool deposits and related allowances, and workers’ compensation claims liability.

Concentrations: At March 29, 2019, 17.3% of accounts receivable was due from a single customer and 69.8% of total accounts payable were due to three vendors. At December 28, 2018, 12.9% of total accounts receivable was due from a single customer and 27.4% of total accounts payable were due to two vendors.

Revenue recognition: We account for revenue when both parties to the contract have approved the contract, the rights and obligations of the parties are identified, payment terms are identified, and collectability of consideration is probable. Our primary source of revenue is from providing temporary contract labor to our customers. Revenue is recognized at the time we satisfy our performance obligation. Our contracts have a single performance obligation, which is the transfer of services. Because our customers receive and consume the benefits of our services simultaneously, our performance obligations are typically satisfied when our services are provided. Revenue is reported net of customer credits, discounts, and taxes collected from customers that are remitted to taxing authorities. Our customers are invoiced every week and we do not require payment prior to the delivery of service. Substantially all of our contracts include payment terms of 30 days or less and are short-term in nature. Because of our payment terms with our customers, there are no significant contract assets or liabilities. We do not extend payment terms beyond one year.

Below are summaries of our revenue disaggregated by industry (in thousands, except percentages):

	Thirteen weeks ended
	March 29, 2019		March 30, 2018
Industrial, manufacturing and warehousing	$6,596	30.3%	$8,628	38.4%
Transportation	4,688	21.6%	3,749	16.7%
Construction	4,002	18.4%	4,044	18.0%
Hospitality	3,634	16.7%	3,748	16.7%
Retail and Other	2,835	13.0%	2,298	10.2%
Total	$21,755	100.0%	$22,467	100.0%

F-23

Leases: We presently lease facilities for our corporate headquarters and all of our branch locations. We have the right to direct, and obtain substantially all of the economic benefit, from the use of these facilities. We determine if an arrangement meets the definition of a lease at inception, at which time we also perform an analysis to determine whether the lease qualifies as operating or financing. Most of our branch leases have terms that extend over three to five years. Generally, these leases do not have an option to extend the term. In the instances where there is an option to extend, we assumed we would not exercise that option, and accordingly, did not recognize the option as part of our right-of-use asset or lease liability. Some of the leases have cancellation provisions that allow us to cancel with 90 days' notice. Some of our leases have been in existence long enough that the term has expired and we are currently occupying the premises on month-to-month tenancies.

Operating leases are included in right-of-use assets and lease current and long-term liabilities. Lease expense for operating leases is recognized on a straight-line basis over the lease term, and is included in selling, general and administrative expense. Some of our leases require variable payments of property taxes, insurance, and common area maintenance, in addition to base rent. The variable portion of these lease payments is not included in our right-of-use assets or lease liabilities. These variable payments are expensed when the obligation for those payments is incurred and are included in lease expense in selling, general and administrative expense.

Lease right-of-use assets and lease liabilities are measured using the present value of future minimum lease payments over the lease term at the lease commencement cate. The right-of-use asset also inherit any lease payments made on or before the commencement date of the lease, less any lease incentives received. We use our incremental borrowing rates based on the information available at the lease commencement date in determining the present value of lease payments. The incremental borrowing rates used are estimated based on what we would be required to pay for a collateralized loan over a similar term.

Accounts Receivable and Allowance for Doubtful Accounts: Accounts receivable are carried at their estimated recoverable amount, net of allowances. The allowance for doubtful accounts is determined based on historical write-off experience, age of receivable, other qualitative factors and extenuating circumstances, and current economic data and represents our best estimate of the amount of probable losses on our accounts receivable. The allowance for doubtful accounts is reviewed each period and past due balances are written-off when it is probable that the receivable will not be collected. Our allowance for doubtful accounts was approximately $137,000 and $113,000, at March 29, 2019 and December 28, 2018, respectively.

Recently adopted accounting pronouncements:  In February 2016, the FASB issued guidance on lease accounting. The new guidance continues to classify leases as either finance or operating, but results in the lessee recognizing most operating leases on the balance sheet as right-of-use assets and lease liabilities. This guidance was effective for annual and interim periods beginning after December 15, 2018, with early adoption permitted. In July 2018, the FASB amended the standard to provide transition relief for comparative reporting, allowing companies to adopt the provisions of the new standard using a modified retrospective transition method on the adoption date, with a cumulative-effect adjustment to retained earnings recorded on the date of adoption. We have elected to adopt the standard using the transition relief provided in the July amendment. In preparation for adoption of the standard, we have implemented internal controls to enable the preparation of financial information.

We have elected the three practical expedients allowed for implementation of the new standard, but have not utilized the hindsight practical expedient. Accordingly, we did not reassess: 1) whether any expired or existing contracts are or contain leases; 2) the lease classification for any expired or existing leases; 3) initial direct costs for any existing leases.

As a result of adopting this guidance, we recognized a right-of-use asset, and corresponding lease liability, of approximately $2.1 million as of the first day of our fiscal first quarter of 2019. The adoption of this guidance did not have a material impact on expense recognition. The difference between the right-of-use assets and lease liabilities relates to the deferred rent liability balance as of the end of fiscal 2018 associated with the leases capitalized. The deferred rent liability, which was the difference between the straight-line lease expense and cash paid, reduced the right-of-use asset upon adoption.
F-24

In January 2017, the FASB issued guidance to simplify the subsequent measurement of goodwill by eliminating the requirement to perform a Step 2 impairment test to compute the implied fair value of goodwill. As a result, entities will only compare the fair value of a reporting unit to its carrying value (Step 1) and recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized may not exceed the total amount of goodwill allocated to that reporting unit. This amended guidance is effective for fiscal years and interim periods beginning after December 15, 2019, with early adoption permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. We early adopted this guidance for our fiscal 2018 annual impairment test. The adoption of the new standard did not have any impact to our consolidated financial statements.

Recently issued accounting pronouncements:  In June 2016, the FASB issued ASU 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” The standard significantly changes how entities will measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. The standard will replace today's “incurred loss” approach with an “expected loss” model for instruments measured at amortized cost. For available-for-sale securities, entities will be required to record allowances rather than reduce the carrying amount, as they do today under the other-than-temporary impairment model. It also simplifies the accounting model for purchased credit-impaired debt securities and loans. This guidance is effective for annual periods beginning after December 15, 2019, and interim periods therein. Early adoption is permitted for annual periods beginning after December 15, 2018, and interim periods therein. We are currently evaluating the impact of the new guidance on our consolidated financial statements and related disclosures.

Other accounting standards that have been issued by the FASB or other standards-setting bodies are not expected to have a material impact on our financial position, results of operations, and cash flows.

NOTE 2 – EARNINGS PER SHARE

Basic earnings per share is calculated by dividing net income or loss available to common stockholders by the weighted average number of common shares outstanding, and does not include the impact of any potentially dilutive common stock equivalents. Diluted earnings per share reflect the potential dilution of securities that could share in our earnings through the conversion of common shares issuable via outstanding stock options, except where their inclusion would be anti-dilutive. Total outstanding common stock equivalents at March 29, 2019 and March 30, 2018, were approximately 161,000 and 255,000, respectively.

Diluted common shares outstanding were calculated using the treasury stock method and are as follows:

	Thirteen weeks ended
	March 29, 2019	March 30, 2018
Weighted average number of common shares used in basic net income per common share	4,662,275	4,983,157
Dilutive effects of stock options	-	-
Weighted average number of common shares used in diluted net income per common share	4,662,275	4,983,157

NOTE 3 – ACCOUNT PURCHASE AGREEMENT & LINE OF CREDIT FACILITY

In May 2016, we signed an account purchase agreement with our lender, Wells Fargo Bank, N.A, which allows us to sell eligible accounts receivable for 90% of the invoiced amount on a full recourse basis up to the facility maximum of $14.0 million. When the receivable is paid by our customers, the remaining 10% is paid to us, less applicable fees and interest. Eligible accounts receivable are generally defined to include accounts that are not more than ninety days past due.
F-25

Pursuant to this agreement, we owed approximately $399,000 at December 28, 2018, and at March 29, 2019, there was approximately $213,000 that was owed to us, which is included in Prepaid expense, deposits, and other current assets on our Consolidated Balance Sheet. The current agreement bears interest at the Daily One Month London Interbank Offered Rate plus 2.50% per annum. At March 29, 2019, the effective interest rate was 5.00%. Interest is payable on the actual amount advanced. Additional charges include an annual facility fee equal to 0.50% of the facility threshold in place and lockbox fees. As collateral for repayment of any and all obligations, we granted Wells Fargo Bank, N.A. a security interest in all of our property including, but not limited to, accounts receivable, intangible assets, contract rights, deposit accounts, and other similar assets. The agreement requires that the sum of our unrestricted cash plus net accounts receivable must at all times be greater than the sum of the amount outstanding under the agreement plus accrued payroll and accrued payroll taxes. At March 29, 2019 and December 28, 2018, we were in compliance with this covenant. There was approximately $69,000 and $2,000 available to us under this agreement at March 29, 2019 and December 28, 2018, respectively.

At March 29, 2019, we have a letter of credit with Wells Fargo for approximately $6.2 million that secures our obligations to our workers’ compensation insurance carrier and reduces the amount available to us under the account purchase agreement. For additional information related to this letter of credit, see Note 5 – Workers’ Compensation Insurance and Reserves.

NOTE 4 – GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill and other intangible assets are stated net of accumulated amortization. The following table summarizes our purchased goodwill and finite-lived intangible asset balances:

	March 29, 2019			December 28, 2018
	Gross	Accumulated amortization	Net	Gross	Accumulated amortization	Net
Goodwill	$3,777,568	$-	$3,777,568	$3,777,568	$-	$3,777,568
Finite-lived intangible assets:
Customer relationships	430,984	(304,589)	126,395	430,984	(277,652)	153,332
Total finite-lived intangible assets	430,984	(304,589)	126,395	430,984	(277,652)	153,332

Total goodwill and intangible assets	$4,208,552	$(304,589)	$3,903,963	$4,208,552	$(277,652)	$3,930,900

Amortization expense related to intangible assets for the thirteen weeks ended March 29, 2019 and March 30, 2018 was approximately $27,000 and $54,000, respectively.

The following table reflects future estimated amortization expense of intangible assets with definite lives as of March 29, 2019.

Year	Obligation
2019	$80,810
2020	45,585
Thereafter	-
Total	$126,395

NOTE 5 – WORKERS' COMPENSATION INSURANCE AND RESERVES

In April 2014, we changed our workers’ compensation carrier to ACE American Insurance Company, or ACE, in all states in which we operate other than Washington and North Dakota. The ACE policy is a high deductible policy where we have primary responsibility for all claims. ACE provides insurance for covered losses and expenses in excess of $500,000 per incident. Under this high deductible program, we are largely self-insured. Per our contractual agreements with ACE, we must provide a collateral deposit of approximately $6.2 million, which is accomplished through a letter of credit under our account purchase agreement with Wells Fargo. For workers’ compensation claims originating in Washington and North Dakota, we pay workers’ compensation insurance premiums and obtain full coverage under mandatory state administered programs. Our liability associated with claims in these jurisdictions is limited to the payment of premiums, which are based upon the amount of payroll paid within each particular state.
F-26

Accordingly, our consolidated financial statements reflect only the mandated workers’ compensation insurance premium liability for workers’ compensation claims in these jurisdictions.

As part of our high deductible workers’ compensation programs, our carriers require that we collateralize a portion of our future workers’ compensation obligations in order to secure future payments made on our behalf. This collateral is typically in the form of cash and cash equivalents. At March 29, 2019, our cash and non-cash collateral totaled approximately $6.4 million and consisted of cash deposits of approximately $192,000 and a letter of credit of approximately $6.2 million.

Workers’ compensation expense for our field team members is recorded as a component of our cost of services and consists of the following components: changes in our self-insurance reserves as determined by our third-party actuary, actual claims paid, insurance premiums and administrative fees paid to our workers’ compensation carrier(s), and premiums paid to mandatory state administered programs. Workers’ compensation expense for the thirteen weeks ended March 29, 2019 and March 30, 2018 was approximately $701,000 and $993,000, respectively.

NOTE 6 – STOCKHOLDERS’ EQUITY

Issuance of Common Stock: In 2018, we issued approximately 11,000 shares of common stock valued at approximately $62,000 for services.

Stock Repurchase:  In September 2017, our Board of Directors authorized a $5.0 million three-year repurchase plan of our common stock. This plan replaced the previous plan, which was put in place in April 2015. During the thirteen weeks ended March 29, 2019, we purchased approximately 48,000 shares of common stock at an aggregate cost of approximately $198,000 resulting in an average price of $4.15 per share. These shares were subsequently retired. In April, 2019 we suspended purchases under this plan. As of March 29, 2019, we have approximately $2.6 million remaining under the plan. The following table summarizes in more detail our common stock purchased during the thirteen weeks ended March 29, 2019.

	Total shares purchased	Average price per share	Total number of shares purchased as part of publicly announced plan	Approximate dollar value of shares that may be purchased under the plan
December 29, 2018 to January 25, 2019	6,929	$4.42	911,775	$2,766,222
January 26, 2019 to February 22, 2019	15,470	4.14	927,245	2,702,229
February 23, 2019 to March 29, 2019	25,352	4.08	952,597	2,598,819
Total	47,751	4.15

In April, 2019 we suspended purchases under this plan and we are not currently repurchasing our common stock. Subsequent to March 29, 2019, through April 5, 2019, we have repurchased approximately 4,000 additional shares at an aggregate cost of approximately $15,000 resulting in an average price of $3.97 per share.

Tender Offer:  The Merger Agreement with Hire Quest contemplates that we will commence a self-tender offer to purchase up to 1,500,000 shares of our common stock at a price of $6.00 per share. See Note 10 – Subsequent Events for a more complete description.

NOTE 7 – STOCK BASED COMPENSATION

Employee Stock Incentive Plan:  Our 2008 Stock Incentive Plan, which permitted the grant of up to 533,333 equity awards, expired in January 2016. Outstanding awards continue to remain in effect according to the terms of the plan and the award documents. In November 2016, our stockholders approved the Command Center, Inc. 2016 Stock Incentive Plan under which our Compensation Committee is authorized to issue awards for up to 500,000 shares of our common stock over the 10 year life of the plan. Pursuant to awards under these plans, there were approximately 83,000 and 76,000 stock options vested at March 29, 2019 and December 28, 2018, respectively.
F-27

The following table summarizes our stock options outstanding at December 28, 2018, and changes during the period ended March 29, 2019.

	Number of shares underlying options	Weighted average exercise price per share	Weighted average grant date fair value
Outstanding, December 28, 2018	160,831	$5.86	$3.18
Granted	-	-	-
Forfeited	-	-	-
Expired	-	-	-
Outstanding, March 29, 2019	160,831	5.86	3.18

The following table summarizes our non-vested stock options outstanding at December 28, 2018, and changes during the period ended March 29, 2019:

	Number of shares underlying options	Weighted average exercise price per share	Weighted average grant date fair value
Non-vested, December 28, 2018	84,523	$5.56	$3.05
Granted	-	-	-
Forfeited	-	-	-
Vested	(6,428)	5.70	3.16
Non-vested, March 29, 2019	78,095	5.55	3.04

 The following table summarizes information about our stock options outstanding, and reflects the intrinsic value recalculated based on the closing price of our common stock of $3.93 at March 29, 2019:

	Number of shares underlying options	Weighted average exercise price per share	Weighted average remaining contractual life (years)	Aggregate intrinsic value
Outstanding	160,831	$5.86	8.3	$306,912
Exercisable	82,736	6.14	7.7	-

The following table summarizes information about our stock options outstanding, and reflects weighted average contractual life at March 29, 2019:

	Outstanding options		Vested options
Range of exercise prices	Number of shares underlying options	Weighted average remaining contractual life (years)	Number of shares exercisable	Weighted average remaining contractual life (years)
$4.80 - 7.00	144,582	8.9	66,487	8.9
$7.01 - 8.76	16,249	2.7	16,249	2.7

In July 2018, our Board of Directors authorized a restricted stock grant of approximately 48,000 shares, valued at $300,000, to our six non-employee directors. These shares will vest in equal installments at each grant date anniversary over the next two years.

At March 29, 2019, there was unrecognized stock-based compensation expense totaling approximately $337,000 relating to non-vested options and restricted stock grants that will be recognized over the next 2.8 years. Certain non-vested stock options restricted stock grants will vest upon completion of the Hire Quest Merger Agreement which would result in the recognition all remaining, unrecognized stock-based compensation expense for these common stock equivalents.
F-28

NOTE 8 – INCOME TAX

Income tax expense during interim periods is based on applying an estimated annual effective income tax rate to year-to-date income, plus any significant unusual or infrequently occurring items which are recorded in the interim period.  The provision for income taxes for the interim periods differs from the amount that would be provided by applying the statutory U.S. federal income tax rate to pre-tax income primarily because of state income taxes. The computation of the annual estimated effective tax rate at each interim period requires certain estimates and significant judgment including, but not limited to, the expected operating income for the year and changes in tax law and tax rates.  The accounting estimates used to compute the provision for income taxes may change as new events occur, more experience is obtained, additional information becomes known, or as the tax environment changes.

NOTE 9 – COMMITMENTS AND CONTINGENCIES

Freestone Insurance Company Liquidation: From July 2008 through April 2011, our workers’ compensation coverage was provided under an agreement with AMS Staff Leasing II, or AMS, through a master policy with Freestone Insurance Company, or Freestone. During this time period, we deposited approximately $500,000 with an affiliate of Freestone for collateral related to the coverage through AMS.

From April 2012 through March 2014, our workers’ compensation insurance coverage was provided by Dallas National Insurance, who changed its corporate name to Freestone Insurance Company. Under the terms of the policies, we were required to provide cash collateral of $900,000 per year, for a total of $1.8 million, as a non-depleting deposit to secure our obligation up to the deductible amount.

In April 2014, the Insurance Commissioner of the State of Delaware placed Freestone in receivership due to concerns about its financial condition. In August 2014, the receivership was converted to a liquidation proceeding. In late 2015, we filed timely proofs of claim with the receiver. One proof of claim is filed as a priority claim seeking return of the full amount of our collateral deposits. The other proof of claim is a general claim covering non-collateral items. If it is ultimately determined that our claim is not a priority claim, or if there are insufficient assets in the liquidation to satisfy the priority claims, we may not receive any or all of our collateral.

During the second quarter of 2015 and the first quarter of 2016, it became apparent that there was significant uncertainty related to the collectability of the $500,000 deposit with AMS related to our insurance coverage from July 2008 through April 2011. Because of this, we recorded a reserve of $250,000 in each of those quarters, fully reserving this deposit.

In conjunction with recent management, board, and audit committee changes, we have reviewed the estimated costs and potential benefits of pursuing priority claimant status in the liquidation proceeding and have altered our planned long-term strategy.  Given that Freestone has negative equity, the complexity of this matter, our experience to date, and the amount of time this matter has remained unresolved, we believe the continuation of our efforts to achieve priority status will not necessarily prove cost-effective.  While we will continue to seek priority status, we have determined that our stockholders will be best served by a more measured investment in the recovery effort.  While we are hopeful for a more positive outcome, we believe that without significant investment, it is more likely than not that we will be treated in a similar manner as other creditors, resulting in our priority claim having no value. Based on court filings and other information made available to us, we estimate the ratio between Freestone’s liquid assets and liabilities to be approximately 20%.  We now believe this ratio applied to our deposit represents the best estimate of the high end of the range of our ultimate recovery. Accordingly, we increased the reserve on this asset by approximately $1.5 million in the first quarter of 2018 resulting in a net carrying amount of $260,000.

We believe that our recovery, if any, of the deposits placed with Freestone and its affiliates will be the greater of: (i) the amount determined and allowed resulting from a tracing analysis of our collateral deposits; or (ii) the amount we would receive in distribution as a general unsecured claimant based on the amount of our collateral deposit. The Company and its counsel, in conjunction and coordination with counsel for other potentially aggrieved collateral depositors, are working diligently in order to maximize our recovery of collateral deposits previously made to Freestone and achieve the best possible outcome for our stockholders. Ultimately, the amount of the collateral deposit to be returned will be determined by the Chancery Court in Delaware, after hearing evidence and arguments from all engaged parties.
F-29

Management reviews these deposits at each balance sheet date and estimates the future range in loss related to this matter could be as high as $260,000, the net balance of the deposit.

Leases: We presently lease facilities for our corporate headquarters and all of our branch locations. Each branch is between 1,000 and 5,000 square feet, depending on location and market conditions. Most of our branch leases have terms that extend over three to five years. Generally, these leases do not have an option to extend the term. In the instances where there is an option to extend, we assumed we would not exercise that option, and accordingly, did not recognize the option as part of our right-of-use asset or lease liability.

We determined the discount rate used to calculate the present value of future minimum lease payments based on our incremental borrowing rate and consistent with financing terms currently in place with financial institutions. The weighted average discount rate on our operating leases is 5.0%. The weighted average remaining lease term on our operating leases is 1.5 years.

Below is a table of our future minimum operating lease commitments for the remainder of the current year and for the next five years, and a reconciliation to the lease liability recognized on our consolidated balance sheet. Amount necessary to reduce our minimum lease payments to present value were calculated using our incremental borrowing rate.

Remainder of 2019	$788,054
2020	754,100
2021	279,153
2022	104,736
2023	23,187
Total undiscounted future minimum lease payments	1,949,230
Less: Imputed interest	(103,153)
Present value of lease liabilities	$1,846,077

Lease expense for the thirteen weeks ended March 29, 2019 and March 30, 2018 was approximately $366,000 and $380,000, respectively

Legal Proceedings: From time to time, we are involved in various legal proceedings. We believe the outcome of these matters, even if determined adversely, will not have a material adverse effect on our business, financial condition or results of operations. There have been no material changes in our legal proceedings as of March 29, 2019.

NOTE 10 – SUBSEQUENT EVENTS

Hire Quest Merger Agreement: On April 7, 2019, the Company, CCNI One, Inc., a wholly-owned subsidiary of the Company (“Merger Sub 1”), Command Florida, LLC, a wholly-owned subsidiary of the Company (“Merger Sub 2”), and Hire Quest Holdings, LLC (“Hire Quest”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), providing for the acquisition of Hire Quest by the Company. The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, (i) Merger Sub 1 will be merged with and into Hire Quest (the “First Merger”), with Hire Quest being the surviving entity (the “First Surviving Company”), and (ii) immediately following the First Merger, the First Surviving Company will be merged with and into Merger Sub 2 (the “Second Merger” and, together with the First Merger, the “Merger”), with Merger Sub 2 being the surviving entity (the “Surviving Company”). Upon completion of the Merger and subject to shareholder approval, the Company will change its name to HireQuest, Inc. In addition, the Merger Agreement contemplates that the Company will commence a self-tender offer to purchase up to 1,500,000 shares of its common stock at a price of $6.00 per share (the “Offer”).
F-30

Hire Quest provides the back-office support team for Trojan Labor and Acrux Staffing franchised branch locations across the United States. Trojan Labor provides temporary staffing services which inherit general labor, industrial, and construction personnel. Acrux Staffing provides temporary staffing services which inherit skilled, semi-skilled and general labor industrial personnel, as well as clerical and secretarial personnel.

Subject to the terms and conditions of the Merger Agreement, which has been approved by the Board of Directors of the Company and the members of Hire Quest, if the Merger is completed, all of the ownership interests in Hire Quest will be converted into the right to receive an aggregate number of shares of the Company’s common stock representing 68% of the shares of the Company’s common stock outstanding immediately after the effective time of the Merger but prior to giving effect to the purchase of the Company’s common stock pursuant to the Offer. The Merger Agreement requires Hire Quest’s net tangible assets at closing to be at least $14 million.

The Company and Hire Quest have made customary representations, warranties and covenants in the Merger Agreement. Subject to certain exceptions, each of the Company and Hire Quest is required, among other things, to conduct its business in the ordinary course in all material respects during the interim period between the execution of the Merger Agreement and the closing of the Merger. The Company is required to seek shareholder approval of (i) the amendment of the Company’s articles of incorporation to increase the authorized shares of Company’s common stock and to change the name of the Company to “HireQuest, Inc.”, (ii) the issuance of shares of common stock pursuant to the Merger Agreement and the related change of control of the Company pursuant to Nasdaq listing rules, and (iii) the conversion of the Company from a Washington corporation to a Delaware corporation. The Company will call and hold a shareholders meeting seeking to obtain such approvals. The Company will distribute proxy statements to shareholders of record containing additional details regarding the Merger.
F-31

Plante & Moran, PLLC

Suite 600

8181 E. Tufts Avenue

Denver, CO 80237

Tel: 303.740.9400

Fax: 303.740.9009

plantemoran.com

Independent Auditor's Report

To the Members
Hire Quest, LLC

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Hire Quest, LLC as of December 31, 2018 and the related statements of income, Members' equity, and cash flows for the year ended December 31, 2018, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of Hire Quest, LLC as of December 31, 2018 and the results of its operations and its cash flows for the year ended December 31, 2018 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

The Company's management is responsible for these financial statements. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the auditing standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Hire Quest, LLC is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Plante & Moran, PLLC

Denver, Colorado
May 15, 2019

F-32

CHARLES A. NICHOLS

CERTIFIED PUBLIC ACCOUNTANT
PROFESSIONAL ASSOCIATION

INDEPENDENT AUDITOR'S REPORT

To the Members
Hire Quest, LLC

I have audited the accompanying financial statements of Hire Quest, LLC (the "Company", a Florida LLC) which comprise the balance sheet as of December 31, 2017 and the related statements of income and members' capital and cash flows for the year then ended, and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

My responsibility is to express an opinion on these financial statements based on my audits. I conducted my audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risk of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, I express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statement.

I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my audit opinion.

F-33

Opinion

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2017, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Charles A. Nichols, C.P.A., P.A.
Charles A. Nichols, C.P.A., P.A.

May 9, 2019

F-34

Balance Sheets

ASSETS

	12/31/2018	12/31/2017	3/31/2019	3/31/2018
		(Restated)	(Unaudited)	(Unaudited)
CURRENT ASSETS:
Cash	$1,291,316	$275,920	$398,694	$162,241
Trade accounts receivable	20,725,170	19,994,291	22,397,298	20,065,648
Due from affiliates	295,185	749,802	163,163	1,639,630
Prepaid expenses & other current assets	—	1,385	208,874	1,644,596

Total current assets	22,311,671	21,021,398	23,168,029	23,512,115

PROPERTY AND EQUIPMENT:
Land	487,492	511,520	487,492	607,492
Buildings and improvements	1,305,280	1,985,068	1,406,580	1,562,069
Furniture, fixtures and equipment	377,110	615,488	381,698	621,818
Construction in Progress	157,350	—	195,682	—
Less accumulated depreciation	281,351	476,482	295,388	431,691

Property and equipment, net	2,045,881	2,635,594	2,176,064	2,359,688

OTHER ASSETS:
Deposits and other assets	8,334	224,953	8,334	8,334

Total other assets	8,334	224,953	8,334	8,334

TOTAL ASSETS	$24,365,886	$23,881,945	$25,352,427	$25,880,137

See notes to financial statements.

F-35

LIABILITIES AND MEMBERS' CAPITAL

	2018	2017	3/31/2019	3/31/2018
		(Restated)	(Unaudited)	(Unaudited)
CURRENT LIABILITIES:
Accounts payable	$53,435	$44,404	$41,024	$49,481
Due to affiliates	7,740,082	820,291	4,646,906	6,920,552
Due to franchisees	620,385	2,087,252	1,978,209	2,305,591
Accrued expenses	1,947,551	2,359,072	2,076,117	2,197,441
Payroll taxes & other payroll deductions payable	504,038	546,024	654,090	616,926
Line of credit	—	—	743,453	—
Current portion on debt - affiliate	—	4,715,634	—	—

Total current liabilities	10,865,491	10,572,677	10,139,799	12,089,991

LONG-TERM LIABILITIES -
Security deposits, franchisees	767,509	677,153	1,798,062	705,262

Total long-term liabilities	767,509	677,153	1,798,062	705,262

MEMBERS' CAPITAL	12,732,886	12,632,115	13,414,566	13,084,884

TOTAL LIABILITIES & MEMBERS' CAPITAL	$24,365,886	$23,881,945	$25,352,427	$25,880,137

See notes to financial statements.

F-36

Statements of Income and Members' Capital

	12/31/2018	12/31/2017	3/31/2019	3/31/2018
		(Restated)	(Unaudited)	(Unaudited)
REVENUE:
Franchise royalties	$11,287,518	$9,700,654	$3,156,133	$2,705,584
Labor services, owned location	722,849	591,618	179,747	151,915
Service revenue	955,343	985,428	161,426	195,289
Total revenue	12,965,710	11,277,700	3,497,306	3,052,788

COST OF REVENUE, OWNED LOCATIONS:
Total cost of revenue, owned location	629,449	501,953	149,288	153,215

Gross profit	12,336,261	10,775,747	3,348,018	2,899,573

OPERATING EXPENSES:
Personnel	3,179,908	2,723,291	881,130	704,652
General and administrative expenses	1,954,502	1,797,355	733,473	557,706
Depreciation and amortization	92,608	85,279	14,037	29,844
Management fees	249,292	3,400,355	—	249,292
Total operating expenses	5,476,310	8,006,280	1,628,640	1,541,494

Operating income	6,859,951	2,769,468	1,719,378	1,358,079

OTHER INCOME (EXPENSES):
Interest income	103,372	130,105	154,689	33,811
Miscellaneous income/(expenses)	173,559	(62,430)	28,389	60,879
Interest expense	(19,697)	(297)	(184,972)	(1)

Total other income (expenses)	257,234	67,378	(1,894)	94,689

Net income	7,117,185	2,836,845	1,717,484	1,452,768

MEMBERS' CAPITAL, beginning of year	12,632,115	11,237,852	12,732,889	12,632,116
(as originally reported)
Prior period restatement (Note 6)		(269,372)
Member distributions	(7,016,414)	(1,173,210)	(1,035,807)	(1,000,000)

MEMBERS' CAPITAL, end of year	$12,732,886	$12,632,115	$13,414,566	$13,084,884
(as restated)

See notes to financial statements.

F-37

Statements of Cash Flows

	2018	2017	3/31/2019	3/31/2018
		(Restated)	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$7,117,187	$2,836,845	$1,717,484	$1,452,768
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	92,608	85,279	14,037	29,844
(Gain)/Loss on sale of property and equipment	(34,912)	152,969	—	(34,912)
(Increase) decrease in assets:
Accounts receivable - trade	(730,879)	(1,807,754)	(1,672,128)	(71,357)
Due from affiliate	540,117	117,861	143,022	(884,828)
Prepaid expenses and other assets	1,385	1,109,600	(208,874)	(1,426,592)
Increase (decrease) in liabilities:
Accounts payable	9,031	15,584	(12,411)	5,077
Due to affiliate	—	(214,983)	(3,093,177)	6,100,261
Due to franchisees	(1,466,868)	953,439	1,357,824	218,339
Accrued expenses and other payables	(453,510)	415,174	278,621	(90,729)
Net cash provided by operating activities	5,074,159	3,664,014	(1,475,602)	5,297,871

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	(411,309)	(2,015,288)	(158,036)	(279,302)
Proceeds from sale of property and equipment	560,277	1,632,049	13,815	560,277
(Increase) decrease in notes receivable - franchisees	(85,500)	353,507	(11,000)	(5,000)
Increase (decrease) in security deposits - franchisees	90,356	43,455	1,030,553	28,109
Net cash provided by investing activities	153,824	13,723	875,332	304,084

CASH FLOWS FROM FINANCING ACTIVITIES:
Advances/(payments) to affiliates	2,803,828	(2,472,077)	—	(4,715,634)
Advances/(payments) to line of credit	—	—	743,453	—
Distributions to members	(7,016,414)	(1,173,210)	(1,035,807)	(1,000,000)
Net cash used in financing activities	(4,212,586)	(3,645,287)	(292,354)	(5,715,634)

NET INCREASE (DECREASE) IN CASH	1,015,397	32,450	(892,624)	(113,679)

CASH, beginning of year	275,920	243,470	1,291,317	275,920
CASH, end of year	$1,291,317	$275,920	$398,693	$162,241

SUPPLEMENTAL DISCLOSURE:
Cash paid during the year for interest	$19,697	$297	$30,283	$1

See notes to financial statements.

Supplemental Non-Cash Information: During the year ended December 31, 2018, the Company transferred to HF accounts and notes receivable from franchisees in the amount of $1,764,917, investments of $216,619, and property and equipment in the amount of $383,051. During the three months ended March 31, 2019, the Company transferred to HF property in the amount of $13,815. During 2018, the Company's line of credit with HF expired in March 2018 and the balance of $4,332,583 is now carried as a due to affiliate on demand.

F-38

HIRE QUEST, LLC

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2018 and 2017 (Audited)

and For the Three Months Ended March 31, 2019

and 2018 (Information and amounts are unaudited)

Note 1 – Nature of Business and Summary of Significant Accounting Policies

Hire Quest, LLC (the “Company”) was organized under the laws of the State of Florida on June 14, 2002 as a limited liability company.

Nature of Business

The Company provides various types of temporary personnel through franchises and owned locations which are separated into two divisions operating under the trade names “Trojan Labor” and “Acrux Staffing”. Trojan Labor specializes primarily in unskilled industrial and construction personnel. Acrux Staffing specializes primarily in skilled, semi-skilled industrial personnel as well as clerical and secretarial personnel. The terms of the franchise agreements provide, among other things, that the Company will provide the franchisee with (1) training of a designated manager prior to opening for business; (2) technical support; (3) continuing advisory services, including but not limited to, promotional, marketing, business, and operational matters: and (4) access to the Company’s confidential operating manuals. The Company provides staffing, marketing, funding, and administrative services to its franchisees and its owned temporary labor locations.

The following is a summary of significant accounting policies followed by the Company in the preparation of the accompanying financial statements.

The accompanying unaudited financial statements have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP, for interim financial reporting and rules and regulations of the Securities and Exchange Commission, or the SEC. In the opinion of our management, all adjustments, consisting of only normal recurring accruals, necessary for a fair presentation of the financial position, results of operations, and cash flows for the fiscal periods presented have been included.

Receivables

Trade receivables - Trade receivables consist of amounts due from customers of franchises and of owned locations for labor services. At December 31, 2018, approximately 99% and 1% of the trade receivable balance were from franchises and owned locations, respectively.

Franchise trade receivables – Trade accounts receivable from regular and temporary employee placement services provided by the franchisee are the exclusive property of the Company who invoices and collects receivables. The accounts receivable balance presented on the Balance Sheet includes unbilled receivables of $300,031, $0, $0, and $2,653,906 as of December 31, 2018 and 2017 and March 31, 2019 and 2018, respectively. To the extent that franchisee receivables remain uncollected beyond forty-two days after the invoice date, interest is charged to the franchise at one-half percent.

F-39

HIRE QUEST, LLC

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2018 and 2017 (Audited)

and For the Three Months Ended March 31, 2019

and 2018 (Information and amounts are unaudited)

Note 1 – Nature of Business and Summary of Significant Accounting Policies – continued

(1/2%) for each fourteen-day period over forty-two days to a maximum of one and one-half percent (1 1/2%). Franchisee receivables that remain uncollected beyond eighty-four days after the invoice date are charged back to the franchisee. At December 31, 2018 and 2017 and the three months ended March 31, 2019 and 2018, there is no allowance for uncollectible accounts for franchise trade receivables.

Owned locations trade receivables - The Company extends credit to customers of its staffing locations in the normal course of business. Receivables are stated at face amount less an allowance for doubtful accounts. The allowance for doubtful accounts is calculated based on management’s review of the current accounts receivable outstanding. Customer balances are charged off when they are deemed uncollectible and recoveries of receivables previously written off are recorded when received. At December 31, 2018 and 2017 and the three months ended March 31, 2019 and 2018, there is no allowance for uncollectible accounts for its Corporate owned location receivables.

Due (to) from franchisees – Due to franchisee primarily represents the amounts due the franchisee from franchise trade accounts receivable assigned to the Company, net of advances to franchisees and payment made on their behalf. Due from franchisee represents amounts owed from the franchisee in special situations where revenues did not exceed the related costs. Allowance for uncollectible amounts is based on management’s review of the balance, calculated on a consistent basis and represents the amounts deemed uncollectible and amounted to $25,000, $233,046, $25,000, and $263,046 as of December 31, 2018 and 2017 and March 31, 2019 and 2018, respectively.

Property and equipment

Property and equipment is recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the depreciable assets of five to thirty-nine years.

Expenditures for property and equipment which substantially increase useful lives are capitalized. Maintenance, repairs, and minor replacement are charged to expense when incurred. Depreciation and amortization expense were $92,608, $85,279, $14,037, and $29,844 for the years ended December 31, 2018 and 2017 and for the three months ended March 31, 2019 and 2018, respectively.

F-40

HIRE QUEST, LLC

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2018 and 2017 (Audited)

and For the Three Months Ended March 31, 2019

and 2018 (Information and amounts are unaudited)

Note 1 – Nature of Business and Summary of Significant Accounting Policies - continued

Revenue recognition

On January 1, 2019, the company adopted new revenue recognition guidance using the modified retrospective method for all open contracts and related amendments. Results for reporting periods beginning after January 1, 2019 are presented under the new revenue recognition guidance, while prior period amounts were not adjusted and continue to be reported in accordance with historic accounting guidance. The adoption of this new guidance did not have a material impact on the Company’s consolidated financial statements.

Revenue is presented on a net basis as agent as opposed to a gross basis as principal. The Company has determined that net reporting as agent is the appropriate treatment based upon the following analysis:

To identify contracts with its customers for purposes of revenue recognition, the Company generally relies on three documents. The first is a franchise agreement between the Company and its franchisee. This document allocates responsibility to the franchisee to collect the open account with the down-stream customer. The Company and the franchisees agree that when accounts receivable are collected, they are applied to the due to/due from franchisee after the Company collects its royalty and other miscellaneous fees. The parties to the franchise agreement are the franchisee and the Company. The second document is referred to as the Customer Service Agreement, and it identifies parties to the contract, the general terms, rights and obligations of each party, and payment terms. The parties to the Customer Service Agreements are “Trojan Labor” or “Acrux Staffing” and the customer. “Trojan Labor” and “Acrux Staffing” are service marks registered with the United States Patent and Trademark Office, which the Company licenses to the franchisees. The third document is referred to as a Rate Agreement, and it also identifies the parties to the contract, further defines each party’s rights and obligations related to the services to be transferred, and defines payment rates and reiterates the payment terms.

F-41

HIRE QUEST, LLC

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2018 and 2017 (Audited)

and For the Three Months Ended March 31, 2019

and 2018 (Information and amounts are unaudited)

Note 1 – Nature of Business and Summary of Significant Accounting Policies – continued

The Company’s performance obligations take the form of promised services to the franchisees. It must provide support to them as they fill orders from customers. The Company’s franchisees are ready to provide services or make services available for a customer to use as and when the customer decides. The Company provides its franchisees with a series of distinct services that have the same pattern of transfer:

1.	The franchisee simultaneously receives and consumes the benefits of the Company’s service,

2.	The Company recognizes revenue over time as it transfers services to its franchisees satisfying its performance obligation, and

3.	The Company applies a single method of measuring progress towards its performance obligations, which is consistently applied to similar performance obligations.

The Company determines the transaction price by calculating the royalties on services provided by franchisees to end of the line customers. The royalty ranges from approximately 8% of sales by franchisees to approximately 4% of sales by franchisees. To calculate services provided by franchisees, the Company multiplies the units of actual services received and consumed by the end line customer by the agreed upon rates for said services.

The Company’s performance obligations are to its franchisees. Because its franchisees receive and consume the benefits of its services simultaneously, the Company’s performance obligations are typically satisfied when its services are provided. The Company does not require payment prior to the delivery of service. It allocates the royalty fee to the services it provides to the franchisees in the franchise agreement. It recognizes revenue upon the sale made by the franchisee to the end of the line customer. This is by reviewing sales made by franchisees.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

F-42

HIRE QUEST, LLC

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2018 and 2017 (Audited)

and For the Three Months Ended March 31, 2019

and 2018 (Information and amounts are unaudited)

Note 1 – Nature of Business and Summary of Significant Accounting Policies - continued

Cash

For purposes of the statements of cash flows, the Company considers all highly liquid investments available for current use with a maturity of three months or less to be cash equivalents.

Fair value of financial instruments

The carrying amounts reflected in the balance sheets for cash, accounts and notes receivable, accounts payable, and notes payable approximate the respective fair values due to the short maturities of those instruments.

Advertising Expense

Advertising expense is charged to income during the year in which it is incurred. Advertising expense for the years ended December 31, 2018 and 2017 and for the three months ended March 31, 2019 and 2018 was $6,619, $18,637, $4,822, and $3,332, respectively.

Income Taxes

The Company is treated as a partnership for federal income tax purposes. Consequently, federal income taxes are not payable or provided for by the Company. The member is taxed individually on their pro rata ownership share of the Company’s earnings. The Company’s net income or loss is allocated among the member in accordance with the Company’s operating agreement.

Concentration of risks

Financial instruments that potentially subject the Company to credit risk consist principally of trade and notes receivables. In general, the Company extends credit terms to its customers and franchisees on an unsecured basis.

F-43

HIRE QUEST, LLC

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2018 and 2017 (Audited)

and For the Three Months Ended March 31, 2019

and 2018 (Information and amounts are unaudited)

Note 2 – Analysis of Franchise Locations

At December 31, 2018 the Company had ninety-seven (97) franchise locations under sixty-nine (69) franchise agreements and one (1) Company owned location.

The following is an analysis of changes in the number of franchised and owned branch locations:

	December 31,		March 31,
	2018	2017	2019	2018
			(unaudited)
Franchised branches:
In operation, beginning of year	79	72	97	79
Franchises opened or acquired during the year	21	12	2	(1)
Franchises closed	(3)	(5)	(2)	7
In operation, end of year	97	79	97	85

Note 3 – Related Party Transactions

The nature of related parties to the Company for which there were material transactions are as follows.

The Company shares common ownership with Hire Quest Financial LLC (HF), Hire Quest Insurance LLC (HQI), Hire Quest LTS (LTS) and Quadrant Enterprises LLC (QE).

E. Jackson, a member of the Company is majority owner of Jackson Insurance Agency and he and R. Hermanns own a majority of Bass Underwriters.

Members of the Company owned fifty of the ninety-seven, thirty-nine of the seventy-nine, fifty-four of the ninety-seven, and thirty-nine of the eighty-five franchisee branch locations at December 31, 2018 and 2017 and at March 31, 2019 and 2018, respectively. Relatives of Company members owned twenty-seven, eighteen, thirty-two, and twenty franchise locations at December 31, 2018 and 2017 and at March 31, 2019 and 2018 respectively.

Hire Quest Resources, Inc. (HRI) offers information technology services and is owned 50% by the members of the Company.

F-44

HIRE QUEST, LLC

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2018 and 2017 (Audited)

and For the Three Months Ended March 31, 2019

and 2018 (Information and amounts are unaudited)

Note 3 – Related Party Transactions – continued

Hire Quest Financial LLC (HF)

Prior to March 20, 2018, the Company had an agreement with HF to provide finance and insurance related services and a line of credit (see note 4). The management fees which includes the interest charge on the line of credit are 2% of the franchisee’s sales or $249,292 and $3,400,355 for 2018 and 2017, respectively and are included in the statement of income and members’ capital.

During the year ended December 31, 2018, the Company transferred to HF accounts and notes receivable from franchisees in the amount of $1,764,917 and investments, property, and equipment in the amount of $599,670. Of the notes receivables transferred in 2018, $1,040,000 were transferred during the three months ended March 31, 2018. During the three months ended March 31, 2019, the Company transferred to HF property in the amount of $13,815.

At December 31, 2018 and 2017 and March 31, 2019 and 2018, the Company owes HF $6,756,304, $4,715,634, $6,489,396, and $3,676,552, respectively.

Hire Quest Insurance LLC (HQI)

HQI is a commonly owned captive insurance company. Effective March 1, 2010, the Company purchased a deductible reimbursement insurance policy from HQI to cover losses up to the $500,000 deductible on a workers’ compensation policy the Company has with their insurance carrier.

Premiums paid by the Company to HQI for workers compensation insurance on the franchisee’s behalf during the year ended December 31, 2018 and 2017 and the three months ended March 31, 2019 and 2018 were $7,453,030, $6,907,517, $1,781,451, and $1,709,482, respectively. Amounts due to HQI at December 31, 2018 and 2017 and March 31, 2019 and 2018 for workers compensation related matters were $681,811, $631,299, $732,635, and $552,209, respectively.

Hire Quest LTS (LTS)

Hire Quest LTS is a commonly owned organization which employed Company personnel during the year. Payroll service fees paid to LTS during the year ended December 31, 2018 and 2017 and the three months ended March 31, 2019 and 2018 were $38,077, $28,944, $6,941, and $9,347, respectively and amounts due to/(from) LTS were $85,417, $ 17,044, $206,558, and $(147,409) as of December 31, 2018 and 2017 and March 31, 2019 and 2018, respectively.

F-45

HIRE QUEST, LLC

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2018 and 2017 (Audited)

and For the Three Months Ended March 31, 2019

and 2018 (Information and amounts are unaudited)

Note 3 – Related Party Transactions – continued

Quadrant Enterprises LLC (QE)

Quadrant Enterprises LLC is a commonly owned professional employer organization. At December 31, 2017, amounts due from QE were $235,137. There were no amounts due to or from QE at December 31, 2018, March 31, 2019, or March 31, 2018.

Hire Quest Resources, Inc. (HRI)

Amounts due from HRI at December 31, 2018 and 2017 and March 31, 2019 and 2018 were $147,496, $403,496, $11,496, and $969,496, respectively. This balance was paid off subsequent to year end.

Jackson Insurance Agency and Bass Underwriters

Jackson Insurance Agency handles the Company and its franchises’ property and casualty insurance. Premiums paid during the years ended December 31, 2018 and 2017 and three months ended March 31, 2019 and 2018 were $211,544, $146,311, $239,633, and $185,966 respectively.

Members

Transactions and balances regarding franchisees majority owned by members and relatives of members at and for the years ended December 31, 2018 and 2017 and at and for the three months ended March 31, 2019 and 2018 are included in the accompanying financial statement captions as follows:

	2018	2017	3/31/19	3/31/18
			(unaudited)
Due to(from) franchisees (balance sheet liability)	$(254,943)	$(770,173)	$146,574	$93,556
Franchise royalties (income statement revenue)	$5,900,637	$5,254,403	$1,755,410	$1,500,658
Risk Management Incentive Program for franchisees	$988,562	$948,282	$1,430,565	$1,122,818

Note 4 – Debt

On March 20, 2018, the Company entered into a line of credit agreement with a financial institution with maximum borrowings of $5,000,000, interest at 1.75% above the one-month LIBOR rate (3.179% at December 31, 2017) and a maturity date of April 30, 2021. The line is collateralized by substantially all Company assets and contains certain restrictive covenants. There were no borrowings on the line of credit at December 31, 2018 or March 31, 2018, and there was $743,453 borrowed as of March 31, 2019.

F-46

HIRE QUEST, LLC

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2018 and 2017 (Audited)

and For the Three Months Ended March 31, 2019

and 2018 (Information and amounts are unaudited)

Note 4 – Debt - continued

Prior to March 20, 2018, the Company had a line of credit with HF (see note 3) with maximum borrowings of $16,000,000. The line was collateralized by substantially all Company assets and the personal guarantee of the CEO of the Company. In lieu of interest, use of the line of credit is included in the management fee of 2% of franchisee sales. Amounts due on the line of credit with HF were $4,715,634 as of December 31, 2017.

Note 5 - Employee Retirement Plan

The Company has a 401(k) Plan (the “Plan”) for employees meeting certain eligibility requirements. The plan allows eligible employees to make annual pre-tax contributions up to the lesser of 20% of their eligible compensation or the limit established by the Internal Revenue Service. Matching contributions to the employees’ account were $49,831, $47,524, $16,639, and $13,730 for the years ended December 31, 2018 and 2017 and the three months ended March 31, 2019 and 2018, respectively.

Under the Plan, the Company may also make discretionary non-elective contributions. For the years ended December 31, 2018 and 2017 and the three months ended March 31, 2019 and 2018 no discretionary non-elective contributions were made by the Company.

Note 6 – Correction of Prior Period Errors

Subsequent to the issuance of the Company’s financial statements as of December 31, 2017, management discovered financial statement errors that caused an overstatement of cash and franchise royalties since 2015. The cumulative effect of the change was an overstatement of December 31, 2016 (the beginning of the earliest period presented) previously reported members’ capital in the amount of $269,372. The error related to the improper reconciliation of the Company’s paycard bank account (included in balance sheet cash) used to fund the Company’s daily payroll requirements.

Additionally, management corrected certain other immaterial errors in property and equipment and accrued liabilities and reclassified certain current assets, current liabilities, and revenues.

F-47

Note 6 – Correction of Prior Period Errors - continued

The following summarizes the prior period adjustments referred to above for each period presented:

Balance Sheet Extracts

December 31, 2017

	Previously
	Reported	Correction	Restated
Cash	$594,702	$(318,781)	$275,921
Accounts receivable	22,809,506	(2,815,215)	19,994,291
Current liabilities	13,385,036	(2,812,359)	10,572,677
Members' capital	12,953,752	(321,637)	12,632,115

Statement of Income Extracts

December 31, 2017

	Previously
	Reported	Correction	Restated
Franchise royalties	$11,183,660	$(1,483,006)	$9,700,654
Service revenue	—	985,428	985,428
Labor services, owned location	598,994	(7,375)	591,618
Operating expenses	9,346,370	1,340,090	8,006,280
Other income (expenses)	824,971	(887,401)	(62,430)

Decrease in net income		(52,264)

F-48